As filed with Securities and Exchange Commission on July 18, 2001
REGISTRATION STATEMENT NO. 333-64538

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment

No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERITAGE CORPORATION

Co-registrants are listed on the following page
(Exact Name of Registrant as specified in Its Charter)

Maryland	1531	86-0611231
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6613 North Scottsdale Road, Suite 200 Scottsdale, Arizona (480) 998-8700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Larry W. Seay

Chief Financial Officer and
Vice President-Finance
6613 North Scottsdale Road, Suite 200
Scottsdale, Arizona
(480) 998-8700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Steven D. Pidgeon
J. Michael Christopher
Jeffrey E. Beck
Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, Arizona 85004
(602) 382-6000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

Monterey Homes Arizona, Inc.	Arizona	86-0844800
Meritage Paseo Crossing, LLC	Arizona	86-1006497
Monterey Homes Construction, Inc.	Arizona	86-0844802
Meritage Paseo Construction, LLC	Arizona	86-0863537
Meritage Homes of Arizona, Inc.	Arizona	86-1013006
Meritage Homes Construction, Inc.	Arizona	86-1021464
MTH-Texas GP, Inc.	Arizona	86-0875148
MTH-Texas LP, Inc.	Arizona	86-0875147
Legacy/ Monterey Homes L.P.	Arizona	91-1832213
Meritage Homes of Northern California, Inc.	California	86-0917765
Hancock-MTH Builders, Inc.	Arizona	86-1028847
Hancock-MTH Communities, Inc.	Arizona	86-1028848
Legacy Operating Company, L.P.	Texas	75-2929259

PROSPECTUS

OFFER TO EXCHANGE ITS 9.75% SENIOR NOTES

DUE 2011 WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT
FOR ANY AND ALL OF ITS
OUTSTANDING 9.75% SENIOR NOTES DUE 2011

($165,000,000 PRINCIPAL AMOUNT OUTSTANDING AT MATURITY)

OF
MERITAGE CORPORATION

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 20, 2001, UNLESS EXTENDED.

      We are offering to exchange our 9.75% senior notes due 2011 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended, for the identical principal amount of our outstanding 9.75% senior notes due 2011 (the “outstanding notes”). The aggregate principal amount at maturity of the outstanding notes, and therefore the principal amount at maturity of exchange notes which would be issued if all the outstanding notes were exchanged, is $165,000,000. The terms of the exchange notes will be identical with the terms of the outstanding notes, except that the issuance of the exchange notes is being registered under the Securities Act of 1933, as amended, and therefore the exchange notes will not be subject to restrictions on transfer which apply to the outstanding notes.

      The outstanding notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, or outside the United States in compliance with Regulation S under the Securities Act. The exchange offer is being made in accordance with a registration rights agreement dated May 30, 2001 among us, the guarantors named in the agreement, UBS Warburg LLC and Deutsche Banc Alex. Brown Inc. Based on interpretations by the staff of the Securities and Exchange Commission, we believe a holder (other than a broker-dealer who acquired outstanding notes directly from us for resale or an affiliate of ours) may offer and sell exchange notes issued in exchange for outstanding notes without registration under the Securities Act and without the need to deliver a prospectus, if the holder acquired the exchange notes in the ordinary course of its business and the holder has no arrangement to participate, and is not otherwise engaged, in a distribution of the exchange notes.

      Prior to the exchange offer, there has been no public market for the exchange notes. We do not currently intend to list the exchange notes on a securities exchange or seek approval for quotation of the exchange notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the exchange notes will develop.

      The exchange agent for the exchange offer is Wells Fargo Bank, National Association.

       See “Risk Factors,” which begin on page 13, for a discussion of certain factors that should be considered in evaluating the exchange offer.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 18, 2001.

ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules to it. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with it we file periodic reports and other information with the Commission relating to our business, financial statements and other matters. The registration statement, its schedules and exhibits and the periodic reports and other information filed by us with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The Commission’s Web site can be accessed on the Internet at http://www.sec.gov. If you would like to request any documents, please do so five days before you make your investment decision.

      Our obligations under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if our common stock and exchange notes are each held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the exchange notes remain outstanding we will furnish to the holders of the exchange notes, and if required by the Exchange Act, file with the Commission, all annual, quarterly and current reports that we are or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any the outstanding notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of outstanding notes or beneficial owner of outstanding notes in connection with a sale of them.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

FORWARD-LOOKING STATEMENTS

      Certain of the matters discussed in this prospectus may constitute forward-looking statements. In general, “forward-looking statements” can be identified by use of words such as “expect,” “believe,” “estimate,” “project,” “forecast,” “anticipate,” “plan” and similar expressions. In this prospectus, forward-looking statements address such matters as, but are not limited to, projections of revenues, income or loss, anticipated benefits of the Hancock acquisition, capital expenditures, plans for future operations, financing needs, the impact of changes in interest rates, projected job growth and economic conditions in our housing markets, plans relating to our new products or services, potential real property acquisitions and new or planned development projects, as well as assumptions related to the foregoing. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those factors described under the caption “Risk Factors” and other statements in this prospectus, including the notes to our financial statements and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

i

      Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Due to these inherent uncertainties, current or potential investors in our securities are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time.

MARKET DATA

      Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

ii

PROSPECTUS SUMMARY
RISK FACTORS
THE HANCOCK ACQUISITION
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MARKET OVERVIEW
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
THE EXCHANGE OFFER
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SUBSIDIARY GUARANTORS
INDEX TO FINANCIAL STATEMENTS
S-4/A
ex-99.1

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, especially the risks of investing in the notes discussed under the “Risk Factors” section beginning on page 13. Unless the context otherwise requires, all references to “Meritage,” “we,” “us” or “our” include Meritage Corporation and its subsidiaries and predecessors as a combined entity. All references to “Hancock” or “Hancock Communities” mean the operating entities comprising the homebuilding and related assets of HC Builders, Inc. and Hancock Communities, L.L.C. All references to the “notes” include both the outstanding notes and the exchange notes. Unless otherwise indicated or the context otherwise requires, all information or data presented on a pro forma basis takes into account the combined operations or results of Meritage and Hancock.

THE COMPANY

      We are a leading designer and builder of single-family homes in the rapidly growing Sunbelt states of Texas, Arizona and California. We focus on providing a broad range of entry-level, move-up and luxury homes to our targeted customer base. We and our predecessors have operated in Arizona since 1985, in Texas since 1987 and in Northern California since 1989. To expand our presence in Arizona we acquired Hancock Communities, another well-established homebuilder that serves the entry-level and move-up markets in the Phoenix area, on May 30, 2001.

      We believe that the strong population, job and income growth as well as the favorable migration characteristics of our markets will continue to provide significant growth opportunities for us. According to U.S. Housing Markets, a leading real estate and homebuilding publication of the Meyers Group, four of our seven markets, Dallas/ Ft. Worth, Texas, Houston, Texas, Phoenix/ Scottsdale, Arizona and East San Francisco Bay (East Bay), California, are among or part of the top 15 national housing markets based on annual housing permits issued in 2000, with Dallas/ Ft. Worth and Phoenix/ Scottsdale comprising two of the top three markets. In addition, two of our other markets, Austin, Texas and Sacramento, California, are among the top 25.

      At March 31, 2001, we were actively selling homes in 57 communities, with base prices ranging from $100,000 to $790,000. We develop a design and marketing concept tailored to each community, which includes determination of size, style and price range of homes, street layout, size and layout of individual lots and overall community design. The home designs offered in a particular community depend upon many factors, including the housing generally available in the area, the needs of a particular market and our lot costs for the project.

      We focus on minimizing land risk by typically purchasing property only after full entitlements have been obtained and typically begin development or construction immediately after close. We acquire land primarily through rolling option contracts, allowing us to purchase individual lots typically on a non-recourse basis from third parties as our building needs dictate. These arrangements allow us to control lot inventory without incurring the risks of land ownership or financial commitments other than relatively small non-refundable deposits. At March 31, 2001, we controlled 8,042 housing lots, of which approximately two-thirds were controlled through rolling options, and which we believe represent approximately a three and one-half year supply.

      We have consistently achieved strong financial results while maintaining conservative fiscal policies. From 1997 to 2000, we achieved compounded annual growth rates in revenues and EBITDA of 51.5% and 58.2%, respectively. For the twelve months ended March 31, 2001, our revenues were $544.8 million and our EBITDA was $74.5 million. On a pro forma basis, for the twelve months ended March 31, 2001, our revenues were $712.7 million and our EBITDA was $93.1 million. At March 31, 2001, on a pro forma basis, our ratio of total debt to EBITDA was 2.07 to 1 and our ratio of EBITDA to interest incurred was 5.01 to 1.

      We believe that we are well positioned for future growth. Our backlog increased to 1,470 homes with a value of $370.7 million at March 31, 2001, up from 1,074 homes with a value of $256.7 million at March 31, 2000, a 44% increase in dollars, and up from 1,246 homes with a value of $309.9 million at December 31, 2000. On a pro forma basis, our backlog was 2,057 homes with a value of $472.9 million as of March 31, 2001. New home orders increased to 2,480 homes with a value of $604.4 million in 2000, up from 1,840 homes with a value of $388.2 million in 1999, a 56% increase in dollars. New home orders were 740 homes with a value of $176.9 million in the quarter ended March 31, 2001, up from 629 homes with a value of $148.9 million in the comparable 2000 period, a 19% increase in dollars. On a pro forma basis, new home orders were 1,117 homes with a value of $244.3 million in the first three months of 2001 and 3,447 homes with a value of $769.9 million in the year ended December 31, 2000.

RATIO OF EARNINGS TO FIXED CHARGES

						Three Months
Years Ended December 31,						Ended March 31,

2000	1999	1998	1997	1996		2001	2000

5.00x	4.28x	6.65x	3.60x	0.18x	(1)	3.54x	3.70x

For the purpose of computing the ratio of earnings to fixed charges “earnings” consist of earnings before income taxes and extraordinary item plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense including amortization of deferred debt costs, one-half of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(1)	For the year ended December 31, 1996, earnings were inadequate to cover fixed charges by approximately $3.4 million, since the 1996 results are those of our predecessor company (Homeplex Mortgage Investment Co.) and our operations were substantially different than our current homebuilding operations. See Exhibit 12.1 for calculation of ratio of earnings to fixed charges for all periods presented.

MARKET OVERVIEW

      The following is a brief overview of the favorable economic and demographic trends in the states in which we operate, the three rapidly growing Sunbelt states of Texas, Arizona and California.

      These states have experienced compound annual growth rates (CAGR) in population, employment and single-family housing starts that generally exceed the overall rate in the U.S. We believe the growth characteristics of the markets in which we operate represent a significant opportunity for us. The following table, which was derived from data compiled by Standard & Poor’s Data Resources, Inc. (DRI) from U.S. Census Bureau statistics, presents the historical and projected CAGR for these three metrics for the U.S., Texas, Arizona and California for the periods indicated:

					Single-Family
	Population		Employment		Housing Starts

	1996-2000	2001-2005	1996-2000	2001-2005	1996-2000	2001-2005
	CAGR (%)	CAGR (%)	CAGR (%)	CAGR (%)	CAGR (%)	CAGR (%)

U.S.	0.9	0.9	1.8	1.2	2.5	1.0

Texas	1.7	1.5	2.2	1.8	6.1	1.4

Arizona	2.5	2.5	2.5	2.8	3.4	(1.8)

California	1.4	1.2	3.0	1.5	8.8	5.4

COMPETITIVE STRENGTHS

      We believe we possess the following competitive strengths:

• Conservative inventory management. We seek to minimize land and inventory risk in order to optimize our use of capital and maintain low leverage ratios. We tend to purchase land subject to complete entitlements and develop smaller parcels, generally projects that can be completed within a three-year period. Approximately two-thirds of our land inventory is controlled through rolling options with relatively minimal deposit commitments. In addition, we actively manage our housing inventory by pre-selling substantially all of our homes prior to starting construction, limiting speculative home construction and minimizing our construction cycles. We also obtain customer deposits on pre-sold homes prior to beginning construction to limit cancellations prior to closing.

• Disciplined financial management. We believe that our disciplined financial management policies enable us to achieve above-average returns on assets and maintain low leverage ratios. Our EBITDA to average book capital ratio was 36.2%, 27.8% and 40.5% in 2000, 1999 and 1998, respectively, exceeding the average of 26.4%, 25.1% and 21.6% for the top 15 publicly traded homebuilders during those periods, based on market capitalization. At March 31, 2001, on a pro forma basis, our ratio of total debt to EBITDA was 2.07 to 1, which we believe is relatively low for our industry. Our rigorous investment requirements for land acquisition enable us to deploy capital more efficiently and to preserve more cash flow for debt service.

• Superior margins. Our focus on achieving high margins results in greater profitability during strong economic periods and also enables us to realize lower break-even points and higher pricing flexibility during slower economic periods. Along with maintaining low overhead costs, we actively manage construction costs and our pricing and marketing strategies in order to maximize margins. We seek to optimize our mix of available housing upgrades and customization features to offer the highest value to customers at the lowest cost. We also provide our sales and marketing professionals with the autonomy and flexibility needed within our pricing structure to respond rapidly to competitive offerings in our markets by customizing our marketing programs and incentives. Our EBITDA margin in 2000 was 13.3%, exceeding the average of 11.5% for the top 15 publicly traded homebuilders.

• Experienced management team with significant equity ownership. Our senior management team has extensive experience in the homebuilding industry as well as in each of the local markets that we serve. Our co-chief executive officers and senior executives average over 15 years of homebuilding experience and each has a successful track record of delivering superior results in varying homebuilding cycles. In addition, our co-chief executive officers together beneficially own over 30% of our outstanding common stock.

• Product breadth. We believe that our product breadth and geographical diversity enhance our growth potential and help to reduce exposure to economic cycles. In Arizona, we are a leader in the luxury market, which is characterized by unique communities and distinctive luxury homes, and also serve the first and second-time move-up markets. With the acquisition of Hancock Communities, we will expand our presence in Arizona in the move-up markets and enter the entry-level market. In addition, beginning in 2002, we plan to introduce affordable age-restricted adult communities, through Hancock, to further expand our housing offerings in Arizona. In Texas, we target the entry-level and first and second-time move-up markets, and in Northern California we focus on the first and second-time move-up markets.

• Strong brand recognition. We have operated in Arizona as Monterey Homes since 1985 and also, more recently, as Meritage Homes in our move-up markets, in Texas as Legacy Homes since 1987 and, through an acquisition in Northern California, as Meritage Homes since 1998. In each of these markets, we are widely recognized for providing quality homes in desirable locations and are well regarded both by our target customer base and by the real estate brokerage community. Hancock is also a widely recognized name in the homebuilding market in Phoenix. We believe that our strong brand recognition and superior reputation enable us to maintain strong sales growth and demand for our homes.

BUSINESS STRATEGY

      We seek to distinguish ourselves from other production homebuilders and to respond rapidly to changing market conditions through a business strategy focused on the following:

• Focus on high growth markets. Our seven housing markets are located in three rapidly growing Sunbelt states. These markets are characterized by high job growth and in-migration trends, creating strong demand for new housing. For example, our Phoenix/Scottsdale, Arizona, Dallas/Ft. Worth, Houston and Austin, Texas markets have been among the nation’s leaders in the past several years in job growth and net population increases, resulting in strong housing demand in those areas. Our East Bay and Sacramento, California markets have participated in and are poised to lead future growth in the strong Northern California market.

• Maintain low cost structure. Throughout our history, we have focused on minimizing construction costs and overhead, and we believe this focus is a key factor in maintaining high cash flow margins and profitability. We seek to reduce costs by:

†	using subcontractors to carry out home construction and site improvement on a fixed-price basis;

†	obtaining favorable pricing from subcontractors through long-term relationships and high volume;

†	reducing interest carry by minimizing our inventory of unsold or speculative homes and shortening the home construction cycle;

†	generally beginning construction on a home only after a satisfactory earnest money deposit is received and mortgage approval has been obtained by the buyer;

†	minimizing overhead by centralizing certain administrative activities; and

†	monitoring homebuilding production, scheduling and budgeting through management information systems.

• Superior design, quality and customer service. We believe we maximize customer satisfaction by offering homes that are built with quality materials and craftsmanship, exhibit distinctive design features and are situated in premium locations. We believe that we generally offer higher caliber homes in their defined price range or category compared to those built by our competitors. In addition, we are committed to achieving the highest level of customer satisfaction as an integral part of our competitive strategy. As part of the sales process, our experienced sales personnel assist customers with upgrade and customization options. During the sales process our sales personnel keep customers informed of their home’s construction progress. After delivery, our customer care departments respond to any questions or follow-up matters a customer may have.

• Expansion in new and existing markets. Depending on market conditions, we may explore expansion opportunities in new or existing markets where we see an ability to exploit a competitive advantage. Expansion may occur through internal growth, start-up operations or strategic acquisitions of existing homebuilders. In pursuing expansion, we will look for markets with demographic and other growth characteristics similar to our current markets and will pursue the acquisition of entities with operating policies and cash flow-and earnings-focused philosophies similar to ours. As described below, through our acquisition of Hancock Communities, we are increasing our presence in the Arizona move-up markets, entering the entry-level market and, in 2002, plan to enter the affordable age-restricted adult community market. We are not currently in negotiations or material discussions with any other acquisition candidates.

HANCOCK ACQUISITION

      On May 30, 2001 we acquired substantially all of the homebuilding and related assets of HC Builders, Inc. and Hancock Communities, L.L.C. The purchase price was $65.4 million in cash, plus the assumption of trade payables, accrued liabilities, customer deposit liabilities and a note, which at closing were $11.3 million in the aggregate. In addition, we granted to Greg Hancock, the founder of Hancock Communities, an earn-out, payable over three years, equal to 20% of Hancock’s pre-tax net income after a 10.5% charge on capital. Hancock designs, builds and markets a wide range of high-quality homes in the Phoenix, Arizona area with a focus on serving the entry-level and move-up single-family housing markets and is currently developing affordable age-restricted adult communities. We believe that Hancock complements our existing operations and offers significant opportunities for us to realize market and product synergies. Among other benefits, the Hancock acquisition will increase the breadth of our demographic market and increase our revenues, earnings and cash flow streams while also providing us with an efficient entry into the entry-level and affordable age-restricted adult community markets in Arizona. During 2000, Hancock closed 1,143 homes at an average selling price of $160,700, resulting in total revenues of $183.7 million and EBITDA of $16.9 million. See “The Hancock Acquisition.”

      Our principal executive office in Arizona is located at 6613 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85250, and our telephone number there is (877) 400-7888. Our principal executive office in Texas is located at 4050 West Park Boulevard, Plano, Texas 75093, and our telephone number there is (800) 210-6004.

ISSUANCE OF THE OUTSTANDING NOTES

      The outstanding $165 million principal amount senior notes due 2011 were sold by us to UBS Warburg LLC and Deutsche Banc Alex. Brown Inc., as initial purchasers, on May 30, 2001 pursuant to a purchase agreement, dated May 22, 2001, between the initial purchasers and us. The initial purchasers subsequently resold the outstanding notes in reliance on Rule 144A and Regulation S under the Securities Act. We and the initial purchasers also entered into a registration rights agreement pursuant to which we agreed to offer to exchange the exchange notes registered under the Securities Act for the outstanding notes and also granted holders of outstanding notes rights under some circumstances to have resales of outstanding notes registered under the Securities Act. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. See “The Exchange Offer — Purposes and Effects.”

      The outstanding notes were issued under an indenture dated as of May 30, 2001, between Meritage Corporation, its subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. The exchange notes also are being issued under the indenture and are entitled to the benefits of the indenture. The form and terms of the exchange notes will be identical in all material respects with the form and terms of the outstanding notes, except that (1) the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transferring them, and (2) holders of exchange notes will not be, and upon the completion of the exchange offer, holders of outstanding notes will no longer be, entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. The exchange offer will be deemed completed upon the delivery by us to the exchange agent under the indenture of exchange notes in the same aggregate principal amount as the aggregate principal amount of outstanding notes that are validly tendered and not withdrawn by holders of them in response to the exchange offer. See “The Exchange Offer — Termination of Certain Rights” and “— Procedures for Tendering” and “Description of the Exchange Notes.”

      The proceeds we received from the issuance of the outstanding notes were used to (1) effect our acquisition of Hancock, (2) repay a portion of our outstanding debt and (3) pay related fees, commissions and expenses. We will receive no proceeds from completion of the exchange notes for the outstanding notes pursuant to the exchange offer.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our 9.75% senior notes due 2011 for identical principal amounts of our outstanding 9.75% senior notes due 2011. At the date of this prospectus, $165 million principal amount at maturity of outstanding notes are outstanding. See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration of the Exchange Offer	5:00 p.m., New York time, on August 20, 2001, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See “The Exchange Offer — Expiration Date; Extension; Termination; Amendments.”

Conditions of the Exchange Offer	The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions of the Exchange Offer.”

Accrued Interest on the Outstanding Notes	The exchange notes will bear interest at the rate of 9.75% per annum from and including their date of issuance. When the first interest payment is made with regard to the exchange notes, we will also pay interest on the outstanding notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid (if applicable) to, but not including, the day the exchange notes are issued. Interest on the outstanding notes which are exchanged will cease to accrue on the day prior to the day on which the exchange notes are issued. The interest rate on the outstanding notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See “Description of the Exchange Notes.”

Procedures for Tendering the Outstanding Notes	A holder of outstanding notes represented by physical certificates who wishes to accept the exchange offer must complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal, and deliver the letter of transmittal, or facsimile, together with the outstanding notes and any other required documentation to the exchange agent at the address set forth in “The Exchange Offer — Exchange Agent.” A holder of outstanding notes held through the Depository Trust Company (“DTC”) may tender their notes through DTC’s Automated Tender Offer Program. See “The Exchange Offer — Procedures for Tendering.” By executing a letter of transmittal or by tendering through DTC’s Automated Tender Offer Program, a holder will represent to us that, among other things, the person acquiring the outstanding notes will be doing so in the ordinary course of the person’s business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the exchange notes and that neither the holder nor any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	Eligible holders of outstanding notes who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their outstanding notes according to the guaranteed delivery procedures described in the letter of transmittal. See “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all outstanding notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

The Exchange Agent	Wells Fargo Bank, National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent.”

Fees and Expenses	We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of outstanding notes or exchange notes by the holder). See “The Exchange Offer — Fees and Expenses.”

Resales of the Exchange Notes	Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the exchange notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which outstanding notes were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “The Exchange Offer — Purposes and Effects.”

Federal Income Tax Consequences	The exchange offer is not expected to be treated as a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

THE EXCHANGE NOTES

      The exchange offer applies to $165 million aggregate principal amount of outstanding senior notes due 2011. The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which both the outstanding notes were, and the exchange notes will be, issued. See “Description of the Exchange Notes.”

Issuer	Meritage Corporation.

Securities Offered	$165,000,000 aggregate principal amount of 9.75% senior notes due 2011 that have been registered under the Securities Act. The form and term of the exchange notes are identical in all material respects to the form and terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except for certain transfer restrictions and registration rights relating to the outstanding notes and except for certain provisions providing for an increase in the interest rate on the outstanding notes under circumstances relating to the exchange offer. Unless the context otherwise requires, the outstanding notes and the exchange notes are sometimes referred to in this prospectus as the “notes.” See “Description of the Exchange Notes.”

Maturity Date	June 1, 2011.

Interest	The notes will accrue interest from the date of their issuance at the rate of 9.75% per year. Interest on the notes will be payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2001.

Sinking Fund	None.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after June 1, 2006, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued interest.

In addition, at any time prior to June 1, 2004, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 109.75% of the principal amount thereof, plus accrued interest, provided that:

• at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such equity offering.

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued interest.

Ranking and Guarantees	The outstanding notes are, and exchange notes will be, senior unsecured obligations. All of our existing subsidiaries (other than our mortgage broker subsidiary) and certain of our future subsidiaries will guarantee the exchange notes on a senior unsecured basis.

The notes will rank equally with all of our and our guarantors’ existing and future senior unsecured debt.

The exchange notes will rank senior to all of our and our guarantors’ debt that is expressly subordinated to the exchange notes, but will be effectively subordinated to all of our and our guarantors’ senior secured indebtedness to the extent of the value of the assets securing that indebtedness. As of March 31, 2001, on a pro forma basis, we and the guarantors would have had $27.6 million of senior secured indebtedness outstanding and approximately $43 million of additional senior secured indebtedness available to be borrowed under our credit facilities, subject to compliance with our financial and other covenants and terms of our loan agreements.

Consolidated Tangible Net Worth	If our consolidated tangible net worth falls below $60.0 million for any two consecutive fiscal quarters, we will be required to make an offer to purchase up to 10% of the notes then outstanding at a purchase price equal to 100% of the principal amount, plus accrued interest.

Restrictive Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

• incur additional indebtedness or liens;

• pay dividends or make other distributions or repurchase or redeem our stock;

• make investments;

• sell assets;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Exchange Notes” in this prospectus.

Absence of a Public Market	The exchange notes will be a new issue of securities and there is currently no established market for them. The exchange notes, if issued, will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The outstanding notes are eligible for trading in The PORTAL Market.

Use of Proceeds	We will receive no proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer. The net proceeds we received from the outstanding notes were used to (1) effect our acquisition of Hancock, (2) repay a portion of our outstanding debt and (2) pay related fees, commissions and expenses.

Trustee	Wells Fargo Bank, National Association.

RISK FACTORS

      You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 13 and all the other information provided to you in this prospectus in deciding whether to invest in the notes.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      The following table sets forth summary unaudited pro forma combined financial and other data for the year ended December 31, 2000, the three-month period ended March 31, 2001, the twelve-month period ended March 31, 2001 and as of March 31, 2001. This data gives effect to our acquisition of Hancock Communities, the issuance of the outstanding notes (the “offering”), the repayment of certain indebtedness and the payment of fees, commissions and expenses, as described under “Use of Proceeds,” and other adjustments described under “Unaudited Pro Forma Combined Financial Statements.” This data has been derived from Meritage’s audited and unaudited consolidated financial statements, Hancock’s audited and unaudited financial statements, and the unaudited pro forma combined financial statements appearing elsewhere in this prospectus, and should be read in conjunction with such financial statements and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

		Three Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	March 31,	March 31,
	2000	2001	2001

	(dollars in thousands)

Pro Forma Combined Statement of Earnings Data:

Total sales revenue	$704,118	$135,187	$712,667

Total cost of sales	(558,964)	(106,894)	(562,738)

Selling, general and administrative expenses	(75,619)	(15,715)	(76,346)

Earnings before income taxes	69,535	12,578	73,583

Income taxes	(26,113)	(5,009)	(27,923)

Net earnings	$43,422	$7,569	$45,660

Diluted earnings per common share	$7.60	$1.31	$8.00

Other Pro Forma Combined Financial Data:

EBITDA(1)	$88,867	$16,388	$93,120

EBITDA margin(2)	12.62%	12.12%	13.07%

Interest amortized to cost of sales and interest expense	$14,305	$2,610	$14,396

Depreciation and amortization	$5,027	$1,200	$5,141

Interest incurred(3)			$18,583

Ratio of EBITDA to interest incurred			5.01x

Ratio of total debt to EBITDA			2.07x

Ratio of net debt to EBITDA			2.00x

Ratio of earnings to fixed charges(4)	3.40x	2.48x

Pro Forma Combined Operating Data:

Homes closed	3,370	585	3,267

Homes ordered	3,447	1,117	3,551

Average sales price of homes closed	$207.4	$230.1	$216.6

Average sales price of homes ordered	$223.4	$218.7	$225.5

Backlog at end of period(5)	$363,148	$472,858	$472,858

Backlog at end of period (homes)(5)	1,525	2,057	2,057

At March 31,
2001

(in thousands)

Pro Forma Combined Balance Sheet Data:

Cash and cash equivalents	$6,359

Real estate under development	$290,620

Total assets	$379,188

Total debt	$192,579

Stockholders’ equity	$128,150

(1)	EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies necessarily calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(2)	EBITDA margin is calculated by dividing EBITDA by total sales revenue.

(3)	Interest incurred is the amount of interest paid and accrued (whether expensed or capitalized) during such period, including debt-related fees and amortization of deferred financing costs.

(4)	For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of earnings before income taxes and extraordinary item plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense including amortization of deferred debt costs, one-half of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(5)	Represents homes under contract but not yet closed at the end of the period.

RISK FACTORS

      You should consider carefully the information set forth in this section along with all the other information provided to you or incorporated by reference in this prospectus in deciding whether to invest in the notes.

Risks Relating to Meritage

      The homebuilding industry is cyclical and downturns in the industry or the economy could negatively affect our business, financial operating results and the value of the notes.

      The homebuilding industry is cyclical and is significantly affected by changes in economic and other conditions, such as employment levels, migration trends, availability of financing, interest rates and consumer confidence. These factors can negatively affect the demand for and pricing of our homes. The occurrence or continuation of any of the above items and the items described below could have a negative impact on our business and adversely affect the value of the notes. Homebuilders are also subject to various risks, many of which are outside their control, including delays in construction schedules, cost overruns, changes in governmental regulations, increases in real estate taxes and other local government fees, and availability and cost of land, materials and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, the materials are subject to periodic price fluctuations.

      The homebuilding industry is also subject to the potential for significant variability and fluctuations in real estate availability and values, as evidenced by the changes in real estate prices in recent years in Texas, Arizona and Northern California. Write-downs of our land inventories could occur if market conditions deteriorate and these write-downs could be material in amount. Write-downs may occur if we purchase land at higher prices during stronger economic cycles and the value of that land subsequently declines during slower economic cycles.

      Our operating results may fluctuate, which may cause a decline in the value of the notes.

      We historically have experienced, and expect to continue to experience, variability in home sales and EBITDA on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Fluctuations in our results could cause the value of the notes to decline. Factors that contribute to this variability include:

•	timing of home deliveries and land sales;

•	our ability to acquire additional land or options for additional land on acceptable terms;

•	conditions of the real estate market in areas where we operate and of the general economy;

•	the cyclical nature of the homebuilding industry, changes in prevailing interest rates and the availability of mortgage financing;

•	costs and availability of materials and labor; and

•	delays in construction schedules due to strikes, adverse weather, acts of God, reduced subcontractor availability and governmental restrictions.

      Increases in interest rates and the reduced availability of mortgage financing may cause our sales and profitability to decrease.

      In general, housing demand is adversely affected by increases in interest rates and housing costs and the unavailability of mortgage financing. We believe that some of our second-time move-up and luxury home customers have been less sensitive to interest rate fluctuations than other homebuyers. However, most of our buyers finance their home purchase through third-party lenders providing mortgage financing. If mortgage interest rates increase and, consequently, the ability of prospective buyers to finance home purchases is adversely affected, home sales, gross margins and cash flow may also be adversely impacted and the impact may be material. Our homebuilding activities depend upon the availability and costs of mortgage financing for buyers of homes owned by our potential customers as those customers (move-up buyers) often need to sell their residences before they purchase our homes. Any reduction of financing availability could adversely affect home sales.

      Changes in federal income tax laws may also affect demand for new homes. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and on demand for our products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

      We may not be able to effectively compete in the homebuilding industry, which may cause the value of the notes to decline.

      The homebuilding industry is highly competitive. We compete for sales in each of our markets with national, regional and local developers and homebuilders, existing home resales and, to a lesser extent, condominiums and available rental housing. If we are unable to successfully compete, our financial results and growth could suffer and the value of, or our ability to service, the notes could be adversely affected. Some of our competitors have significantly greater financial resources or lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. Competition is expected to continue and become more intense, and there may be new entrants in the markets in which we currently operate and in markets we may enter in the future.

      Lack of greater geographic diversification could expose our business to increased risks if there are economic downturns in our markets.

      We have operations in Texas, Arizona and Northern California. Failure to be more geographically diversified could adversely impact us if the homebuilding business in our current markets should decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.

      We are subject to extensive government regulation, which could give rise to significant liabilities and costs or restrict our business, any of which could adversely impact the value of or our ability to service the notes.

      Regulatory requirements could cause us to incur significant liabilities and costs and could restrict our business activities. We are subject to local, state, and federal statutes and rules regulating certain development matters, including building and site design. We are subject to various fees and charges of government authorities designed to defray the cost of providing certain governmental services and improvements. We may be subject to additional costs and delays or may be precluded entirely from building projects because of “no growth” or “slow growth” initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. We must also obtain licenses, permits, and approvals from government agencies to engage in certain activities, the granting or receipt of which are beyond our control.

      We are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or geographic areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber.

      Our expansion could have a negative effect on our business.

      We may continue to consider growth or expansion of our operations in our current markets or in other areas of the country. There can be no assurance that we will be able to expand into new or existing markets without a material adverse effect on our cash flows or profitability. The magnitude, timing and nature of any future expansion will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. New acquisitions may result in the incurrence of additional debt. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the diversion of management’s attention from other business concerns, risks of entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

      The loss of our key personnel could harm our business.

      Our success largely depends on the continuing services of certain key employees and our continued favorable development depends on our ability to attract new personnel. Although we have entered into employment agreements with various key officers, loss of their services could harm our business.

      The unavailability or underperformance of subcontractors or suppliers could cause our operating results to decline.

      We conduct our construction operations only as a general contractor. Virtually all architectural and construction work is performed by unaffiliated third-party subcontractors. As a consequence, we are dependent upon the continued availability of and satisfactory performance by these subcontractors for the design and construction of our homes. There is no assurance that there will be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors. In addition, inadequate subcontractor resources could have a material adverse affect on our business.

      Increases in inflation could have a negative effect on our business.

      We, like other homebuilders, may be adversely affected during periods of high inflation, mainly because of higher land and construction costs. Also, higher mortgage interest rates may significantly affect the affordability of mortgage financing to prospective buyers. Inflation also increases our cost of financing, materials and labor and could cause our financial results or growth to decline, which could impact the value of the notes and the cash flow available to service the notes. We attempt to pass cost increases on to our customers through higher sales prices. To date, inflation has not had a material adverse effect on our results of operations; however, inflation could impact our future operating results.

      Utility shortages or pricing increases could harm our business.

      California, one of our homebuilding markets, has experienced widespread shortages and outages of electric utility service in recent periods, in addition to significantly increased utility costs. Similar shortages or pricing increases may occur in any of our other markets. Continued shortages or outages and increased pricing of electric utilities could cause us to incur significant additional costs or slow our planned growth, or could adversely affect regional economic factors such as job and population growth and new housing demand. Any of these factors could have a negative effect on our growth and cash flow.

      Our business could be adversely affected by natural disasters.

      We have significant homebuilding operations in Texas and Northern California. Some of our markets in Texas occasionally experience severe weather conditions such as tornadoes or hurricanes. Northern California has been heavily impacted at times by earthquakes, flooding, landslides and other natural disasters. We do not insure some of these risks. These conditions could cause us to incur damage to or losses of our homes under construction or our building lots that exceed our insurance and could cause significant construction delays or substantial fluctuations in the pricing or availability of building materials. Any of these events could cause a decrease in our revenues, cash flow and earnings, which could adversely affect the value of the notes or our ability to service the notes.

Risks Relating to the Acquisition of Hancock

      The integration of Hancock with our operations may present challenges.

      The integration of Hancock into our operations will involve a number of risks. In particular, the combined companies may experience attrition among management and personnel. The integration process could also disrupt the activities of our respective businesses. The combination of the two companies will require, among other things, coordination of management, administrative and other functions. Failure to overcome these challenges or any other problems encountered in connection with the acquisition of Hancock could cause our financial condition, results of operations and competitive position to decline.

      We may not achieve the anticipated benefits from the acquisition.

      We believe that the acquisition will enhance our market position in Arizona and expand our housing offerings. Our integration plan for the Hancock acquisition assumes certain synergies and other benefits. We cannot assure you that unforeseen factors will not offset the intended benefits of the acquisition in whole or in part.

Risks Associated with the Notes

      Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

      We have substantial indebtedness. As of May 31, 2001, we had $200.7 million of indebtedness. In addition, subject to restrictions in the indenture for the notes we are offering and our credit facilities, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

•	we have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we are more vulnerable to economic downturns and adverse developments in our business.

      We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our credit facilities and other debt from cash flow from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our credit facilities and the indenture, may restrict us from pursuing any of these alternatives.

      The notes are unsecured and effectively subordinated to our secured indebtedness.

      The notes are not and will not be secured. Our credit facilities are secured primarily by substantially all of our real estate under development. If we become insolvent or are liquidated, or if payment under any of these facilities or any of our other secured debt obligations is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. At March 31, 2001, on a pro forma basis, we had $27.6 million of senior secured indebtedness outstanding, including $22.7 million under our credit facilities, and approximately $43 million of additional unborrowed funds available to be borrowed under our credit facilities, subject to compliance with our financial and other covenants and terms of our loan agreements.

      The indenture for the notes and our credit facilities impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

      The indenture for the notes and our credit facilities impose significant operating and financial restrictions on us. These restrictions will limit the ability of us and our subsidiaries, among other things, to:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

      In addition, the indenture requires us to maintain a minimum consolidated tangible net worth and our credit facilities require us to maintain other specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

      We may not be able to satisfy our obligations to holders of the notes upon a change of control or a decline in our consolidated tangible net worth.

      Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued interest and liquidated damages, if any, to the date of purchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facilities. In addition, a change of control may constitute an event of default under our credit facilities. A default under our credit facilities could result in an event of default under the indenture if the lenders accelerate the debt under our credit facilities.

      In addition, if our consolidated tangible net worth falls below $60.0 million for any two consecutive fiscal quarters, we are required to make an offer to purchase up to 10% of the notes then outstanding at a price equal to 100% of the principal amount, together with any accrued interest and liquidated damages, if any, to the date of purchase. As of March 31, 2001, on a pro forma basis, our consolidated tangible net worth was $99.7 million.

      If either event occurs, we may not have enough assets to satisfy all obligations under our credit facilities and the indenture. In order to satisfy our obligations we could seek to refinance the indebtedness under our credit facilities and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

      The guarantees may be voided under specific legal circumstances.

      The outstanding notes are, and the exchange notes will be, guaranteed by all of our existing subsidiaries (other than our mortgage broker subsidiary) and certain future subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor’s unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued a guarantee of the notes:

•	it issued the guarantee to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and:

†	it was insolvent or rendered insolvent by reason of issuing the guarantee; or

†	it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

†	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to holders of the notes and the guarantees of the notes.

      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

      Based upon financial and other information currently available to us, we believe that the debt evidenced by the guarantees is being incurred for proper purposes and in good faith. We believe that the guarantors:

•	are solvent and will continue to be solvent after issuing the guarantees;

•	will have sufficient capital for carrying on the business we intend to conduct after this offering is completed; and

•	will be able to service their debts as they come due.

      There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

      The exchange notes will be a new issue of securities for which there is no established trading market. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the outstanding notes and the exchange notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the outstanding notes or exchange notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

      We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of outstanding notes that do not exchange them, the trading market for the notes following the offer to exchange the outstanding notes for exchange notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

      There may be adverse consequences to holders of outstanding notes that do not tender their outstanding notes pursuant to the exchange offer.

      The holders of outstanding notes that do not exchange them pursuant to this exchange offer will continue to be subject to restrictions on the transfer of the outstanding notes because the issuance of the outstanding notes was not registered under the Securities Act or registered or qualified under any state securities laws. We do not currently anticipate that, except in certain limited circumstances, we will register the outstanding notes under the Securities Act. To the extent that we exchange outstanding notes as a result of this exchange offer, the ability to trade untendered outstanding notes may be adversely affected.

THE HANCOCK ACQUISITION

      On May 30, 2001 we acquired substantially all of the homebuilding and related assets of HC Builders, Inc. and Hancock Communities, L.L.C. The purchase price was $65.4 million in cash, the assumption of trade payables, accrued liabilities, customer deposits and a note, totaling $11.3 million in the aggregate, and an earn-out payable over three years.

Hancock’s Business

      Hancock designs, manufactures and markets a wide range of high-quality homes in the Phoenix, Arizona area with a focus on serving the entry-level and move-up single-family housing markets, and is currently developing affordable age-restricted adult communities.

      Although Hancock Communities was formed in 1997, Greg Hancock, its founder, has been active in the Phoenix, Arizona homebuilding market since the 1970s, both in owning his own companies and in working for other homebuilders, including a publicly-held homebuilder. Hancock’s home closings grew rapidly from 153 homes in 1997 to 1,354 homes in 1999. In 2000, home closings totaled 1,143 homes. For the quarter ended March 31, 2001, home closings were 69 compared to 248 for the quarter ended March 31, 2000. Hancock’s 1999 closings reflected rapid sales in the initial phases at certain of its subdivisions, particularly for its entry-level homes, which depleted lot inventories available for sale in 2000 and the first half of 2001. At March 31, 2001, Hancock had 15 communities with 4,647 lots under its control on which homes could be built as compared to 1,049 lots at March 31, 2000. At March 31, 2001, backlog was 587 homes compared to 581 homes at March 31, 2000. Hancock’s homes are low- to medium-priced, with base prices ranging from $72,000 to $324,000. For the twelve months ended December 31, 2000, Hancock had revenue and EBITDA of $183.7 million and $16.9 million, respectively. The revenue and EBITDA for Hancock declined in 2000 compared to 1999, we believe, as a result of insufficient lot inventory. For the quarter ended March 31, 2001, Hancock had revenue and EBITDA of $18.5 million and $1.4 million, respectively.

      The tables below contain operating and financial data for Hancock’s homebuilding activities for the year ended December 31, 2000 and the three month period ended March 31, 2001.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2000	2001

	(dollars in thousands)
HOME SALES REVENUE
Total

Dollars	$183,651	$18,481

Homes closed	1,143	69

Average sales price	$160.7	$267.8
Move-up

Dollars	$100,417	$14,895

Homes closed	328	46

Average sales price	$306.1	$323.8
Entry-level

Dollars	$83,234	$3,586

Homes closed	815	23

Average sales price	$102.1	$155.9

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2000	2001

	(dollars in thousands)
SALES CONTRACTS
Total

Dollars	$165,459	$67,410

Homes ordered	967	377

Average sales price	$171.1	$178.8
Move-up

Dollars	$91,537	$35,645

Homes ordered	281	113

Average sales price	$325.8	$315.4
Entry-level

Dollars	$73,922	$31,765

Homes ordered	686	264

Average sales price	$107.8	$120.3

	At	At
	December 31,	March 31,
	2000	2001

NET SALES BACKLOG
Total

Dollars	$53,247	$102,177

Homes in backlog	279	587

Average sales price	$190.8	$174.1
Move-up

Dollars	$33,125	$53,876

Homes in backlog	103	170

Average sales price	$321.6	$316.9
Entry-level

Dollars	$20,122	$48,301

Homes in backlog	176	417

Average sales price	$114.3	$115.8

      The following table presents information regarding Hancock’s land owned or land under contract or option by home type as of March 31, 2001:

				Land Under Contract
	Land Owned(1)			or Option(1)

		Lots Under	Lots Held For		Lots Under	Lots Held For
	Finished	Development	Development	Finished	Development	Development
	Lots	(estimated)	(estimated)	Lots	(estimated)	(estimated)	Total

Move-up	108	859	—	150	213	—	1,330

Entry-level	55	—	—	362	—	—	417

Age-restricted	—	—	—	—	900	2,000	2,900

Total	163	859	—	512	1,113	2,000	4,647

(1)	Excludes lots with finished homes or homes under construction.

Reasons for the Acquisition

      We believe that Hancock complements our existing operations in Arizona and offers the following strategic and operating benefits:

•	Expand demographic reach and product offerings. The acquisition provides us with an operating platform to expand our operations in the move-up single-family housing markets, and to gain entry into the entry-level and affordable age-restricted adult markets in Arizona. Diversification of our demographic focus should also increase our resilience to economic downturns and other adverse conditions.

•	Acquire an additional revenue and cash flow stream. Hancock enjoys a reputation in the Phoenix homebuilding market for providing a well designed home at a good value. Hancock’s revenues were $183.7 million for the year ended December 31, 2000 and $167.9 million for the twelve months ended March 31, 2001. Hancock achieved EBITDA of $16.9 million for the year ended December 31, 2000 and $16.1 million for the twelve months ended March 31, 2001. Hancock management, like our management, has maintained a strong focus on earnings growth and conservative inventory management.

•	Acquire experienced management team. Hancock has an experienced management team with an average of 21 years of experience in the homebuilding industry for its top five managers. We anticipate that Hancock’s management will work together with our managers to share expertise in our respective entry-level and move-up homebuilding operations, as well as Hancock’s new affordable age-restricted adult community development operations.

Terms of the Acquisition

      We paid $65.4 million cash toward the purchase price, and we assumed $11.3 million in various trade payables, accrued liabilities, customer deposits and a note at closing. In addition, we granted to Greg Hancock an earn-out payable over a three-year period to create an incentive for Mr. Hancock to remain with us during that period. The earn-out payment will equal 20% of the pre-tax net income of Hancock after a 10.5% charge on capital during that period. Concurrently with the closing, Mr. Hancock signed an employment agreement, which included a covenant not to compete.

      The acquisition agreement contained customary representations, warranties and covenants. We may seek indemnification only up to $3 million, and then only for claims in excess of $100,000, in each case excluding claims with respect to retained liabilities and certain other matters.

USE OF PROCEEDS

      We will receive no proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer. We used the gross proceeds of $165 million from the sale of the notes to fund the purchase price of the Hancock acquisition, to repay certain outstanding indebtedness and to pay fees, commissions and expenses relating to the sale of the outstanding notes and the Hancock acquisition. Of the gross proceeds, approximately $65.4 million was used to fund the cash requirements of the Hancock acquisition, $77.9 million was used to pay down our senior bank credit facilities, $15.9 million was used to repay our existing senior notes, including prepayment costs and accrued interest, and $5.8 million was used to pay fees, commissions and other costs of the foregoing. See “Description of Certain Existing Indebtedness” for information regarding our existing debt.

CAPITALIZATION

      The following table sets forth our capitalization on an actual and pro forma basis as of March 31, 2001. Pro forma data takes into account the issuance of the outstanding notes, the Hancock acquisition, the repayment of certain existing indebtedness and the payment of fees, commissions and other costs. See “Use of Proceeds.” You should read this table together with the other financial information and related notes appearing elsewhere in this prospectus.

	At March 31, 2001

	Actual	Pro Forma

	(dollars in thousands)

Total debt:

Revolving credit facilities	$98,911	$22,672

Outstanding notes due 2011.	—	165,000

Existing senior notes	15,000	—

Other debt	3,017	4,907

Total debt	$116,928	$192,579

Stockholders’ equity:

Common stock, par value $.01 per share, 50,000,000 shares authorized, 5,941,202 shares issued and outstanding	$59	$59

Additional paid-in capital	102,745	102,745

Retained earnings	36,919	36,362

Treasury stock at cost, 811,963 shares	(11,016)	(11,016)

Total stockholders’ equity	128,707	128,150

Total capitalization	$245,635	$320,729

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma combined financial statements give effect to the following transactions as if they were consummated as of March 31, 2001 with respect to the unaudited pro forma combined balance sheet and on January 1, 2000 with respect to the unaudited pro forma combined statements of earnings:

•	the Hancock acquisition;

•	the issuance of the outstanding notes and the application of the net proceeds of $160.0 million there from; and

•	repayment of an aggregate of $91.2 million of outstanding indebtedness.

      The unaudited pro forma combined financial statements reflect the purchase method of accounting for the Hancock acquisition. The Hancock acquisition was accounted for as a purchase. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the acquisition. Income of the combined company will not include income or loss of Hancock prior to the acquisition. The unaudited pro forma combined financial statements reflect preliminary adjustments made to combine Hancock with Meritage using the purchase method of accounting. Actual adjustments may continue to be made and may differ from those reflected in the unaudited pro forma combined financial statements; however, we do not currently have reason to believe that they will materially differ from the final purchase price allocation. The unaudited pro forma combined financial statements are based upon available information and assumptions that we believe are reasonable.

      The unaudited pro forma combined financial statements are for informational purposes only and are not necessarily indicative of the results of our future operations or the actual results that would have been achieved had the Hancock acquisition and related transactions been consummated during the periods indicated. You should read the unaudited pro forma combined financial statements in conjunction with the consolidated historical financial statements of Meritage and Hancock, including the related notes, which are included in this prospectus.

MERITAGE CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

at March 31, 2001

	Historical
			Total	Offering		Acquisition		Pro
	Meritage	Hancock	Historical	Adjustments		Adjustments		Forma

	(dollars in thousands)

Assets

Cash and cash equivalents	$6,359	$4,053	$10,412	$68,047	(a)	$(72,100	)(e)	$6,359

Real estate under development	233,446	60,583	294,029			(3,409	)(f)	290,620

Deposits on real estate under option or contract	28,776	8,799	37,575					37,575

Other receivables	2,673	171	2,844					2,844

Deferred tax assets	526	865	1,391			(865	)(f)	526

Goodwill	17,408	—	17,408			11,000	(f)	28,408

Property and equipment, net	5,016	1,357	6,373					6,373

Other assets	1,244	537	1,781	4,702	(b)			6,483

Total assets	$295,448	$76,365	$371,813	$72,749		$(65,374)		$379,188

Liabilities

Accounts payable and accrued expenses	$36,692	$7,857	$44,549	$(455	)(c)	$(1,331	)(f)	$42,763

Home sale deposits	13,121	2,575	15,696					15,696

Notes payable:

Revolving credit facilities	98,911	36,057	134,968	76,239	(a)	(36,057	)(f)	22,672

Existing senior notes	15,000	—	15,000	(15,000	)(a)			—

Outstanding notes due 2011				165,000	(a)			165,000

Other debt	3,017	4,643	7,660			(2,753	)(f)	4,907

Total liabilities	166,741	51,132	217,873	73,306		(40,141)		251,038

Stockholders’ equity

Common stock	59		59					59

Additional paid-in capital	102,745		102,745					102,745

Retained earnings	36,919	25,233	62,152	(557	)(d)	(25,233	)(g)	36,362

Treasury stock	(11,016)		(11,016)					(11,016)

Total stockholders’ equity	128,707	25,233	153,940	(557)		(25,233)		128,150

Total liabilities and stockholders’ equity	$295,448	$76,365	$371,813	$72,749		$(65,374)		$379,188

MERITAGE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(dollars in thousands)

      The Unaudited Pro Forma Combined Balance Sheet reflects the transactions as if they had occurred on March 31, 2001.

(a) Reflects the issuance of the outstanding notes and application of proceeds therefrom:

Issuance of the outstanding notes	$165,000

Expenses for the issuance of the outstanding notes	(5,000)

Payoff of existing senior notes, including prepayment premium and accrued interest	(15,714)

Paydown of other Meritage debt	(76,239)

Net cash proceeds	$68,047

      In the normal course of business we repay our credit facilities when we have excess cash available. Certain covenants existing under our credit facilities and loan agreements required that a portion of the cash proceeds from the issuance of the outstanding notes be used to repay certain outstanding borrowings. In addition, we repaid certain outstanding borrowings over and above these required payment amounts because if we did not otherwise make such additional payments, a violation of certain debt covenants under our credit facilities would have occurred.

(b) Reflects the following:

Expenses for issuance of the outstanding notes		$5,000

Write-off of deferred bond costs relating to existing senior notes to be retired		(298)

		$4,702

(c) Reflects the following:

Payoff of accrued interest on existing senior notes		$(114)

Tax benefit described in footnote (d) below		(341)

		$(455)

(d) Reflects the following:

Write-off of deferred bond costs relating to existing senior notes to be retired		$(298)

Prepayment premium of existing senior notes to be retired		(600)

Tax benefit from the above		341

		$(557)

(e) Reflects the following:

Hancock purchase price		$(68,047)

Hancock cash excluded from purchase price		(4,053)

		$(72,100)

(f) The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No 16 “Business Combinations.” The purchase price was first allocated to the tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair market value, with the remainder allocated to goodwill:

Payment to Hancock		$68,047

Book value of net assets acquired	$(25,233)

Net assets/liabilities of Hancock excluded or eliminated at acquisition:

Revolving credit facilities	(36,057)

Other debt	(2,753)

Income tax payable	(106)

Cash	4,053

Accrued interest payable	(1,225)

Deferred tax assets	865

Real estate under development sold or land banked prior to close	7,009

MERITAGE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET — (Continued)

Adjusted book value of net assets acquired	(53,447)

Increase in basis	$14,600

Allocation of increase in basis:

Goodwill	$11,000

Increase in fair value of inventory	3,600

$14,600

Adjustment to real estate under development:

Decrease in real estate under development sold or land banked prior to close	$(7,009)

Increase in fair value of inventory	3,600

$(3,409)

(g) Reflects the elimination of Hancock equity balances pursuant to purchase accounting

MERITAGE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

Year Ended December 31, 2000

	Historical
			Total	Pro Forma
	Meritage	Hancock	Historical	Adjustments		Pro Forma

	(dollars in thousands, except per share data)

Total sales revenue	$520,467	$183,651	$704,118			$704,118

Total cost of sales	(415,649)	(142,015)	(557,664)	$(1,300	)(a)	(558,964)

Gross profit	104,818	41,636	146,454	(1,300)		145,154

Selling, general and administrative expenses	(48,056)	(29,738)	(77,794)	2,175	(b)	(75,619)

Earnings before income taxes	56,762	11,898	68,660	875		69,535

Income taxes	(21,000)	44	(20,956)	(5,157	)(c)	(26,113)

Net earnings	$35,762	$11,942	$47,704	$(4,282)		$43,422

Pro forma basic earnings per share						$8.40 (d)

Pro forma diluted earnings per share						$7.60 (d)

Other pro forma combined financial data:

EBITDA(e)						$88,867

EBITDA margin(f)						12.62%

Interest amortized to cost of sales and interest expense						$14,305

Depreciation and amortization						$5,027

MERITAGE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

Three Month Period Ended March 31, 2001

	Historical
			Total	Pro Forma
	Meritage	Hancock	Historical	Adjustments		Pro Forma

	(dollars in thousands, except per share data)

Total sales revenue	$116,706	$18,481	$135,187			$135,187

Total cost of sales	(93,110)	(13,548)	(106,658)	$(236	)(a)	(106,894)

Gross profit	23,596	4,933	28,529	(236)		28,293

Selling, general and administrative expenses	(11,415)	(4,418)	(15,833)	118	(b)	(15,715)

Earnings before income taxes	12,181	515	12,696	(118)		12,578

Income taxes	(4,792)	387	(4,405)	(604	)(c)	(5,009)

Net earnings	$7,389	$902	$8,291	$(722)		$7,569

Pro forma basic earnings per share						$1.48 (d)

Pro forma diluted earnings per share						$1.31 (d)

Other pro forma combined financial data:

EBITDA(e)						$16,388

EBITDA margin(f)						12.12%

Interest amortized to cost of sales and interest expense						$2,610

Depreciation and amortization						$1,200

MERITAGE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

Twelve Month Period Ended March 31, 2001

	Historical
			Total	Pro Forma
	Meritage	Hancock	Historical	Adjustments		Pro Forma

	(dollars in thousands, except per share data)

Total sales revenue	$544,763	$167,904	$712,667			$712,667

Total cost of sales	(433,122)	(128,309)	(561,431)	$(1,307	)(a)	(562,738)

Gross profit	111,641	39,595	(151,236)	(1,307)		149,929

Selling, general and administrative expenses	(50,221)	(28,451)	(78,672)	2,326	(b)	(76,346)

Earnings before income taxes	61,420	11,144	72,564	1,019		73,583

Income taxes	(23,040)	(458)	(23,498)	(4,425	)(c)	(27,923)

Net earnings	$38,380	$10,686	$49,066	$(3,406)		$45,660

Pro forma basic earnings per share						$8.90 (d)

Pro forma diluted earnings per share						$8.00 (d)

Other pro forma combined financial data:

EBITDA(e)						$93,120

EBITDA margin(f)						13.07%

Interest amortized to cost of sales and interest expense						$14,396

Depreciation and amortization						$5,141

Interest incurred(g)						$18,583

Ratio of EBITDA to interest incurred						5.01x

Ratio of total debt to EBITDA						2.07x

Ratio of net debt to EBITDA						2.00x

MERITAGE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

(dollars in thousands)

      The Unaudited Pro Forma Combined Statements of Earnings for the twelve month periods ended December 31, 2000 and March 31, 2001 and for the three month period ended March 31, 2001 reflect the transactions as if they had occurred on January 1, 2000.

		Three Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	March 31,	March 31,
	2000	2001	2001

(a) Reflects the following:

Incremental amortization of capitalized interest — Meritage	$(917)	$(196)	$(957)

Incremental amortization of capitalized interest — Hancock	(383)	(40)	(350)

	$(1,300)	$(236)	$(1,307)

(b) Reflects the following:

Reversal of distributions treated as bonuses paid to key employees of Hancock that will not be paid after acquisition	$2,639	$107	$2,639

Reversal of interest on retired debt — Meritage	8	1	7

Reversal of interest expense on retired debt — Hancock	621	285	775

Reversal of amortization of bond costs relating to existing senior notes retired	90	23	90

Amortization of goodwill on purchase of Hancock	(683)	(173)	(685)

Amortization of financing costs relating to the issuance of the outstanding notes	(500)	(125)	(500)

	$2,175	$118	$2,326

(c) Reflects the following:

Net additional income tax provision as a result of the above adjustments at an effective tax rate of 38%	$(592)	$(21)	$(648)

Effect of applying Meritage’s effective tax rate of 38% on Hancock’s earnings	(4,565)	(583)	(3,777)

	$(5,157)	$(604)	$(4,425)

(d)	Assumes utilization of weighted average basic and diluted shares as reported in Meritage Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000, Form 10-Q for the quarter ended March 31, 2001 and 5,130,000 and 5,704,000 weighted average basic and diluted shares, respectively, for the twelve months ended March 31, 2001.

(e)	EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies necessarily calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(f)	EBITDA margin is calculated by dividing EBITDA by total sales revenue.

(g)	Interest incurred is the amount of interest paid and accrued (whether expensed or capitalized) during such period, including debt-related fees and amortization of deferred financing costs.

SELECTED HISTORICAL FINANCIAL DATA

      The following table sets forth selected historical consolidated financial and operating data of Meritage for each of the last five years ending December 31 and the three months ended March 31 for each of the last two years. The financial data has been derived from Meritage’s audited and unaudited consolidated financial statements and related notes. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes set forth in this prospectus.

      We were formed in 1988 as a real estate investment trust and operated under the name of Homeplex Mortgage Investments Corporation. Homeplex invested in mortgage-related assets and selected real estate loans. On December 31, 1996, the homebuilding operations of various entities using the Monterey Homes name (which began operations in 1985) were merged with Homeplex. Following the merger we changed our name to Monterey Homes Corporation, changed our status from a REIT to a C corporation, focused on our homebuilding operations and began to diversify our geographic scope and product mix through internal growth and acquisitions. In this regard, on July 1, 1997, we combined with Legacy Homes, a group of entities with homebuilding operations in Texas since 1988. In July 1998, we acquired Sterling Communities, a homebuilder operating in Northern California since 1989. We changed our name to Meritage Corporation in September 1998. The data below includes the operations of Legacy and Sterling since their respective dates of combination or acquisition.

						Three Months
	Years Ended December 31,					Ended March 31,

	2000	1999	1998	1997	1996	2001	2000

	(dollars in thousands)					(unaudited)

Statement of Earnings Data:

Total sales revenue	$520,467	$341,786	$257,113	$149,630	—	$116,706	$92,410

Total cost of sales	(415,649)	(277,287)	(205,188)	(124,594)	—	(93,110)	(75,637)

Other income, net(1)	1,847	2,064	3,961	5,435	$2,244	534	532

Commissions and other sales costs	(28,680)	(19,243)	(14,292)	(8,295)	—	(7,013)	(5,779)

General administrative expenses	(21,215)	(15,100)	(10,632)	(6,812)	(1,684)	(4,935)	(4,002)

Interest expense	(8)	(6)	(462)	(165)	(238)	(1)	(1)

Earnings from operations before income taxes and extraordinary loss	56,762	32,215	30,500	15,199	322	12,181	7,523

Income taxes(2)	(21,000)	(13,269)	(6,497)	(962)	(27)	(4,792)	(2,752)

Extraordinary loss(3)	—	—	—	—	(148)	—	—

Net earnings	$35,762	$18,945	$24,003	$14,237	$147	$7,389	$4,771

Earnings per diluted share before effect of extraordinary loss	$6.26	$3.14	$3.92	$2.68	$.09	$1.28	$.82

Extraordinary loss per diluted share	—	—	—	—	(.05)	—	—

Diluted earnings per share	$6.26	$3.14	$3.92	$2.68	.04	$1.28	$.82

Cash dividends per share	—	—	—	—	—	—	—

Other Financial Data:

Net cash provided by/(used in) operating activities	6,252	(36,387)	(2,366)	6,676	2,353	(28,235)	(15,960)

Net cash provided by/(used in) investing activities	(8,175)	(9,902)	(3,928)	11,073	17,978	(798)	(5,634)

Net cash provided by/(used in) financing activities	(7,102)	47,324	10,436	(25,072)	(8,110)	30,995	13,557

EBITDA(4)	$69,348	$39,785	$36,218	$17,530	N/A	$14,907	$9,783

EBITDA margin(5)	13.32%	11.64%	14.09%	11.72%	N/A	12.77%	10.59%

Interest amortized to cost of sales and interest expense	$9,179	$5,042	$4,081	$1,954	$238	$1,960	$1,566

Depreciation and amortization	$3,407	$2,528	$1,637	$377	$38	$766	$694

						Three Months
	Years Ended December 31,					Ended March 31,

	2000	1999	1998	1997	1996	2001	2000

	(dollars in thousands)					(unaudited)

Interest incurred(6)	$10,634	$7,031	$4,172	$3,844	$238	$3,075	$1,870

Ratio of EBITDA to interest incurred	6.52x	5.66x	8.68x	4.56x	N/A	N/A	N/A

Ratio of total debt to EBITDA	1.24x	2.16x	1.03x	1.31x	N/A	N/A	N/A

Ratio of earnings to fixed charges(7)(9)	5.00x	4.28x	6.65x	3.60x	0.18x	3.54x	3.70x

Operating Data:

Homes closed	2,227	1,643	1,291	644	N/A	516	440

Homes ordered	2,480	1,840	1,466	693	N/A	740	629

Average sales price of homes closed	$231	$203	$198	$232	N/A	$225	$208

Average sales price of homes ordered	$244	$211	$194	$227	N/A	$239	$237

Backlog at end of period(8)	$309,901	$199,445	$145,294	$98,963	$71,231	$370,681	$256,692

Backlog at end of period (homes)(8)	1,246	885	688	472	317	1,470	1,074

	At December 31,					At March 31,

	2000	1999	1998	1997	1996	2001	2000

	(dollars in thousands)					(unaudited)

Balance Sheet Data:

Real estate under development	$211,307	$171,012	$104,759	$63,955	$35,991	$233,446	$183,942

Total assets	267,075	226,559	152,250	96,633	72,821	295,448	236,024

Total debt	86,152	85,936	37,205	22,892	30,542	116,928	100,078

Stockholders’ equity	121,099	90,411	72,279	46,365	26,945	128,707	94,655

(1)	Includes income from mortgage assets of $5,231, $5,296 and $1,610 for the years 1998, 1997 and 1996, respectively, less minority interest in net income of consolidated joint ventures of $2,021 for 1998.

(2)	Due to the use of the Homeplex net operating loss carryforward (NOL), we paid limited income taxes during 1997 and 1998, until the NOL was fully utilized. During 1996 we qualified and elected to be treated as a REIT under federal tax laws and were not subject to federal income tax on that portion of our taxable income that was distributed to stockholders in or with respect to that year.

(3)	Reflects extraordinary loss from early extinguishment of long-term debt in 1996.

(4)	EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization and extraordinary item. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies necessarily calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(5)	EBITDA margin is calculated by dividing EBITDA by total sales revenue.

(6)	Interest incurred is the amount of interest paid and accrued (whether expensed or capitalized) during such period, including debt related fees and amortization of deferred financing costs.

(7)	For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of earnings before income taxes and extraordinary item plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense including amortization of deferred debt costs, one-half of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(8)	Represents homes under contract but not yet closed at the end of the period.

(9)	For the year ended December 31, 1996, earnings were inadequate to cover fixed charges by approximately $3.4 million, since the 1996 results are those of our predecessor company (Homeplex Mortgage Investment Co.) and our operations were substantially different than our current homebuilding operations. See Exhibit 12.1 for calculation of ratio of earnings to fixed charges for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis provides information regarding the results of operations of Meritage and its subsidiaries for the years ended December 31, 2000, 1999, and 1998 and for the three-month periods ended March 31, 2001 and 2000. The following discussion should be read in conjunction with our audited and unaudited historical financial statements including the notes thereto.

      We were formed in 1988 as a real estate investment trust and operated under the name of Homeplex Mortgage Investments Corporation. Homeplex invested in mortgage-related assets and selected real estate loans. On December 31, 1996, the homebuilding operations of various entities using the Monterey Homes name (which were formed in 1985) were merged with Homeplex. Following the merger we changed our name to Monterey Homes Corporation, changed our status from a REIT to a C corporation, focused on our homebuilding operations and began to diversify our geographic scope and product mix through internal growth and acquisitions. In this regard, on July 1, 1997, we combined with Legacy Homes, a group of entities with homebuilding operations in Texas since 1988. In July 1998, we acquired Sterling Communities, a homebuilder operating in Northern California since 1989. We changed our name to Meritage Corporation in September 1998. The results discussed below include the operation of Sterling Communities since its date of acquisition.

      The results set forth below are not necessarily indicative of those to be expected in the future. The results for the first quarter of 2001 are not necessarily indicative of the results to be expected in future periods or for the full year. We repaid the entire outstanding balance of $15 million of our 9.1% senior notes due 2005 with the proceeds from the issuance of the outstanding notes. As a result of this prepayment, we incurred an extraordinary loss, net of tax, in the second quarter of fiscal 2001 of approximately $550,000 relating to the early extinguishment of this debt. In addition, we incurred costs in connection with the issuance of the outstanding notes and the Hancock acquisition of approximately $5.8 million which will impact our operating results beginning in the second quarter of 2001.

Home Sales Revenue, Sales Contracts and Net Sales Backlog

      The tables provided below show operating and financial data regarding our homebuilding activities (dollars in thousands).

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	1999	1998	2001	2000

HOME SALES REVENUE
Total

Dollars	$515,428	$334,007	$255,985	$116,113	$91,653

Homes closed	2,227	1,643	1,291	516	440

Average sales price	$231.4	$203.3	$198.3	$225.0	$208.3
Texas

Dollars	$214,472	$174,850	$130,860	$55,576	$49,430

Homes closed	1,239	1,135	932	320	302

Average sales price	$173.1	$154.1	$140.4	$173.7	$163.7
Arizona

Dollars	$175,674	$120,909	$105,942	$33,177	$21,942

Homes closed	623	400	317	126	79

Average sales price	$282.0	$302.3	$334.2	$263.3	$277.7
California

Dollars	$125,282	$38,248	$19,183	$27,360	$20,281

Homes closed	365	108	42	70	59

Average sales price	$343.2	$354.1	$456.7	$390.9	$343.7

				Three Months Ended
	Years Ended December 31,			March 31,

	2000	1999	1998	2001	2000

SALES CONTRACTS
Total

Dollars	$604,444	$388,158	$283,746	$176,893	$48,900

Homes ordered	2,480	1,840	1,466	740	629

Average sales price	$243.7	$211.0	$193.6	$239.0	$236.7
Texas

Dollars	$240,054	$191,655	$166,020	$73,508	$60,920

Homes ordered	1,368	1,198	1,131	437	355

Average sales price	$175.5	$160.0	$146.8	$168.2	$171.6
Arizona

Dollars	$196,567	$127,408	$115,375	$67,315	$43,937

Homes ordered	643	436	329	213	137

Average sales price	$305.7	$292.2	$350.7	$316.0	$320.7
California

Dollars	$167,823	$69,095	$2,351	$36,070	$44,043

Homes ordered	469	206	6	90	137

Average sales price	$357.8	$335.4	$391.8	$400.8	$321.5

	At December 31,			At March 31,

	2000	1999	1998	2001	2000

NET SALES BACKLOG
Total

Dollars	$309,901	$199,445	$145,294	$370,681	$256,692

Homes in backlog	1,246	885	688	1,470	1,074

Average sales price	$248.7	$225.4	$211.2	$252.2	$239.0
Texas

Dollars	$119,564	$93,983	$77,178	$137,496	$105,473

Homes in backlog	695	566	503	812	619

Average sales price	$172.0	$166.0	$153.4	$169.3	$170.4
Arizona

Dollars	$115,211	$72,878	$66,379	$149,349	$94,873

Homes in backlog	344	216	180	431	274

Average sales price	$334.9	$337.4	$368.8	$346.5	$346.3
California

Dollars	$75,126	$32,584	$1,737	$83,836	$56,346

Homes in backlog	207	103	5	227	181

Average sales price	$362.9	$316.3	$347.4	$369.3	$311.3

  Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

      Home Sales Revenue. The increase in total home sales revenue and number of homes closed in the first three months of 2001 compared to the first three months of 2000 resulted mainly from strong market performance in all of our divisions, as well as the expansion of our operations in Northern California and in our mid-priced Meritage Phoenix division in Arizona. The decreases in average home sales prices in Arizona for the first quarter of 2001 reflect a change in our product mix, as we are now selling more mid-priced homes than in 2000.

      Sales Contracts. Sales contracts for any period represent the aggregate sales price of all homes ordered by customers, net of homes canceled. We do not include sales contingent upon the sale of a customer’s existing home as a sales contract until the contingency is removed. Historically, we have experienced a cancellation rate approximating 23% of gross sales, which we believe is consistent with industry standards. Total sales contracts increased in the first three months of 2001 compared to the first three months of 2000 due mainly to the expansion of our mid-priced Meritage Phoenix division in Arizona, along with continued economic strength of our operating markets during the period. The decrease in sales contracts in our Northern California division for the first quarter of 2001 is mainly attributable to faster than anticipated sales rates during 2000 in some of our communities, which resulted in those communities selling out of available lot inventory before replacement lot inventory in new communities could be completed.

      Net Sales Backlog. Backlog represents net sales contracts that have not closed. Total dollar backlog at March 31, 2001 increased 44% over the March 31, 2000 amount due to an increase in the number of homes in backlog and increased sales prices in most of our markets. The number of homes in backlog at March 31, 2001 increased 37% over the same date in the prior year. These increases resulted from expansion of our operations in Northern California, and in our mid-priced Meritage Phoenix division in Arizona, along with the continued strength of the housing markets in which we operated during the period.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Home Sales Revenue. The increase in total home sales revenue and number of homes closed in 2000 compared to 1999 results mainly from strong market performance in all of our divisions, as well as the expansion of our operations in Northern California and in our mid-priced Meritage Phoenix division in Arizona. The decreases in average home sales prices in Arizona and Northern California for the year 2000 reflect a change in our product mix, as we sold more mid-priced homes than in 1999.

      Sales Contracts. Total sales contracts increased in 2000 compared to 1999 due mainly to the expansion of our operations in Northern California and our mid-priced Meritage Phoenix division in Arizona, along with continued economic strength of our operating markets during the year.

      Net Sales Backlog. Total dollar backlog at December 31, 2000 increased 55% over the 1999 amount due to an increase in the number of homes in backlog and increased sales prices in most of our markets. Homes in backlog at December 31, 2000 increased 41% over the same date in the prior year. These increases resulted from expansion of our operations in Northern California, and in our mid-priced Meritage Phoenix division in Arizona, along with the continued strength of our other housing markets.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

      Home Sales Revenue. The increase in revenue and number of homes closed in 1999 compared to 1998 resulted mainly from the inclusion of the Northern California operations for the full year and continued growth in our Texas and Arizona operations.

      Sales Contracts. Total sales contracts increased in 1999 compared to 1998 due to the expansion into Northern California and continued growth in our Texas and Arizona operations.

      Net Sales Backlog. 1999 total dollar backlog increased 37% over the prior year due to a corresponding increase in homes in backlog. The number of homes in the 1999 backlog increased 29% over the prior year due mainly to the increase in net orders resulting from expansion into Northern California and continued growth in our Texas and Arizona operations. Our backlog also increased somewhat due to extended construction times, which caused longer periods between the time sales contracts were taken and home deliveries were made.

Other Operating Information

				Three Months
				Ended
	Years Ended December 31,			March 31,

	2000	1999	1998	2001	2000

	(dollars in thousands)

Home Sales Gross Profit

Dollars	$104,225	$63,810	$51,576	$23,534	$16,697

Percent of home sales revenue	20.2%	19.1%	20.1%	20.3%	18.2%

Commissions and Other Sales Costs

Dollars	$28,680	$19,243	$14,292	$7,013	$5,779

Percent of home sales revenue	5.6%	5.8%	5.6%	6.0%	6.3%

General and Administrative Expenses

Dollars	$21,215	$15,100	$10,632	$4,935	$4,002

Percent of total revenue	4.1%	4.4%	4.1%	4.2%	4.3%

Income Taxes

Dollars	$21,000	$13,269	$6,497	$4,792	$2,752

Percent of income before taxes	37.0%	41.2%	21.3%	39.3%	36.6%

  Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

      Home Sales Gross Profit. Gross profit equals home sales revenue, net of housing cost of sales, which include developed lot costs, home construction costs, amortization of common community costs (such as the cost of model complex and architectural, legal and zoning costs), interest, sales tax, warranty, construction overhead and closing costs. The dollar increase in gross profit for the quarter ended March 31, 2001 is attributable to the increase in the number of homes closed and continued growth in all of our markets. The gross profit percentage increase in 2001 resulted from home pricing increases in many of our communities due to a continued strong homebuilding market and due to decreases in some of our material costs.

      Commissions and Other Sales Costs. Commissions and other sales costs, such as advertising and sales office expenses, were approximately $7.0 million, or 6.0% of home sales revenue, in 2001, as compared to approximately $5.8 million, or 6.3% of home sales revenue, in 2000. The decrease in these expenses as a percentage of home sales revenue reflects slower growth in marketing and advertising costs, while revenues expanded more rapidly.

      General and Administrative Expenses. General and administrative expenses were approximately $4.9 million, or 4.2% of total revenue, in 2001, as compared to approximately $4.0 million, or 4.3% of total revenue, in 2000. Operating costs in 2001 were slightly lower as a percentage of revenue in comparison to the prior year due to overhead related to our Northern California expansion and start-up costs for our new Meritage division in Phoenix, Arizona during 2000.

      Income Taxes. The increase in income taxes to $4.8 million for the quarter ended March 31, 2001 from $2.8 million in the prior year resulted from an increase in pre-tax income along with a slightly higher effective tax rate.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Home Sales Gross Profit. The dollar increase in gross profit for the year ended December 31, 2000 is attributable to the increase in number of homes closed and continued growth in all of our markets. The gross profit percentage increase in 2000 resulted from home pricing increases in many of our communities due to a continued strong homebuilding market and due to decreases in some of our material costs resulting from purchasing efficiencies.

      Commissions and Other Sales Costs. Commissions and other sales costs, such as advertising and sales office expenses, were approximately $28.7 million, or 5.6% of home sales revenue, in 2000, as compared to approximately $19.2 million, or 5.8% of home sales revenue, in 1999. The decrease in these expenses as a percentage of home sales revenue reflects greater efficiency related to revenue growth.

      General and Administrative Expenses. General and administrative expenses were approximately $21.2 million, or 4.1% of total revenue, in 2000, as compared to approximately $15.1 million, or 4.4% of total revenue, in 1999. The higher expense as a percentage of revenue in 1999 includes approximately $600,000 related to the buyout of an employment agreement of a former managing director. Operating costs in 1999 were also higher as a percentage of revenue due to overhead increases incurred related to our Northern California expansion and the start-up of our new Meritage Phoenix division in Arizona.

      Income Taxes. The increase in income taxes to $21.0 million for the year ended December 31, 2000 from $13.3 million in the prior year resulted from an increase in pre-tax income, partially offset by a slightly lower effective tax rate. The tax benefit associated with the exercise of employee stock options reduced taxes currently payable by approximately $1.9 million for the year ended December 31, 2000. This amount was credited to paid-in capital.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

      Home Sales Gross Profit. The dollar increase in gross profit for the twelve months ended December 31, 1999 is attributable to the increase in number of homes closed due to the inclusion of Northern California operations for the full year, and continued growth in our Texas and Arizona operations. The gross profit percentage decreased in 1999 due to somewhat lower profit margins in our Texas operations and a change in the Arizona housing mix, reflecting a greater proportion of move-up home closings, which typically have lower gross profit margins than our luxury homes.

      Commissions and Other Sales Costs. Commissions and other sales costs, such as advertising and sales office expenses, were approximately $19.2 million, or 5.8% of home sales revenue, in 1999, as compared to approximately $14.3 million, or 5.6% of home sales revenue, in 1998. The slight increase in these expenses as a percentage of home sales revenues was caused to some extent by an increase in the number of new communities that opened for sales in 1999, which resulted in greater start-up expenses.

      General and Administrative Expenses. General and administrative expenses were approximately $15.1 million, or 4.4% of total revenue, in 1999, as compared to approximately $10.6 million, or 4.1% of total revenue, in 1998. Operating costs associated with our expansions in Northern California primarily caused this increase.

      Income Taxes. The increase in income taxes to $13.3 million for the year ended December 31, 1999 from $6.5 million in the prior year resulted from an increase in pre-tax income and a higher effective tax rate. The lower 1998 effective tax rate was caused by utilization of our net operating loss carryforward.

      Earnings From Mortgage Assets and Other Income. The overall decline in earnings from mortgage assets and other income in 1999 reflected the sale of our remaining mortgage securities in 1998. Other income includes mortgage company income, which increased in 1999 over 1998.

      Minority Interest. The minority interest recorded in 1998 is due to our acquisition of Sterling Communities, which included two 50% owned limited partnership interests which Meritage controlled. We recorded the minority interest partners’ share of net income as an expense. The limited partnerships’ operations were concluded in the fourth quarter of 1998.

Liquidity and Capital Resources

      Our principal uses of working capital are land purchases, lot development and home construction. We use a combination of borrowings and funds generated by operations to meet our working capital requirements.

      Cash flow for each of our communities depends on the stage of the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, plat and other approvals, and construction of model homes, roads, certain utilities, general landscaping and other amenities. Because these costs are capitalized, income reported for financial statement purposes during those early stages may significantly exceed cash flow. Later, cash flow can significantly exceed earnings reported for financial statement purposes, as cost of sales includes charges for substantial amounts of previously expended costs.

      At March 31, 2001, we had short-term secured revolving construction loans and land acquisition and development facilities totaling $170.7 million, of which approximately $101.9 million was outstanding. An additional $47.8 million of unborrowed funds supported by approved collateral were available under our credit facilities at that date. Borrowings under the credit facilities are subject to our inventory collateral position and compliance with our financial and other covenants under our loan agreements. On May 25, 2001, we extended the maturity date on our $65 million Texas revolving credit facility to May 31, 2002.

      After giving effect to the issuance of the outstanding notes and the other transactions described in this prospectus, we had approximately $43 million available to be borrowed under our bank credit facilities, subject to compliance with our financial and other covenants under our loan agreements. We believe that our current borrowing capacity, cash on hand at March 31, 2001 and anticipated cash flows from operations are sufficient to meet liquidity needs for the foreseeable future. There is no assurance, however, that future cash flows will be sufficient to meet future capital needs. The amount and types of indebtedness that we incur will be limited by the terms of the indenture governing the notes we are offering hereby and our credit agreements.

Disclosures of Certain Market Risks

      We do not enter into financial instruments for trading purposes, though we do have other financial instruments in the form of notes payable and senior debt. Our lines of credit and credit facilities are at variable interest rates and are subject to market risk in the form of interest rate fluctuations. The interest rate on our existing senior notes is, and the notes we are offering hereby will be, at a fixed rate.

      For example, based on our average bank borrowings of $81.1 million during 2000, if the interest rate indices on which our bank borrowing rates are based were to increase 100 basis points in 2001, interest incurred would increase and cash flows would decrease in 2001 by $502,820 after taxes. A portion of the increased interest would be expensed as a period cost in 2001, while the balance would be capitalized to real estate under development and be expensed as a cost of sales in 2001 and future years.

Seasonality

      We historically have closed more homes in the second half of the fiscal year than in the first half, due in part to the slightly seasonal nature of the market for our semi-custom luxury and move-up products. Hancock has experienced similar seasonality fluctuations. Management expects this seasonal trend to continue, though it may vary as operations continue to expand.

New Accounting Standards

      In June 1998 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which established standards for the accounting and reporting for all derivative instruments and hedging activities. This statement requires that all derivatives are recognized as assets or liabilities in the balance sheet and measured at fair value, and that recognition of gains and losses are required on hedging instruments based on changes in fair value or the earnings effect of forecasted transactions. This new standard, as amended by SFAS No. 137 and No. 138, became effective January 1, 2001. This pronouncement has not had and is not expected to have a material impact on our consolidated financial statements.

      In December 1999, the Securities and Exchange Commission (the “Commission”) issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” (SAB No. 101) which summarizes the Commission staff’s views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. SAB No. 101 was amended by SAB No. 101A and No. 101B in March and June, 2000, respectively, to delay the implementation date of SAB No. 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 16, 1999. We have adopted the provisions of SAB No. 101 and the adoption did not have a material effect on our consolidated financial statements.

      In March 2000, the FASB issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion No. 25.” The Interpretation clarifies the application of APB Opinion No. 25 in certain situations. The Interpretation was effective July 1, 2000, but covers certain events having occurred after December 15, 1998. We have adopted this Interpretation and the adoption did not have a material impact on our consolidated financial statements.

MARKET OVERVIEW

      The following is a brief overview of the favorable economic and demographic trends in the three rapidly growing Sunbelt states in which we operate, Texas, Arizona and California, and the metropolitan areas within those states in which we operate.

      These markets have experienced growth in population, employment and single-family housing starts that exceed the overall rate in the U.S. The following table, which was derived from data compiled by DRI from U.S. Census Bureau statistics, presents historical and projected information about these metrics for the U.S. and each of the states and metropolitan areas in which we conduct our homebuilding operations:

					Single-Family Housing Activity

	Population		Employment		Starts		Permits

	1996-2000	2001-2005	1996-2000	2001-2005	1996-2000	2001-2005	1996-2000	2001-2005
	CAGR(%)	CAGR(%)	CAGR(%)	CAGR(%)	CAGR(%)	CAGR(%)	CAGR(%)	CAGR(%)

U.S.	0.9	0.9	1.8	1.2	2.5	1.0

Texas	1.7	1.5	2.2	1.8	6.1	1.4

Dallas/ Ft. Worth	2.5	1.9	3.3	2.3			10.2	3.1

Austin	3.4	2.6	4.1	3.1			1.9	1.4

Houston	2.0	1.6	2.5	2.1			10.0	3.2

Arizona	2.5	2.5	2.5	2.8	3.4	(1.8)

Phoenix/ Scottsdale	3.0	2.9	3.0	3.4			4.2	(0.8)

Tucson	1.5	1.5	1.8	2.1			4.2	1.5

California	1.4	1.2	3.0	1.5	8.8	5.4

San Francisco Bay	0.5	0.4	2.3	1.0			11.5	(3.1)

Sacramento	2.1	1.9	3.4	2.4			13.2	4.1

TEXAS

  Dallas/Ft. Worth

      Dallas/ Ft. Worth is the 9th most populous metropolitan area, by metropolitan statistical area (MSA), in the U.S., a ranking it has maintained since 1990. Single-family housing permit growth should be driven by the influx of young, mobile households enjoying high per-capita incomes. According to the Meyers Group, per-capita income in Dallas is nearly 20% higher than the U.S. average and almost 29% above the Texas average.

      From 1996 through 2000, the five leading sectors in the Dallas/ Ft. Worth metropolitan area, measured by the number of jobs added, were services, wholesale and retail trade, construction, transportation, communications and public utilities, and finance, insurance and real estate. The industries expected to employ the most new workers during the 2001 through 2005 period are services, wholesale and retail trade, transportation, communications and public utilities, finance, insurance and real estate and durable manufacturing. Among the largest private sector employers in Dallas are Raytheon IT Systems, Texas Instruments, GTE Corp., Lockheed Martin Tactical Aircraft Systems and Southwestern Bell.

  Austin

      Austin is the 38th most populous metropolitan area in the U.S., by MSA, up from 53rd in 1990. Among the expected drivers of Austin’s population growth is continued high levels of in-migration of businesses, which should continue to provide employment for a young, well-educated and highly skilled workforce.

      As the capital of Texas, Austin is a leader in government employment. The other leading sectors in the Austin metropolitan area over the past five years were services, wholesale and retail trade, construction and, most recently, technology. Among the top private employers in Austin are Motorola, Applied

Materials, Round Rock Hospital and Dell Computer. Over the next five years, the sectors expected to employ the most new workers are services, trade, government and manufacturing.

  Houston

      Houston has been the 10th most populous metropolitan area in the U.S., by MSA, since 1990. Population growth should continue to be bolstered by foreign immigration. Houston’s housing prices are reasonable, and there continues to be strong demand for move-up housing.

      Houston is outperforming the state and the nation on job growth. The leading sectors in Houston have been energy exploration, services, wholesale and retail trade and construction. Over the next five years, services, trade and transportation, communications and public utilities are expected to employ the most new workers. Top employers in Houston’s private sector include Exxon Mobil, Southwestern Bell, Continental Airlines and Compaq Computer.

ARIZONA

  Phoenix/ Scottsdale

      Phoenix/ Scottsdale is the 14th most populous metropolitan area in the U.S., by MSA, up from 20th in 1990. Mild winter weather and reasonable costs of living and business continue to attract young professionals, retirees and companies. These factors should contribute to population growth in the coming years. It is expected that growth in the transportation, services, trade and finance industries will lead job growth in Phoenix over the next several years.

      Diversification is a key component of Phoenix’s economy, with a blend of high-tech, manufacturing, agriculture, trade and service industries. Motorola and Intel are among the large corporations with operations in Phoenix. Other regional and national headquarters in Phoenix include American Express, America West Airlines, Bank of America, Charles Schwab, Sumitomo Sitix, Viad and Phelps Dodge. Phoenix’s state-of-the-art telecommunications infrastructure and direct-link satellite communications have made the area an appealing location for telecommunication operations. In addition, as the capital of Arizona, Phoenix benefits from many government agencies.

      Although housing permits in Phoenix are expected to decline slightly over the next five years from previous record highs, Phoenix is still expected to remain among the top homebuilding markets in the U.S.

  Tucson

      Tucson is the 58th most populous metropolitan area in the U.S., by MSA, up from 60th in 1990. Single-family housing demand in Tucson is expected to be driven by consistent employment and population growth. Retirees and foreign immigrants are major components of Tucson’s population growth.

      Among the largest employers in Tucson are the U.S. Army Intelligence Center, the University of Arizona and Raytheon Missile Systems. The biggest contributors to new job growth in 2000 were the government, Phelps Dodge mining, and the Tucson Unified School District. Future growth is expected to be driven largely by the optics industry, stimulated by the expanded University of Arizona Optical Science Center, as well as newly located Microsoft facilities, military employment on the two area bases and military-related high-tech firms.

CALIFORNIA

  San Francisco Bay

      The East Bay is a part of the fifth most populous metropolitan area in the U.S., a ranking it has maintained since 1990. Although population growth rates are slowing in the Bay Area due to less in-migration and high living costs, we believe that the East Bay sub-sectors of this MSA in which we build have more favorable characteristics and offer more growth opportunities due to greater land availability and housing affordability than many neighboring Bay Area communities.

  Sacramento

      Sacramento, the state capital of California, is the 25th most populous metropolitan area in the U.S., by MSA, up from 27th in 1990. The Sacramento housing market should benefit from strong job and population growth, generating favorable demand for housing.

      Sacramento’s broad-based economy encompasses the government, professional, technical, production, transportation and service sectors. Among Sacramento’s largest employers are Hewlett-Packard, Intel, Campbell Soup, Bank of America and Apple Computer.

BUSINESS

      We are a leading designer and builder of single-family homes in the rapidly growing Sunbelt states of Texas, Arizona and California. We focus on providing a broad range of entry-level, move-up and luxury homes to our targeted customer base. We and our predecessors have operated in Arizona since 1985, in Texas since 1987 and in Northern California since 1989. To expand our presence in Arizona we recently acquired Hancock Communities, another well-established homebuilder that serves the entry-level and move-up markets in the Phoenix area. Hancock has also started early-stage development of affordable age-restricted adult communities, which will further diversify our housing line. Information about our active communities is provided through our Internet web site at www.meritagehomes.com. The information on our website is not considered part of this prospectus.

Competitive Strengths

      We believe we possess the following competitive strengths:

• Conservative inventory management. We seek to minimize land and inventory risk in order to optimize our use of capital and maintain low leverage ratios. We tend to purchase land subject to complete entitlements and develop smaller parcels, generally projects that can be completed within a three-year period. Approximately two-thirds of our land inventory is controlled through rolling options with relatively minimal deposit commitments. In addition, we actively manage our housing inventory by pre-selling substantially all of our homes prior to starting construction, limiting speculative home construction and minimizing our construction cycles. We also obtain customer deposits on pre-sold homes prior to beginning construction to limit cancellations prior to closing.

• Disciplined financial management. We believe that our disciplined financial management policies enable us to achieve above-average returns on assets and maintain low leverage ratios. Our EBITDA to average book capital ratio was 36.2%, 27.8% and 40.5% in 2000, 1999 and 1998, respectively, exceeding the average of 26.4%, 25.1% and 21.6% for the top 15 publicly traded homebuilders during those periods, based on market capitalization. At March 31, 2001, on a pro forma basis, our ratio of total debt to EBITDA was 2.07 to 1, which we believe is relatively low for our industry. Our rigorous investment requirements for land acquisition enable us to deploy capital more efficiently and to preserve more cash flow for debt service.

• Superior margins. Our focus on achieving high margins results in greater profitability during strong economic periods and also enables us to realize lower break-even points and higher pricing flexibility during slower economic periods. Along with maintaining low overhead costs, we actively manage construction costs and our pricing and marketing strategies in order to maximize margins. We seek to optimize our mix of available housing upgrades and customization features to offer the highest value to customers at the lowest cost. We also provide our sales and marketing professionals with the autonomy and flexibility needed within our pricing structure to respond rapidly to competitive offerings in our markets by customizing our marketing programs and incentives. Our EBITDA margin in 2000 was 13.3%, exceeding the average of 11.5% for the top 15 publicly traded homebuilders.

• Experienced management team with significant equity ownership. Our senior management team has extensive experience in the homebuilding industry as well as in each of the local markets that we serve. Our co-chief executive officers and senior executives average over 15 years of homebuilding experience and each has a successful track record of delivering superior results in varying homebuilding cycles. In addition, our co-chief executive officers together beneficially own over 30% of our outstanding common stock.

• Product breadth. We believe that our product breadth and geographical diversity enhance our growth potential and help to reduce exposure to economic cycles. In Arizona, we are a leader in the luxury market, which is characterized by unique communities and distinctive luxury homes, and also serve the first and second-time move-up markets. With the acquisition of Hancock Communities, we have expanded our presence in Arizona in the move-up markets and entered the entry-level market. In addition, beginning in 2002, we plan to introduce affordable age-restricted adult communities, through Hancock, to further expand our housing offerings in Arizona. In Texas, we target the entry-level and first and second-time move-up markets, and in Northern California we focus on the first and second-time move-up markets.

• Strong brand recognition. We have operated in Arizona as Monterey Homes since 1985 and also, more recently, as Meritage Homes in our move-up markets, in Texas as Legacy Homes since 1987 and, through an acquisition in Northern California, as Meritage Homes since 1998. In each of these markets, we are widely recognized for providing quality homes in desirable locations and are well regarded both by our target customer base and by the real estate brokerage community. Hancock is also a widely recognized name in the homebuilding market in Phoenix. We believe that our strong brand recognition and superior reputation enable us to maintain strong sales growth and demand for our homes.

Business Strategy

      We seek to distinguish ourselves from other production homebuilders and to respond rapidly to changing market conditions through a business strategy focused on the following:

• Focus on high growth markets. Our seven housing markets are located in three rapidly growing Sunbelt states. These markets are characterized by high job growth and in-migration trends, creating strong demand for new housing. For example, our Phoenix/ Scottsdale, Arizona, Dallas/ Ft. Worth, Houston and Austin, Texas markets have been among the nation’s leaders in the past several years in job growth and net population increases, resulting in strong housing demand in those areas. Our East Bay and Sacramento, California markets have participated in and are poised to lead future growth in the strong Northern California market.

• Maintain low cost structure. Throughout our history, we have focused on minimizing construction costs and overhead, and we believe this focus is a key factor in maintaining high cash flow margins and profitability. We seek to reduce costs by:

†	using subcontractors to carry out home construction and site improvement on a fixed-price basis;

†	obtaining favorable pricing from subcontractors through long-term relationships and high volume;

†	reducing interest carry by minimizing our inventory of unsold or speculative homes and shortening the home construction cycle;

†	generally beginning construction on a home only after a satisfactory earnest money deposit is received and mortgage approval has been obtained by the buyer;

†	minimizing overhead by centralizing certain administrative activities; and

†	monitoring homebuilding production, scheduling and budgeting through management information systems.

• Superior design, quality and customer service. We believe we maximize customer satisfaction by offering homes that are built with quality materials and craftsmanship, exhibit distinctive design features and are situated in premium locations. We believe that we generally offer higher caliber homes in their defined price range or category compared to those built by our competitors. In addition, we are committed to achieving the highest level of customer satisfaction as an integral part of our competitive strategy. As part of the sales process, our experienced sales personnel assist customers with upgrade and customization options. During the sales process our sales personnel keep customers informed of their home’s construction progress. After delivery, our customer care departments respond to any questions or follow-up matters a customer may have.

• Expansion in new and existing markets. Depending on market conditions, we may explore expansion opportunities in new or existing markets where we see an ability to exploit a competitive advantage. Expansion may occur through internal growth, start-up operations or strategic acquisitions of existing homebuilders. In pursuing expansion, we will look for markets with demographic and other growth characteristics similar to our current markets and will pursue the acquisition of entities with operating policies and cash flow-and earnings-focused philosophies similar to ours. As described below, through our acquisition of Hancock Communities, we have increased our presence in the Arizona move-up markets, entered the entry-level market and, in 2002, plan to enter the affordable age-restricted adult community market. We are not currently in negotiations or material discussions with any other acquisition candidates.

Markets and Products

      We operate in the Dallas/ Fort Worth, Austin and Houston, Texas markets as Legacy Homes, in the Phoenix/ Scottsdale and Tucson, Arizona markets as Monterey Homes and Meritage Homes and in the East Bay and Sacramento, California markets as Meritage Homes. Hancock has operated under the Hancock Homes brand in Phoenix, Arizona. We believe that these areas represent attractive homebuilding markets with opportunities for long-term growth. We also believe that our operations are well established and that we have developed a reputation for building distinctive quality homes within our markets.

      Our homes range from entry-level to semi-custom luxury, with base prices ranging from $100,000 to $790,000. A summary of activity by state and product type follows (dollars in thousands):

			Number
			of Homes			Dollar		Number
	Number		Closed in		Homes in	Value of	Home Sites	of Active
	of Homes	Average	First	Average	Backlog at	Backlog at	Remaining	Communities
	Closed	Closing	Quarter	Selling	March 31,	March 31,	at March 31,	at March 31,
	in 2000	Price	of 2001	Price	2001	2001	2001(1)	2001

TEXAS:

Move-up	922	$184	219	$187	472	$88,205	3,762	17

Entry-level	317	142	101	145	340	49,291	1,041	11

ARIZONA:

Move-up	231	449	31	450	186	97,794	333	8

Entry-level	392	183	95	202	245	51,555	1,238	12

CALIFORNIA:

Move-up	365	343	70	391	227	83,836	1,371	9

Total Company	2,227	$231	516	$225	1,470	$370,681	7,745	57

(1)	“Home Sites Remaining” is the number of homes that could be built as of March 31, 2001 both on the remaining lots available for sale and land to be developed into lots, as estimated by management.

Land Acquisition and Development

      We typically purchase land only after necessary entitlements have been obtained so that development or construction may begin as market conditions dictate. The term “entitlements” refers to development agreements, tentative maps or recorded plats, depending on the jurisdiction within which the land is located. Entitlements generally give the developer the right to obtain building permits upon compliance with conditions that are ordinarily within the developer’s control. Even though entitlements are usually obtained before land is purchased, we are still required to secure a variety of other governmental approvals and permits during development. The process of obtaining such approvals and permits can substantially delay the development process. For this reason, we may consider, on a limited basis, purchasing unentitled property in the future when we can do so in a manner consistent with our business strategy.

      We select land for development based upon a variety of factors, including:

•	internal and external demographic and marketing studies;

•	project suitability, which generally means developments with fewer than 200 lots;

•	suitability for development generally within a one to four-year time period from the beginning of the development process to the delivery of the last home;

•	financial review as to the feasibility of the proposed project, including projected profit margins, return on capital employed and the capital payback period;

•	results of environmental and legal due diligence;

•	proximity to local traffic corridors and amenities; and

•	management’s judgment as to the real estate market and economic trends, and their experience in a particular market.

      We occasionally purchase larger properties consisting of 200 to 500 lots or more if the situation presents an attractive profit potential and acceptable risk limitations.

      We acquire land through purchases and rolling option contracts. Purchases are financed through traditional bank financing or working capital. We acquire a majority of our land through rolling option contracts, which allow us to control lots and land through a third party who owns or buys the property on which we plan to build homes. We enter into option contracts with the third party to purchase finished lots as home construction begins. These contracts are generally non-recourse and require non-refundable deposits of 2% to 15% of the sales price. At March 31, 2001, we had approximately $28.8 million in non-refundable deposits on real estate under option or contract. At March 31, 2001, we had 8,042 lots under control for future development, 2,624 of which are owned by us and 5,418, or 67%, of which are available to us through rolling options.

      Once we acquire land, we generally initiate development through contractual agreements with subcontractors. These activities include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage, recreation facilities and other refinements.

      We develop a design and marketing concept for each project, which includes determination of size, style and price range of homes, street layout, size and layout of individual lots and overall community design. We often build homes in master planned communities with home sites that are along or near a major amenity, such as a golf course. The product line offered in a particular project depends upon many factors, including the housing generally available in the area, the needs of the particular market and our lot costs for the project.

      Occasionally we have used partnerships or joint ventures to purchase and develop land where these arrangements are necessary to acquire the property or appear to be otherwise economically advantageous. We currently are not a party to any partnerships or joint ventures for these purposes, although we may utilize these in the future on a limited basis.

      The following table presents information regarding land owned or land under contract or option by market as of March 31, 2001:

				Land Under Contract
	Land Owned(1)			or Option(1)

		Lots Under	Lots Held for		Lots Under
	Finished	Development	Development	Finished	Development
	Lots	(estimated)	(estimated)	Lots	(estimated)	Total

TEXAS:

Dallas/ Ft. Worth Area	560	1,191	—	288	1,452	3,491

Houston Area	158	—	—	30	675	863

Austin Area	10	39	—	46	503	598

Total Texas	728	1,230	—	364	2,630	4,952

ARIZONA:

Phoenix/ Scottsdale Area	215	187	—	340	418	1,160

Tucson Area	142	4	—	116	228	490

Total Arizona	357	191	—	456	646	1,650

CALIFORNIA:

Sacramento Area	29	—	—	189	509	727

East Bay Area	12	—	77	241	383	713

Total California	41	—	77	430	892	1,440

Total Company	1,126	1,421	77	1,250	4,168	8,042

(1)	Excludes lots with finished homes or homes under construction.

Construction Operations

      We are the general contractor for our projects and typically hire subcontractors on a project-by-project or reasonable geographic proximity basis to complete construction at a fixed price. We usually enter into agreements with subcontractors and materials suppliers after receiving competitive bids on an individual basis. We obtain information from prospective subcontractors and suppliers with respect to their financial condition and ability to perform their agreements before formal bidding begins. Occasionally, we enter into longer-term contracts with subcontractors and suppliers if management can obtain more favorable terms. Our project managers and field superintendents, who coordinate and supervise the activities of subcontractors and suppliers, subject the work to quality and cost controls and assure compliance with zoning and building codes. At March 31, 2001, we employed 202 construction operations personnel.

      We specify that quality, durable materials be used in construction of our homes and we do not maintain significant inventories of construction materials, except for work-in-process materials for homes under construction. When possible, management negotiates price discounts with manufacturers and suppliers on behalf of its subcontractors to take advantage of production volume. Usually, access to our principal subcontracting trades, materials and supplies is readily available in each of our markets. Prices for these goods and services may fluctuate due to various factors, including supply and demand shortages that may be beyond the control of our vendors. We believe that we have strong relationships with our suppliers and subcontractors.

      We generally build and sell homes in clusters or phases within a project, which we believe creates efficiencies in land development and construction and improves customer satisfaction by reducing the number of vacant lots surrounding a completed home. Our homes are typically completed within four to ten months from the start of construction, depending upon home size and complexity. Construction schedules may vary depending on the availability of labor, materials and supplies, product type, location and weather. Our homes are usually designed to promote efficient use of space and materials, and to minimize construction costs and time.

Marketing and Sales

      We believe that we have an established reputation for developing high quality homes, which helps generate interest in each new project. We also use advertising and other promotional activities, including magazine and newspaper advertisements, brochures, direct mail and the placement of strategically located signs in the immediate areas of our developments.

      We use furnished model homes as tools in demonstrating the competitive advantages of our home designs and various features to prospective homebuyers. We generally employ or contract with interior designers who are responsible for creating an attractive model home for each product line within a project. We generally build between one and four model homes for each community, depending upon the number of homes to be built in the project and the products to be offered. At times we sell our model homes and lease them back from buyers who purchased the homes for investment purposes or who do not intend to move in immediately. A summary of model homes owned or leased at March 31, 2001 follows:

	Model Homes	Model Homes	Monthly Lease	Models Under
	Owned	Leased Back	Amount	Construction

Texas	35	—	—	6

Arizona	17	37	$104,634	2

California	—	12	41,285	3

Total	52	49	$145,919	11

      Our homes generally are sold by full-time, commissioned employees who typically work from a sales office located in the model homes for each project. At March 31, 2001, we had 82 sales and marketing employees. Our goal is to ensure that the sales force has extensive knowledge of our operating policies and housing products. To achieve this goal, we train our sales personnel and conduct periodic meetings to update them on sales techniques, competitive products in the area, financing availability, construction schedules, marketing and advertising plans, and the available product lines, pricing, options and warranties offered. Sales personnel are licensed real estate agents where required by law. Independent brokers also sell our homes, and are usually paid a sales commission based on the price of the home. Our sales personnel assist our customers in selecting upgrades or in adding available customization features to their homes. We attempt to present our available upgrade and customization options to appeal to local consumer demands while at the same time minimizing our costs. Occasionally we offer various sales incentives, such as landscaping and certain interior home improvements, to attract buyers. The use and type of incentives depends largely on economic and competitive market conditions.

Backlog

      Most of our home sales are made under standard sales contracts signed before construction of the home begins. The contracts require substantial cash deposits and are usually subject to certain contingencies, such as the buyer’s ability to qualify for financing. Homes covered by such sales contracts but not yet closed are considered “backlog.” We do not include as a new sales contract sales contingent upon the sale of a customer’s existing home until the contingency is removed. We do not recognize revenue on homes in backlog until the home is delivered to a third-party homebuyer and other criteria for sale and profit recognition are met. We sometimes build homes before obtaining a sales contract. These homes, however, are excluded from backlog until a sales contract is signed. At March 31, 2001, only 7% of our homes under construction were speculative homes. We believe we will deliver almost all homes in backlog at March 31, 2001 to customers during 2001.

      Our backlog increased to 1,470 homes with a value of $370.7 million at March 31, 2001 from 1,074 homes with a value of $256.7 million at March 31, 2000. These increases are primarily due to additional communities that opened for sale, along with strong home sales in all of our markets.

Customer Financing

      We attempt to help qualified homebuyers who require financing to obtain loans from mortgage lenders that offer a variety of financing options. We provide mortgage-banking services in our Dallas/ Ft. Worth market through a 100% owned mortgage broker subsidiary, Texas Home Mortgage Corporation, which brokers loans on behalf of third party lenders. In Phoenix and Tucson we provide mortgage services through MTH Mortgage, LLC, a joint venture with an independent mortgage banking company. In our other markets we use unaffiliated preferred mortgage lenders. We may pay a portion of the closing costs and discount mortgage points to assist homebuyers with financing. Since many customers use long-term mortgage financing to purchase homes, adverse economic conditions, unemployment increases and high mortgage interest rates may deter or reduce the number of potential homebuyers.

Customer Relations, Quality Control and Warranty Programs

      We believe that positive customer relations and an adherence to stringent quality control standards are fundamental to continued success, and that our commitment to buyer satisfaction and quality control has significantly contributed to our reputation as a high quality builder.

      A Meritage project manager or project superintendent and a customer relations representative generally oversee compliance with quality control standards for each development. These representatives perform the following tasks:

•	oversee home construction;

•	oversee subcontractor and supplier performance;

•	review the progress of each home and conduct formal inspections as specific stages of construction are completed; and

•	regularly update buyers on the progress of their homes.

      We generally provide a one-year limited warranty on workmanship and building materials with each home. As subcontractors usually provide an indemnity and a certificate of insurance before beginning work, claims relating to workmanship and materials are generally the subcontractors’ primary responsibility. Reserves for future warranty costs are established based on historical experience within each division or region, and are recorded when the homes are delivered. Reserves range from 0.30% to 0.75% of a home’s sale price. To date, these reserves have been sufficient to cover warranty repairs.

Competition and Market Factors

      The development and sale of residential property is a highly competitive industry. We compete for sales in each of our markets with national, regional, and local developers and homebuilders, existing home resales and, to a lesser extent, condominiums and available rental housing. Some competitor homebuilders have significantly greater financial resources and/or lower costs than we do. Competition among both small and large residential homebuilders is based on a number of interrelated factors, including location, reputation, amenities, design, quality and price. We believe that we compare favorably to other homebuilders in the markets in which we operate due to our:

•	experience within our geographic markets which allows us to develop and offer new products;

•	ability to recognize and adapt to changing market conditions, including from a capital and resource perspective;

•	ability to capitalize on opportunities to acquire land on favorable terms; and

•	reputation for outstanding service and quality products.

      The homebuilding industry is cyclical and is affected by consumer confidence levels, job availability, general economic conditions and interest rates. Other factors affecting the homebuilding industry and demand for new homes are changes in costs associated with home ownership, such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends, availability of and changes in mortgage financing programs and the availability and cost of land and building materials. Any slowing in new home sales would increase competition among homebuilders in our market areas. There is no assurance that we will be able to compete successfully against other homebuilders in our current markets in a more competitive business environment or that such increased competition will not have a material adverse affect on our business and operating results.

Government Regulation and Environmental Matters

      We purchase most of our land with entitlements, providing for zoning and utility services to project sites and giving us the right to obtain building permits. Construction may begin almost immediately on such entitled land upon compliance with and receipt of specified permits, approvals and other conditions, which generally are within our control. The time needed to obtain such approvals and permits affects the carrying costs of unimproved property acquired for development and construction. The continued effectiveness of permits already granted is subject to factors such as changes in government policies, rules and regulations, and their interpretation and application. To date, the government approval processes discussed above have not had a material adverse effect on our development activities, although there is no assurance that these and other restrictions will not adversely affect future operations.

      Local and state governments have broad discretion regarding the imposition of development fees for projects under their jurisdictions. These fees are normally established when we receive recorded maps and building permits. In addition, occasionally communities impose construction moratoriums. Because most of our land is entitled, construction moratoriums generally would affect us if they arose from health, safety or welfare issues, such as insufficient water, electric or sewage facilities. We could become subject to delays or may be precluded entirely from developing communities due to building moratoriums, “slow growth” or “no growth” initiatives or building permit allocation ordinances, which could be implemented in the future.

      We are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. In some markets, we are subject to environmentally sensitive land ordinances that mandate open space areas with public elements in housing developments, and prevent development on hillsides, wetlands and other protected areas. We must also comply with flood plain restrictions, desert wash areas, native plant regulations, endangered species acts and view restrictions. These and similar laws may result in delays, cause substantial compliance and other costs and prohibit or severely restrict development in certain environmentally sensitive regions or areas. To date, compliance with such ordinances has not materially affected our operations, although it may do so in the future.

      We usually condition our obligation to purchase property on, among other things, an environmental review of the land. To date, we have not incurred any unanticipated liabilities relating to the removal of unknown toxic wastes or other environmental matters. However, there is no assurance that we will not incur material liabilities in the future relating to toxic waste removal or other environmental matters affecting land currently or previously owned.

Bonds and Other Obligations

      We obtain letters of credit and performance, maintenance and other bonds in support of our obligations with respect to the development of our projects. The amount of these obligations outstanding at any time varies in accordance with pending development activities. In the event the bonds or letters are drawn upon, we would be obligated to reimburse the issuer of the bond or letter of credit. At March 31, 2001, there were approximately $9.3 million in outstanding letters of credit and $33.3 million in performance bonds for such purposes. We do not believe that any of these bonds or letters of credit are likely to be drawn upon.

Employees and Subcontractors

      At March 31, 2001, we had 369 employees, including 85 in management and administration, 82 in sales and marketing, and 202 in construction operations. Our employees are not unionized, and we believe that employee relations are good. We act solely as a general contractor and all construction operations are conducted through project managers and field superintendents who manage third party subcontractors. We use independent contractors for construction, architectural and advertising services, and believe that our relations with our subcontractors and independent contractors are good.

Properties

      We lease approximately 14,400 square feet of office space in Scottsdale, Arizona and a 13,000 square foot office in Plano, Texas, which serve as our corporate offices. The Scottsdale lease expires in August 2004. The Plano lease expires in May 2002 and the building is leased from a company beneficially owned by one of our co-chairmen. We believe that the Plano lease rate is competitive with rates for comparable space in the area and that the terms of the lease are similar to those we could obtain in an arm’s length transaction. In addition, we lease approximately 14,300 square feet of space for our operating divisions under leases expiring between October 2001 and July 2005.

      As of March 31, 2001, we also had leases for 49 model homes at a total monthly lease amount of approximately $145,900. The leases have terms ranging from three months to 36 months, with various renewal options.

Legal Proceedings

      We are involved in various routine legal proceedings incidental to our business. We believe that none of these matters, some of which are covered by insurance, will have a material adverse impact upon our financial condition if decided against us.

MANAGEMENT

Directors and Executive Officers

      The directors and executive officers of Meritage and their respective ages, as of June 15, 2001, and positions are as follows:

Name	Age	Position

Steven J. Hilton	39	Co-Chairman and Chief Executive Officer

John R. Landon	43	Co-Chairman and Chief Executive Officer

Larry W. Seay	45	Chief Financial Officer, Vice President-Finance, Secretary and Treasurer

Richard T. Morgan	45	Vice President

William W. Cleverly	45	Director

Raymond Oppel	44	Director

Robert G. Sarver	39	Director

C. Timothy White	39	Director

Peter L. Ax	42	Director

      Steven J. Hilton has served as co-chairman and co-chief executive officer (or co-managing director) since April 1998 and served as our president and co-chief executive officer from December 31, 1996 to April 1998. In 1985, Mr. Hilton co-founded Monterey Homes, which merged with Homeplex Mortgage Investment Co., Meritage’s predecessor, and was its treasurer, secretary and director until December 31, 1996. Mr. Hilton is a member of the Central Arizona Homebuilders’ Association and the National Homebuilders’ Association.

      John R. Landon has served as co-chairman and co-chief executive officer (or co-managing director) since April 1998 and served as our chief operating officer and co-chief executive officer from the combination of Legacy Homes and Meritage in July 1997 to April 1998. Mr. Landon founded Legacy Homes in 1987 and, as its president, managed all aspects of the company’s business. Mr. Landon is a member of the National Association of Homebuilders and the Dallas Home and Apartment Builders’ Association.

      Larry W. Seay has served as chief financial officer and vice president – finance since December 31, 1996, and has also served as our secretary and treasurer since 1997. Mr. Seay was chief financial officer and vice president – finance of Monterey Homes from April 1996 to December 31, 1996. From 1990 to 1996, Mr. Seay served as vice president/ treasurer of UDC Homes, Inc. Mr. Seay is a certified public accountant and a member of the American Institute of Certified Public Accountants.

      Richard T. Morgan has served as vice president since April 1998 and also served as chief financial officer of our Texas division since July 1997. Mr. Morgan joined Legacy Homes in 1989 as controller, and was appointed Legacy’s chief financial officer in 1997.

      William W. Cleverly has served as a director since December 31, 1996. He served as co-chairman and co-chief executive officer (or co-managing director) from April 1998 to March 1999, and as chairman of the board and co-chief executive officer from December 31, 1996 to April 1998. Mr. Cleverly co-founded Monterey Homes in 1985, and was its president and director until December 31, 1996. Mr. Cleverly is the chief executive officer of Inca Capital, a real estate finance and investment company, and is a member of the Central Arizona Homebuilders’ Association and the National Homebuilders’ Association.

      Raymond Oppel has served as a director since December 1997. In 1982, he co-founded and became chairman and chief executive officer of the Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold to the public homebuilder KB Home in 1995. Mr. Oppel has served as president of the Texas Panhandle Builder’s Association and is a licensed real estate broker. Mr. Oppel currently is active as a private investor in real estate development, banking and a new automobile dealership.

      Robert G. Sarver has served as a director since December 1996, and has been the chairman and chief executive officer of California Bank and Trust since 1998. From 1995 to 1998, he served as chairman of Grossmont Bank. Mr. Sarver is currently a director of Skywest Airlines and Zion’s Bancorporation, a publicly held bank holding company. In 1990, Mr. Sarver co-founded and currently serves as the executive director of Southwest Value Partners and Affiliates, a real estate investment company. In 1984, Mr. Sarver founded National Bank of Arizona, Inc. and was its president until its acquisition by Zion’s Bancorporation in 1994.

      C.  Timothy White has served as a director since December 1996, and served as a director of Monterey Homes from February 1995 until December 1996. Since 1989, Mr. White has been an attorney with the law firm of Tiffany & Bosco, P.A. in Phoenix, Arizona, which provides legal services to Meritage.

      Peter L. Ax has served as a director since September 2000 and is the managing partner of Phoenix Capital Management, a Scottsdale-based financial consulting firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., the nation’s largest consolidator and developer of coin-operated laundromats. Mr. Ax is the exclusive financial advisor to Cleanwave, LLC, an internet-based provider of laundry services owned by Shell Chemical, a division of Royal Dutch Shell, and SpinCycle, Inc. Mr. Ax is also on the Board of Directors of CashX and of Takos.com. Prior to his involvement in these companies, Mr. Ax served as head of the private equity division and senior vice president of Lehman Brothers in New York. Mr. Ax is a certified public accountant and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since 1997, we have leased office space in Plano, Texas from Home Financial Services, a Texas partnership owned by John and Eleanor Landon. The lease expires May 15, 2002. Rents paid to the partnership were $185,613 in 2000, $176,773 in 1999 and $169,294 in 1998.

      We paid legal fees to Tiffany & Bosco, P.A. of approximately $311,000 in 2000 and $334,000 in 1999. C. Timothy White, one of our directors, is a partner of Tiffany & Bosco, P.A.

      In 1999, we entered into a $70 million borrowing agreement with Wells Fargo Bank and California Bank and Trust that was increased to $100 million in 2000. This line of credit begins to term out over a 24-month period beginning on January 1, 2002, has interest payable monthly at a rate approximating prime or LIBOR plus 1.75%, and is secured by first deeds of trust on real estate. Mr. Sarver, one of our directors, is the chairman and chief executive officer of California Bank and Trust.

      In 2000, we purchased 42 lots for development in Arizona from a business controlled by William Cleverly, one of our directors. The total amount paid for the lots was approximately $2,435,000.

      In 2000, we purchased 223 lots for development in Arizona at an acquisition price of approximately $10,772,000 from a business controlled by the spouse of Alan D. Hamberlin. In 1999, we purchased 92 lots for approximately $3,517,000, and in 1998, 35 lots for approximately $1,314,000 from that same business. Mr. Hamberlin is a holder of more than 5% of our common stock.

      We previously leased approximately 11,000 square feet of office space in a Scottsdale, Arizona office building from a limited liability company owned by Messrs. Hilton and Cleverly since 1994. The building was sold to third parties in 2000. Rents paid to the limited liability company totaled $43,852 in 2000, $238,240 in 1999, and $210,816 in 1998.

      Management believes that the terms and fees negotiated for all transactions listed above are no less favorable than those that could be negotiated in arm’s length transactions.

PRINCIPAL STOCKHOLDERS

      The following table summarizes, as of June 15, 2001, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each person or group management knows to beneficially own more than 5% of such stock;

•	each Meritage director and executive officer; and

•	all Meritage directors and executive officers as a group.

      The address for our directors and executive officers is c/o Meritage Corporation, 6613 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85250. The number of shares includes shares of common stock owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.

				Right to
		Number		Acquire by	Total	Percent of
		of Shares		August 15,	Beneficial	Outstanding
Name of Beneficial Owner	Position with Company	Owned		2001	Shares	Shares(1)

Steven J. Hilton	Class I Director, Co-Chairman	642,341		177,107	819,448	14.9%
	and Co-Chief Executive Officer

John R. Landon	Class II Director,	813,934	(2)	14,240	828,174	15.5%
	Co-Chairman and Co-Chief
	Executive Officer

William W. Cleverly	Class I Director	296,341		136,667	433,008	7.9%

Robert G. Sarver	Class II Director, Audit and	286,300	(3)	10,000	296,300	5.5%
	Compensation Committee

C. Timothy White	Class II Director	3,316		10,000	13,316	*

Ray Oppel	Class I Director, Audit and	15,000		10,000	25,000	*
	Compensation Committee

Peter L. Ax	Class I Director, Audit and	—		—	—
	Compensation Committee

Larry W. Seay	Chief Financial Officer, Vice	10,400		8,000	18,400	*
	President-Finance, Secretary
	and Treasurer

Richard T. Morgan	Vice President	1,500		14,000	15,500	*
All directors and executive officers as a group

(9 persons)		2,069,132		380,014	2,449,146	45.1%

Alan D. Hamberlin		320,226	(4)	—	320,226	6.0%
5333 N. 7th St.,
Phoenix, AZ
85014
Fidelity Management &

Research Co.		270,000	(5)	—	270,000	5.1%
82 Devonshire Street,
Boston, MA 01109

*	Represents less than 1%.

(1)	The percentages shown include the shares of common stock actually owned as of June 15, 2001, and the shares which the person or group had the right to acquire within 60 days of that date. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of June 15, 2001 upon exercise of options, are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.

(2)	647,267 shares are owned with Eleanor Landon, spouse, as tenants-in-common.

(3)	Mr. Sarver beneficially owns 1,500 shares through his spouse and 500 shares through a minor child.

(4)	Based on a Schedule 13G, filed with the Commission on January 17, 2001, Alan D. Hamberlin has sole voting power with respect to 320,226 shares and sole dispositive power with respect to those shares. Mr. Hamberlin is a former director of Meritage.

(5)	Based on a Schedule 13G, filed with the Commission on February 14, 2001, Fidelity Management & Research Co. (“Fidelity”) has beneficial ownership with respect to 270,000 shares and sole dispositive power with respect to those shares. The shares as to which the Schedule 13G is filed by FMR Corporation, in its capacity as the parent holding company of Fidelity, an investment advisor to various investment companies, are owned by one investment company, Fidelity Low Priced Stock Funds. The Schedule 13G also states that Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees.

DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS

      In addition to the $165 million aggregate principal amount of outstanding notes, we had certain other indebtedness. The following is a summary of our and our subsidiaries’ bank and other indebtedness. The descriptions of the agreements set forth below are not complete and are qualified in their entirety by reference to the actual loan documents.

Revolving Credit Facilities

      We have two revolving credit facilities, one of which is used to fund our operations in Arizona and California and the other of which is used to fund our operations in Texas.

  $100 Million Bank Revolving Construction Line of Credit

      We have a $100 million bank revolving line of credit, which is secured by first deeds of trust on real estate for specific subdivision projects in Arizona and California. The facility converts to a term loan on June 1, 2003 and the facility amount is reduced every three months thereafter by one-eighth. Interest on this facility is payable monthly at rates approximating prime or LIBOR plus 1.75% or 2.0%, depending on the Company’s leverage ratio. The entire unpaid principal balance is due on June 1, 2005. Borrowings under the facility are limited by the availability of sufficient real estate collateral, which is determined constantly throughout the facility period. The composition of the collateral borrowing base is limited to certain parameters set forth in the facility agreement and each type of collateral (such as raw land, lots under development, finished lots and homes) expires as part of the collateral borrowing base after specified maturity dates for each collateral type. Repayment of advances is upon the earlier of close of escrow of individual lots and homes within the collateral pool, the maturity date of individual parcels, lots and homes within the collateral pool or over a 24-month period beginning on June 1, 2003. This facility is subject to a facility fee of 0.25% per annum on the facility commitment amount, payable quarterly and a non-usage fee of 0.15% of the unused commitment amount. As of March 31, 2001, $79.3 million was outstanding under this credit facility. We used $62.9 million of the proceeds from the issuance of the outstanding notes to repay outstanding amounts under this credit facility.

      We may also obtain letters of credit up to a maximum of $20 million, subject to available borrowing capacity and sufficient collateral. We are subject to a 1% per annum fee on the stated amount of each letter of credit that we issue.

      Under the credit facility, we are required to comply with a number of covenants, including:

•	not permitting our ratio of total liabilities to adjusted tangible net worth to exceed the following:

(i)	3.0 to 1.0 for the quarter ending June 30, 2001;

(ii)	2.75 to 1.0 for the quarter ending September 30, 2001;

(iii)	2.5 to 1.0 for the quarter ending December 31, 2001 and as of the end of the first three quarters thereafter; and

(iv)	2.25 to 1.0 for the quarter ending December 31, 2002 and each fiscal year ending thereafter.

•	not permitting our ratio of EBITDA (as defined in the credit facility) to interest incurred plus any regularly scheduled principal payments due on the Company’s debt to be less than 2 to 1, based on a four quarter rolling average; and

•	maintaining a tangible net worth of at least:

(i)	$85 million as of June 30, 2001;

(ii) $100 million as of September 30, 2001;

(iii) $120 million as of December 31, 2001; and

(iv)	$120 million as of March 31, 2002 and continuing thereafter plus 50% of net income earned commencing January 1, 2002.

  $75 Million Bank Revolving Construction Line of Credit

      We have a $75 million bank revolving line of credit, which is secured by first deeds of trust on real estate for specific subdivision projects in Texas. Interest on this facility is payable monthly at rates approximating prime or LIBOR plus 2.0%. The entire unpaid principal balance is due May 31, 2002. Borrowings under the facility are limited by the availability of sufficient real estate collateral, which is determined constantly throughout the facility period. The composition of the collateral borrowing base is limited to certain parameters in the facility agreement and is based upon the lesser of the direct costs of the real estate collateral (such as land, lots under development, finished lots and homes) or a percentage of the appraised value of the collateral, which varies depending upon the stage of construction. Repayment of advances is upon the earlier of close of escrow of individual lots and homes within the collateral pool, the maturity date of individual parcels, lots and homes within the collateral pool or May 31, 2002. This facility is not subject to a facility fee. As of March 31, 2001, $19.6 million was outstanding under this credit facility. We used $15 million of the proceeds from the issuance of the outstanding notes to repay outstanding amounts under this credit facility.

      Under this credit facility, we are required to comply with a number of covenants, including:

•	not permitting the borrowing subsidiary’s (Legacy/ Monterey Homes L.P.) ratio of total liabilities to equity to exceed 3 to 1; and

•	not permitting the net worth of the borrowing subsidiary to fall below $40 million.

Senior Unsecured Notes

      We issued 9.1% senior notes on September 1, 1998 in the original aggregate principal amount of $15 million. We repaid the entire outstanding balance of $15 million, plus accrued interest and prepayment premiums of $900,000 with the proceeds from the issuance of the outstanding notes. As a result of this prepayment, we incurred an extraordinary loss, net of tax, in the second quarter of fiscal 2001 of approximately $550,0000 relating to the early extinguishment of this debt.

Other Debt

      We have other land acquisition and development credit facilities and seller carryback financing totaling $3.0 million at March 31, 2001, which are secured by first deeds of trust on real estate. Interest on these facilities is payable monthly, ranging from prime to prime plus 0.25% or at a fixed 10% per annum rate. Principal payments are due at the earlier of funding of construction financing or the maturity date of individual projects.

DESCRIPTION OF THE EXCHANGE NOTES

      As used below in this “Description of the Exchange Notes” section, the “Issuer” means Meritage Corporation, a Maryland corporation, and its successors, but not any of its subsidiaries. The outstanding notes were, and the exchange notes will be, issued under an indenture, dated as of May 30, 2001 (the “Indenture”) by and among the Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee ( the “Trustee”). The outstanding notes and the exchange notes will constitute a single series of debt securities under the Indenture. The notes are subject to the terms stated in the Trust Indenture Act of 1939. Holders of the notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

      The following is a summary of the material terms and provisions of the notes. The following summary does not purport to be a complete description of the notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.” References to the “notes” includes both the outstanding notes and the exchange notes.

Principal, Maturity and Interest

      The notes will mature on June 1, 2011. The notes will bear interest at the rate shown on the cover page of this offering memorandum, payable on June 1 and December 1 of each year, commencing on December 1, 2001, to Holders of record at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

      The aggregate principal amount of the notes is $165.0 million. The Issuer may issue additional notes of up to $125.0 million aggregate principal amount having identical terms and conditions to the notes being issued in this offering (the “additional notes”), subject to compliance with the “Limitations on Additional Indebtedness” covenant described below. Any additional notes will be part of the same issue as the notes being issued in this offering and will vote on all matters as one class with the notes being issued in this offering, including, without limitation, waivers, amendments, redemptions and offers to purchase. For purposes of this “Description of the Exchange Notes,” except for the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness,” references to the notes include additional notes, if any.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s notes in accordance with those instructions. Otherwise, payments on the notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking

      The outstanding notes are, and the exchange notes will be, general unsecured obligations of the Issuer. The notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Note Guarantee (as defined below) will be a general unsecured obligation of the Guarantor thereof and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

      The notes and each Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor (including Indebtedness under the Credit Facilities) to the extent of the value of the assets securing such Indebtedness.

      The notes will also be effectively subordinated to all existing and future obligations, including Indebtedness, of any Unrestricted Subsidiaries. Claims of creditors of Unrestricted Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer’s Indebtedness, including the notes.

      As of March 31, 2001, on a pro forma basis, the Issuer would have had approximately $27.6 million aggregate principal amount of secured Indebtedness and approximately $43 million of undrawn borrowings available under the Credit Facilities. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See “— Certain Covenants — Limitations on Additional Indebtedness” and “— Limitations on Liens.”

Note Guarantees

      The Issuer’s obligations under the notes and the Indenture will be jointly and severally guaranteed (the “Note Guarantees”) by each Restricted Subsidiary.

      Not all of our Subsidiaries will guarantee the notes. Unrestricted Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

      As of the date of the Indenture, all of our Subsidiaries, including the Subsidiaries that acquired the assets of Hancock, but excluding Texas Home Mortgage Corporation, which conducts our mortgage broker business, will be “Restricted Subsidiaries,” and all of our Restricted Subsidiaries will be Guarantors. However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our other Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

      The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities permitted under clause (1) of “— Certain Covenants — Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

      In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Issuer and the Restricted Subsidiaries, then that Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that the Net Available Proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See “— Certain Covenants — Limitations on Asset Sales.” In addition, the Indenture will provide that any Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Guarantor, in each case in accordance with the provisions of the Indenture, will be released from its Note Guarantee upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

Optional Redemption

      Except as set forth below, the notes may not be redeemed prior to June 1, 2006. At any time on or after June 1, 2006, the Issuer, at its option, may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning June 1 of the years indicated:

Optional
Year	Redemption Price

2006	104.875%

2007	103.250%

2008	101.625%

2009 and thereafter	100.000%

      At any time prior to June 1, 2004, the Issuer may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 109.750% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

      The Issuer may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

      In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described in the second paragraph under “— Optional Redemption,” selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

      Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder of the note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the notes to be redeemed) pursuant to the Indenture.

Change of Control

      Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

      Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

      If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Issuer purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

      A “Change of Control” includes certain sales of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries. The phrase “all or substantially all” as used in the Indenture (including as set forth under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase notes.

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

      The Indenture will contain, among others, the following covenants:

  Limitations on Additional Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 3.00 to 1.00 (either (a) or (b), the “Ratio Exception”).

      Notwithstanding the above, so long as no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate amount at any time outstanding (whether incurred under the Ratio Exception or as Permitted Indebtedness) not to exceed the greater of (x) $165.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2) the notes and the Note Guarantees issued on the Issue Date;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the notes);

(4) Indebtedness of the Issuer and the Restricted Subsidiaries under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Issuer owed to a Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligation, under the Indenture and the notes and (b) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding $15.0 million;

(8) Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception or clause (2) or (3) above; and

(12) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million at any time outstanding.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness outstanding under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above.

  Limitations on Layering Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) contractually made expressly subordinate to the notes or the Note Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is contractually subordinated to such other Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be.

  Limitations on Restricted Payments

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (5) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds or the Fair Market Value of any assets to be used in a Permitted Business (other than securities) received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than to the extent any such proceeds are used to redeem notes in accordance with the second paragraph under “— Optional Redemption,” plus

(c) the aggregate amount by which Indebtedness of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f) $10.0 million.

      The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) so long as no Default shall have occurred and be continuing at the time of or as a consequence of such redemption, the redemption of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2.0 million during any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $4.0 million in any calendar year); or

(5) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

  Maintenance of Consolidated Tangible Net Worth

      If the Issuer’s Consolidated Tangible Net Worth declines below $60.0 million (the “Minimum Tangible Net Worth”) at the end of any fiscal quarter, the Company must deliver an Officers’ Certificate to the Trustee within 55 days after the end of that fiscal quarter (110 days after the end of any fiscal year) to notify the Trustee. If, on the last day of each of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to as a “Deficiency Date”), the Issuer’s Consolidated Tangible Net Worth is less than the Minimum Tangible Net Worth of the Issuer, then the Issuer must make an offer (a “Net Worth Offer”) to all Holders of notes to purchase 10% of the aggregate principal amount of the notes originally issued (the “Net Worth Offer Amount”) at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that no such Net Worth Offer shall be required if, after the Deficiency Date but prior to the date the Issuer is required to make the Net Worth Offer, capital in cash or Cash Equivalents is contributed for Qualified Equity Interests of the Issuer sufficient to increase the Issuer’s Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or above the Minimum Tangible Net Worth.

      The Issuer must make the Net Worth Offer no later than 65 days after each Deficiency Date (120 days if such Deficiency Date is the last day of the Issuer’s fiscal year). The Net Worth Offer is required to remain open for a period of 20 Business Days following its commencement or for such longer period as required by law. The Issuer is required to purchase the Net Worth Offer Amount of the notes on a designated date no later than five Business Days after the termination of the Net Worth Offer, or if less than the Net Worth Offer Amount of notes shall have been tendered, all notes then tendered.

      If the aggregate principal amount of notes tendered exceeds the Net Worth Offer Amount, the Issuer is required to purchase the notes tendered to it pro rata among the notes tendered (with such adjustments as may be appropriate so that only notes in denominations of $1,000 and integral multiples thereof shall be purchased).

      In no event will the failure of the Issuer’s Consolidated Tangible Net Worth to equal or exceed the Minimum Tangible Net Worth at the end of any fiscal quarter be counted toward the requirement to make more than one Net Worth Offer. The Issuer may reduce the principal amount of notes to be purchased pursuant to the Net Worth Offer by subtracting 100% of the principal amount (excluding premium) of the notes redeemed by the Issuer prior to the purchase (otherwise than under this provision). The Issuer, however, may not credit notes that have been previously used as a credit against any obligation to repurchase notes pursuant to this provision.

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Net Worth Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Net Worth Offer” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Net Worth Offer” provisions of the Indenture by virtue of this compliance.

      If a Net Worth Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the notes that might be delivered by Holders seeking to accept the Net Worth Offer. In addition, we cannot assure you that the Issuer will be able to obtain the consents necessary to consummate a Net Worth Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

      The Issuer’s Consolidated Tangible Net Worth, on a pro forma basis, was approximately $99.7 million as of March 31, 2001.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired;

(8) encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to the agreements creating or evidencing the Indebtedness being refinanced;

(9) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired; and

(11) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

  Limitations on Transactions with Affiliates

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $60,000 (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that may have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value of $1.0 million or more, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above;

(b) with respect to any Affiliate Transaction involving aggregate value in excess of $2.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(c) with respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (b) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

      The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangements;

(3) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(4) any agreement as in effect as of the Issue Date (including the Wells Fargo Credit Agreement) or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(5) Restricted Payments of the type described in clause (1), (2) or (4) of the definition of “Restricted Payment” and which are made in accordance with the covenant described under “— Limitations on Restricted Payments”; or

(6) sales of Qualified Equity Interests for cash by the Issuer to an Affiliate.

  Limitations on Liens

      The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than Permitted Liens) any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the notes or a Note Guarantee, effective provision is made to secure the notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Note Guarantee, effective provision is made to secure the notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

  Limitations on Asset Sales

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

      For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business.

      If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

      If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than one year following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) repay any Indebtedness under the Credit Facilities;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Issuer or a Restricted Subsidiary acquires voting and management control of such entity) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business.

      The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the notes and such other Indebtedness required to be redeemed, the maximum principal amount of notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the notes, notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

      To the extent that the sum of the aggregate Offered Price of notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

      In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Limitations on Mergers, Consolidations, Etc.,” the successor corporation shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

  Limitations on Designation of Unrestricted Subsidiaries

      The Issuer may designate any Subsidiary of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

      No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Permitted Unrestricted Subsidiary Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer or such Restricted Subsidiary;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “— Limitations on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “— Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

      As of the Issue Date, the Issuer shall be deemed to have Designated Texas Home Mortgage Company as an Unrestricted Subsidiary.

      The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

      All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitations on Mergers, Consolidations, Etc.

      The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the notes, the Indenture and the Registration Rights Agreement; provided that at any time the Successor is a limited liability company, there shall be a co-issuer of the notes that is a corporation;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

      For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

      Except as provided under the caption “— Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Issuer.

      Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the notes, the Indenture and its Note Guarantee, if applicable.

      Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary.

  Additional Note Guarantees

      If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Subsidiary that has been designated an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

  Conduct of Business

      The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

  Reports

      Whether or not required by the Commission, so long as any notes are outstanding, the Issuer will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations (including any grace periods or extensions permitted by the Commission):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file these reports.

      In addition, whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

      Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “— Change of Control”;

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10.0 million or more;

(6) one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

      If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding notes shall become due and payable without any further action or notice.

      The Trustee shall, within 30 days after the occurrence of any Default with respect to the notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the notes or a Default in complying with ‘— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

      No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any note for enforcement of payment of the principal of or interest on such note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of Default” section).

      The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

      The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding notes and Note Guarantees, except as to

(1) rights of Holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes, and the Trustee must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

      If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes when either

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture,

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be, and

(d) the Trustee, for the benefit of the Holders, has a valid, perfected, exclusive security interest in this trust.

      In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

      A Holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any note selected for redemption, (2) to register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or (3) to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.

      The notes will be issued in registered form and the registered Holder will be treated as the owner of such note for all purposes.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in principal amount of the notes then outstanding; provided that:

(a) no such amendment may, without the consent of the Holders of two-thirds in aggregate principal amount of notes then outstanding, amend the obligation of the Issuer under the heading “— Change of Control” or the related definitions that could adversely affect the rights of any Holder; and

(b) without the consent of each Holder affected, the Issuer and the Trustee may not:

(1) change the maturity of any note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes;

(3) reduce any premium payable upon optional redemption of the notes, change the date on which any notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

(4) make any note payable in money or currency other than that stated in the notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the notes or any Note Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

(7) impair the rights of Holders to receive payments of principal of or interest on the notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(9) make any change in these amendment and waiver provisions.

      Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuer’s obligations to the Holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Issuer will have any liability for any obligations of the Issuer under the notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees.

Concerning the Trustee

      Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

      The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

      The Indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form of Notes

      The notes will initially be represented by one or more global notes (the “Global Notes”) in definitive, fully registered form without interest coupons. The Global Notes will be deposited with, or on behalf of, the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

      DTC has advised the Issuer as follows:

      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anónyme, Luxembourg (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder of outstanding notes represented by such Global Notes under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

      Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form. In addition, if (1) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.

      Neither the Issuer nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

      The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

      “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

      “Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

      “asset” means any asset or property.

      “Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the provisions described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “— Certain Covenants — Limitations on Restricted Payments”;

(4) the creation or realization of any Permitted Lien;

(5) transactions in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land and (B) real estate (including related amenities and improvements);

(6) dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business; and

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

      “Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

      “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

      “Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person.

      “Borrowing Base” means, at any time of determination, the sum of the following without duplication:

(1) 100% of all cash and Cash Equivalents held by the Issuer or any Restricted Subsidiary;

(2) 75% of the book value of Developed Land for which no construction has occurred;

(3) 95% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Issuer) for all Units for which there is an executed purchase contract with a buyer not Affiliated with the Issuer, less any deposits, down payments or earnest money;

(4) 80% of the cost of the land and construction costs including capitalized interest (as reasonably allocated by the Issuer) for all Units for which construction has begun and for which there is not an executed purchase agreement with a buyer not Affiliated with the Company; and

(5) 50% of the costs of Entitled Land (other than Developed Land) on which improvements have not commenced, less mortgage Indebtedness (other than under a Credit Facility) applicable to such land.

      “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

      “Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person other than a Permitted Holder or any Person other than a Permitted Holder consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate 100% of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

      “Commission” means the U.S. Securities and Exchange Commission.

      “Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense and interest and other charges amortized to cost of home sales and cost of land sales, and

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

      “Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

      If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

      For purposes of calculating the Consolidated Fixed Charge Coverage Ratio prior to the expiration of the first Four-Quarter Period subsequent to the Issue Date, such calculation shall be on the same pro forma basis as the pro forma financial statements are presented in this offering memorandum.

      In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

      “Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Issuer and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

      “Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (other than interest and other charges amortized to cost of home sales and cost of land sales) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary.

      “Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations but not including interest or other charges amortized to cost of home sales and cost of land sales).

      “Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary; and

(6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period.

      In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “— Certain Covenants — Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (14) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

      “Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

      “Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Issuer and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness.

      “Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person as of such date less (without duplication) all Intangible Assets of such Person as of such date.

      “Credit Facilities” means (i) the Wells Fargo Credit Agreement and (ii) the Master Loan Agreement dated as of January 31, 1993, as amended, between Legacy/ Monterey Homes L.P., as borrower, and Guaranty Federal Bank, F.S.B, as lender, in each case (i) and (ii), including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreements, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

      “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      “Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

      “Designation” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

      “Designation Amount” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

      “Developed Land” means all Entitled Land of the Issuer and its Restricted Subsidiaries which is undergoing active development or is ready for vertical construction.

      “Disqualified Equity Interests” of any Person means any Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the notes; provided, however,that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “— Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the notes as required pursuant to the provisions described under the caption “— Change of Control.”

      “Entitled Land” means all land of the Issuer and its Restricted Subsidiaries (a) on which Units may be constructed or which may be utilized for commercial, retail or industrial uses, in each case, under applicable laws and regulations and (b) the intended use by the Issuer for which is permissible under the applicable regional plan, development agreement or applicable zoning ordinance.

      “Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

      “guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

      “Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

      “Holder” means any registered holder, from time to time, of the notes.

      “incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Issuer or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

      “Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(12) the liquidation value of Preferred Stock of a Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its Wholly-Owned Restricted Subsidiaries).

      Notwithstanding the foregoing, (a) earn-outs or similar profit sharing arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities and (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business shall not be considered Indebtedness. Any Indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred in the amount of the full principal amount at maturity thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

      The Indenture will not restrict any Unrestricted Subsidiary from incurring Indebtedness nor will Indebtedness of any Unrestricted Subsidiaries be included in the Consolidated Fixed Charge Coverage Ratio or the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth hereunder, as long as the Unrestricted Subsidiary incurring such Indebtedness remains an Unrestricted Subsidiary.

      “Independent Director” means a director of the Issuer who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates in excess of $60,000, other than customary directors’ fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer’s or Affiliate’s board and board committee meetings.

      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of service to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

      “initial purchasers” means UBS Warburg LLC and Deutsche Banc Alex. Brown Inc.

      “Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its Fair Market Value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

      “interest” means, with respect to the notes, interest and Liquidated Damages, if any, on the notes.

      “Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors of the Issuer. Notwithstanding the foregoing, redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

      “Issue Date” means the date on which the outstanding notes were originally issued.

      “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

      “Moody’s” means Moody’s Investors Service, Inc., and its successors.

      “Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

      “Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

      “Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the notes or the Note Guarantees, as applicable.

      “Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this offering memorandum and businesses that are reasonably related thereto or reasonable extensions thereof (including, without limitation, land development, home alarm, pest control, title and other ancillary businesses).

      “Permitted Holders” means Steven J. Hilton and John R. Landon, their respective wives and children, any corporation, limited liability company or partnership in which either of them has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of either of them or their wives or children.

      “Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness”;

(5) Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments in existence on the Issue Date;

(13) Investments made by the Issuer or any Restricted Subsidiary in joint ventures in a Permitted Business with unaffiliated third parties in an aggregate amount at any one time outstanding not to exceed 10% of the Issuer’s Consolidated Tangible Net Worth at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(14) other Investments in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

      The amount of Investments outstanding at any time pursuant to clause (14) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (14) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (14) above.

      “Permitted Liens” means the following types of Liens:

(1) (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(6) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7) leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(8) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9) Liens securing all of the notes and Liens securing any Note Guarantee;

(10) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date and Liens securing Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of the definition of “Permitted Indebtedness;”

(11) Liens in favor of the Issuer or a Guarantor;

(12) Liens securing Indebtedness under the Credit Facilities incurred pursuant to clause (1) of “— Limitations on Additional Indebtedness;”

(13) without limiting any other clause in this definition of “Permitted Liens,” Liens securing Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that the aggregate amount of all consolidated Indebtedness of the Issuer and the Restricted Subsidiaries secured by Liens (including all Indebtedness permitted to be secured by the other provisions of this definition, but excluding Non-Recourse Indebtedness) shall not exceed 40% of Consolidated Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof);

(14) Liens securing Non-Recourse Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness;

(15) Liens securing Purchase Money Indebtedness permitted to be incurred under the Indenture; provided that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness;

(16) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition

(other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(17) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(18) Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(19) attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(20) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Issuer and its Subsidiaries;

(21) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business; and

(22) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture.

      “Permitted Unrestricted Subsidiary Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

      “Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

      “Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

      “principal” means, with respect to the notes, the principal of, and premium, if any, on the notes.

      “Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

      “Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

      “Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Permitted Holder or any other Person who is not, prior to such issuance and sale, an Affiliate of the Issuer.

      “Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

      “Receivables” means an amount owed with respect to completed sales of housing units, lots and parcels sold to an unaffiliated purchaser.

      “Redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

      “Redesignation” has the meaning given to such term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

      “refinance” means to refinance, repay, prepay, replace, renew or refund.

      “Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid and the amount of reasonable expenses incurred by the Issuer or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1) if the Refinanced Indebtedness was subordinated to or pari passu with the notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the notes;

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to

Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the notes; and

(4) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, extended or amended is secured.

      “Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers.

      “Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer, but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

      “Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Restricted Payments.”

      “Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

      “Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

      “Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

      “Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the notes or the Note Guarantees, respectively.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

      “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

      “Unit” means a residence, whether single or part of a multifamily building, whether completed or under construction, held by the Issuer or any Restricted Subsidiary for sale or rental in the ordinary course of business; provided, however, that the number of Units that are rental Units at the time of determination shall not exceed 25% of the total Units sold or rented by the Issuer and its Restricted Subsidiaries during the immediately preceding twelve month period.

      “Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

      “U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

      “Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

      “Wells Fargo Credit Agreement” means the Loan Agreement dated as of December 29, 1999, as amended, by and among Monterey Homes Construction, Inc., Monterey Homes Arizona, Inc., Meritage Paseo Construction, LLC, Meritage Homes of Northern California, Inc., Meritage Paseo Crossing, LLC, Meritage Homes Construction, Inc. and Meritage Homes of Arizona, Inc., as borrowers, Wells Fargo Bank Arizona, National Association, as administrative agent and a lender, and California Bank & Trust, as documentation and syndication agent and a lender.

      “Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

THE EXCHANGE OFFER

Purposes and Effects

      We issued the outstanding notes on May 30, 2001 to the initial purchasers, who resold the outstanding notes to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with Regulation S of the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into the registration rights agreement pursuant to which we agreed to file with the Commission a registration statement with respect to an offer to exchange exchange notes for the outstanding notes within 75 days after the outstanding notes were issued. In addition, we agreed to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the outstanding notes were issued and to issue the exchange notes pursuant to the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

      The exchange offer is being made pursuant to the registration rights agreement. Holders of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

      Based on interpretations by the staff of the Commission set forth in no-action letters issued to persons unrelated to us, we believe the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for sale, sold and otherwise transferred by any holder (other than a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without registration or the delivery of a prospectus under the Securities Act, provided the holder acquires the exchange notes in the ordinary course of the holder’s business and the holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes.

      If a person were to participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the Commission’s interpretation, (1) the position of the staff of the Commission enunciated in the no-action letters would not be applicable to the person and (2) the person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the exchange notes with any such resale transaction effected by it covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508 of the Commission’s Regulation S-K.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those exchange notes.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of exchange notes with addresses in any jurisdiction in which the exchange offer or the issuance of exchange notes pursuant to it would violate applicable securities or blue sky laws. Prior to the exchange offer, however, we will register or qualify, or cooperate with the holders of the outstanding notes and their respective counsel in connection with the registration or qualification of, the exchange notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and do anything else which is necessary or advisable to enable the offer and issuance of the exchange notes in those jurisdictions.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue exchange notes in exchange for all outstanding notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the exchange notes issued in the exchange will be the same as the principal amount of the outstanding notes for which they are exchanged. Holders may tender some or all of their outstanding notes in response to the exchange offer.

      However, outstanding notes may be tendered only in multiples of $1,000. See “Description of the Exchange Notes.”

      The form and terms of the exchange notes will be the same in all material respects as the form and terms of the outstanding notes, except that (1) the exchange notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the exchange notes will be registered, holders of exchange notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of outstanding notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities. See “— Termination of Certain Rights” below.

      Outstanding notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement, except as specifically provided therein.

      We will be deemed to accept all the outstanding notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

      Holders who tender outstanding notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extension; Termination; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on August 20, 2001, the “expiration date,” unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term “expiration date” will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. We may terminate the exchange offer by written notice to the exchange agent if any of the conditions described below under “— Conditions of the Exchange Offer” is not satisfied. If the exchange offer is amended in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a prospectus supplement that will be distributed to the registered holders.

Interest on Exchange Notes

      The exchange notes will bear interest at 9 3/4% per year from and including May 30, 2001. Interest on the exchange notes will be payable twice a year, on June 1 and December 1, beginning December 1, 2001. In order to avoid duplicative payment of interest, all interest accrued on outstanding notes that are accepted for exchange before December 1, 2001 will be superceded by the interest that is deemed to have accrued on the exchange notes from May 30, 2001 through the date of exchange.

Termination of Certain Rights

      The registration rights agreement provides that, with certain exceptions, if: (1) the exchange offer Registration Statement has not been filed with the Commission on or prior to the 75th calendar day following the date of original issue of the outstanding notes; (2) the exchange offer registration statement has not been declared effective on or prior to the 150th calendar day following the date of original issue of the outstanding notes, or (3) the exchange offer is not consummated on or prior to the 180th day following the date of original issue of the outstanding notes (each event referred to in clauses (1) through (3) above being a “registration default”), the interest rate borne by the outstanding notes will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90 day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as “liquidated damages.” Such interest is payable in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

      Holders of exchange notes will not be and, upon consummation of the exchange offer, holders of outstanding notes will no longer be, entitled to rights under the registration rights agreement intended for holders of outstanding notes which are restricted as to transferability, except as otherwise provided in the registration rights agreement. The exchange offer will be deemed consummated when we deliver to the exchange agent exchange notes in the same aggregate principal amount as that of the outstanding notes which are validly tendered and not withdrawn.

Procedures for Tendering

      Only a holder of outstanding notes may tender outstanding notes in response to the exchange offer. To tender outstanding notes, the holder must either:

—	follow DTC’s Automated Tender Offer Program procedures, or

—	do the following:

•	complete, sign and date the letter of transmittal, or a facsimile of one;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or facsimile of one, together with the outstanding notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      The exchange agent will seek to establish an account with respect to the outstanding notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the depositary’s system may make book-entry delivery of outstanding notes by causing the depositary to transfer them into the exchange agent’s account at the depositary in accordance with the depositary’s procedures for transfer. However, although a holder may effect delivery of outstanding notes through book-entry transfer at the depositary, it must also follow the depositary’s Automated Tender Offer Program procedures, submit to the exchange agent the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, on or before the expiration date, or follow the guaranteed delivery procedures described below.

LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT TO THE EXCHANGE AGENT. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      A tender of outstanding notes by a holder will constitute an agreement by the holder to transfer the outstanding notes to us in exchange for exchange notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivering outstanding notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or outstanding notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

      If you are the beneficial owner of outstanding notes that are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct such holder to tender on your behalf. Holders who intend to tender outstanding notes through DTC’s Automated Tender Offer Program procedures need not submit a letter of transmittal.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes are being tendered for the account of an eligible institution, and except as provided in the Letter of Transmittal. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

      The depositary has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program procedures to tender outstanding notes. All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any outstanding notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes, without being required to waive the same defects, irregularities or conditions as to other outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase outstanding notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By tendering, a holder will be representing to us, among other things, that; (1) it or the person who will acquire the exchange notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person’s business, (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the exchange notes, (3) it is not a broker-dealer that owns outstanding notes acquired directly from us or an affiliate of ours, (4) it is not an “affiliate” of the company (as defined in Rule 405 under the Securities Act) or any of the guarantors and; (5) it is not acting on behalf of any other person who could not truthfully make the representation described in this paragraph. In addition, if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will comply with the prospectus delivery requirements of this Securities Act in connection with any resale of those exchange notes.

Conditions of the Exchange Offer

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange securities for, any outstanding notes, if:

(a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency which might materially impair our or the guarantors’ ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of the guarantors that would impair our or their ability to proceed;

(b) the exchange offer would violate any law or interpretation by the staff of the Commission; or

(c) any governmental approval has not been obtained, which approval we deem necessary for the consummation of the exchange offer.

      If any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see “— Withdrawal of Tenders”), (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn, (4) terminate the exchange offer, or (5) amend the exchange offer.

Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, or (2) who cannot deliver their outstanding notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

(a) The tender is made through an eligible institution;

(b) Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, the certificate number(s) of the outstanding notes (if available) and the principal amount of outstanding notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, the certificate(s) representing the outstanding notes (or confirmation of a book-entry transfer into the exchange agent’s account at DTC) and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

(c) The certificate(s) representing all the tendered outstanding notes (or confirmation of a book-entry transfer into the exchange agent’s account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

      Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise described below, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of outstanding notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must (i) specify the name of the person who deposited the outstanding notes to be withdrawn, (ii) identify the outstanding notes to be withdrawn (including the certificate numbers and principal amounts of the outstanding notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the outstanding notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn outstanding notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any outstanding notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless they are validly re-tendered. Any outstanding notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered at any time prior to the expiration date in accordance with the procedures described above under “— Procedures for Tendering.”

Fees and Expenses

      We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes for exchange notes pursuant to the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of outstanding notes for exchange notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue exchange notes in exchange for outstanding notes, or to return certificates evidencing outstanding notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Consequences of Failure to Exchange Outstanding Notes

      If a holder does not exchange outstanding notes for exchange notes in response to the exchange offer, the outstanding notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the outstanding notes, and will not have the benefit of any agreement by us to register outstanding notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

      Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their outstanding notes. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Accounting Treatment

      The exchange notes will be recorded in our accounting records at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

      Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

By Facsimile:	By Registered or Certified Mail; Overnight Courier or Hand Delivery:
Wells Fargo Bank, National Association Facsimile: (213) 614-3355 (For Eligible Institutions Only) Attention: Jeanie Mar Confirm by telephone: (213) 614-3349	Wells Fargo Bank, National Association 707 Wilshire Blvd. l7th Floor Los Angeles, CA 90017 Attention: Jeanie Mar

      Requests for additional copies of this prospectus or the letter of transmittal or accompanying documents should be directed to the exchange agent. Delivery of the letter of transmittal or accompanying documents to a different address or transmission instructions to a different facsimile does not constitute a valid delivery of such letter of transmittal or other documents.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion addresses the material United States federal income tax considerations applicable to a holder that exchanges outstanding notes for exchange notes. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable treasury regulations promulgated or proposed under the Code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This summary deals only with holders that will hold exchange notes as capital assets within the meaning of Section 1221 of the Code. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt organizations; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding exchange notes for others; or persons that will hold exchange notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes. This summary does not discuss the tax consequences of any conversion of currency into or out of the United States dollar as such a conversion relates to the purchase, ownership or disposition of the exchange notes. Meritage has not sought any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.

      HOLDERS OF THE OUTSTANDING NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX

CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY AS TO HOW THEIR PARTICULAR TAX SITUATION MIGHT BE AFFECTED BY THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES AND THE PURCHASE, HOLDING AND DISPOSITION OF THEIR EXCHANGE NOTES.

United States Holders

      A United States holder is the beneficial owner of an exchange note that, for United States federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust and a court within the United States is able to exercise primary supervision over the administration of the trust;

or that has otherwise validly elected to be treated as a United States person.

      A non-United States holder is a beneficial owner of an exchange note who is not a United States holder. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding outstanding notes should consult their tax advisors.

  The Exchange Offer

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not constitute a significant modification of the terms of the outstanding notes and, accordingly, such exchange should not be treated as a taxable event for United States federal income tax purposes. Therefore, a United States holder of outstanding notes (i) should not recognize taxable gain or loss as a result of exchanging outstanding notes for exchange notes, (ii) the holding period of exchange notes should include the holding period of the outstanding notes exchanged therefor, and (iii) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange. Further, United States holders of exchange notes would continue to be required to include interest on the exchange notes in their gross income in accordance with their method of accounting for United States federal tax purposes.

  Payment of Interest

      Stated interest on an exchange note generally will be includible in the income of a United States holder as ordinary income at the time such interest is received or accrued, in accordance with the holder’s method of accounting for United States federal income tax purposes.

  Market Discount

      United States holders should be aware that the resale of an outstanding note or an exchange note may be affected by the market discount rules of the Code. Under these rules, a subsequent purchaser of an outstanding note or an exchange note acquiring the note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of the note to the extent of the market discount that has accrued while the debt instrument was held by the purchaser. A purchaser at a market discount includes the purchase of an outstanding note or an exchange note after its original issuance at a price less than the note’s stated redemption price at maturity. The amount of market discount, if any, will generally equal the excess of:

•	the sum of the issue price of the note and the aggregate amount of the original issue discount includible in the gross income of all United States holders, over

•	the purchase price.

      Gain recognized on the disposition, including a redemption, by a United States holder of an exchange note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, but only if the amount of market discount exceeds a statutorily-defined de minimis amount. Under the de minimis exception, there is no market discount on a note if the excess of the stated redemption price at maturity of the note over the holder’s tax basis in the note is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the note’s date of maturity. Unless the holder elects otherwise, as described below, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction:

•	the numerator of which is the number of days the obligation has been held by the holder; and

•	the denominator of which is the number of days after the holder’s acquisition of the obligation up to and including its maturity date.

      A United States holder of an outstanding note or an exchange note acquired at market discount will be deemed to have realized an amount equal to the fair market value of the note if the holder disposes of the note in specified transactions other than a sale, exchange or involuntary conversion, even though the transaction is otherwise non-taxable (for example, a gift). The United States holder will be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A holder of an outstanding note or an exchange note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until it is disposed of in a taxable transaction.

      A United States holder of an outstanding note or an exchange note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a United States holder of a note elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other dispositions and to deferral of interest deductions would not apply.

  Market Premium

      An outstanding note or an exchange note may also be acquired at a bond premium, generally equal to the excess, if any, of its tax basis over the amount payable at maturity or, if a smaller premium would result, on an earlier call date. A United States holder may elect to amortize the bond premium, in which case amortizable bond premium is allocated to payments of interest and treated as an offset to interest income. If an election to amortize bond premium is not made, a United States holder must include the full amount of each interest payment in income in accordance with its regular method of tax accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

  Sale, Exchange or Redemption of Exchange Notes

      Upon the sale, exchange or redemption of an exchange note, a United States holder generally will recognize capital gain or loss equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income; and

•	such holder’s adjusted tax basis in the exchange note.

      A United States holder’s adjusted tax basis in an exchange note generally will equal the cost of the exchange note to such holder, less any amortized bond premium and any principal payments received by such holder plus the original issue discount and any market discount previously included in income. Such capital gain or loss will be long-term if the United States holder’s holding period is more than 12 months and will be short-term if the holding period is 12 months or less. Long-term capital gains recognized by individuals are generally taxed at a maximum federal tax rate of 20%, and short-term capital gains are generally taxed at a maximum federal tax rate of 39.6%.

  Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to certain noncorporate United States holders with respect to payments of principal, premium, interest and original issue discount on an exchange note, and to payments of the proceeds of the sale of a note. The receipt of such payments may be subject to “backup withholding” at a 31% rate under certain circumstances. Backup withholding generally applies only if the holder:

•	fails to furnish his or her Social Security or other taxpayer identification number within a reasonable time after the request for it;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that he or she has failed to report properly interest, dividends or original issue discount; or

•	fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that he or she is not subject to backup withholding.

      Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

  The Exchange Offer

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not constitute a significant modification of the terms of the outstanding notes and, accordingly, such exchange should not be treated as a taxable event for United States federal income tax purposes. Therefore, a non-United States holder of outstanding notes (i) should not recognize taxable gain or loss as a result of exchanging outstanding notes for exchange notes, (ii) the holding period of exchange notes should include the holding period of the outstanding notes exchanged therefor, and (iii) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange. Further, non-United States holders of exchange notes would continue to be required to include interest on the exchange notes in their gross income in accordance with their method of accounting for United States federal tax purposes.

  Payment of Interest

      Generally, interest income of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or any lower rate that may be prescribed by an income tax treaty between the United States and the holder’s country of residence. However, interest paid on an exchange note to a non-United States holder will qualify for the portfolio interest exemption and, therefore, will not be subject to United States federal income tax or withholding tax if such interest income is not effectively connected with a United States trade or business of the non-United States holder, and the non-United States holder:

•	does not actually or constructively own 10% or more of the combined voting power of all classes of stock of Meritage entitled to vote,

•	is not a controlled foreign corporation related to Meritage, actually or constructively through stock ownership under section 864(d)(4) of the Code,

•	is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and either

—	provides to Meritage or its agent an appropriate W-8 Series Form or a suitable substitute form signed under penalties of perjury that includes its name and address and certifies as to the holder’s non-United States status, and Meritage does not have actual knowledge or reason to know that the holder is a United States person, or

—	Meritage does not have actual knowledge or reason to know that the holder is a United States person and Meritage receives (i) a withholding certificate from an intermediary payee (such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company), and such intermediary obtains appropriate certification with respect to the holder’s non-United States status and, if required, provides a copy of such certification to Meritage, or (ii) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course, a statement signed under penalties of perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner’s withholding certificate.

      A non-United States holder which does not qualify for the “portfolio interest exemption” may nevertheless be entitled to an exemption from, or reduction on the rate of, the United States withholding tax on the interest and discount if such holder:

•	resides in a jurisdiction which has a favorable income tax treaty with the United States,

•	satisfies the conditions for the application of such treaty, and

•	provides to Meritage or its agent the appropriate Form W-8 or a suitable substitute form.

      Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest and discount if the interest and discount is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest and discount received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest and discount is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers an appropriate and properly executed W-8 series Form to Meritage or its agent.

  Sale, Exchange or Redemption of Notes

      A non-United States holder of an exchange note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the exchange note, other than gain attributable to accrued interest or discount, unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder,

•	in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, or

•	the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

      The amount of gain realized upon the sale, exchange, or redemption of an exchange note may include amounts attributable to accrued interest and the discount. Gain attributable to accrued interest and discount will be taxable, if at all, as described above under “— Non-United States Holders — Payment of Interest.”

  Information Reporting and Backup Withholding

      In general, payments of principal or interest (including discount) made by Meritage and other payors to a non-United States holder will not be subject to backup withholding and information reporting, provided that the non-United States holder certifies its non-United States holder status under penalties of perjury or otherwise establishes an exemption. In general, payment of the proceeds from the sale of exchange notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. However, a holder will not be subject to backup withholding and information reporting on such a sale provided that:

•	the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

—	an appropriate W-8 Series Form or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-United States person, or

—	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	the holder otherwise establishes an exemption.

      If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by the holder unless the payor has actual knowledge that the holder is a United States person. Meritage and other payors are required to report payments of interest (including discount) on the exchange notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

      In general, payment of the proceeds from the sale of exchange notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

      In addition, payments of the proceeds from the sale of exchange notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

—	one or more of its partners are United States persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

—	such foreign partnership is engaged in the conduct of a United States trade or business unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

      Recently enacted Treasury regulations contain a number of other provisions affecting United States withholding taxes and reporting requirements including special rules for payments made to nonqualified intermediaries, flow-through entities and United States branches. Prospective investors should consult their tax advisors regarding the effect of these regulations.

  United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on exchange notes of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury Regulations) and (2) interest on that exchange note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Liquidated Damages; Redemption at Premium; Repurchase at Premium

      The treatment of interest described above with respect to the exchange notes is based, in part, upon Meritage’s determination that, as of the date of the issuance of the outstanding notes, the possibility that (1) liquidated damages will be paid, (2) Meritage will redeem the notes at a premium, or (3) Meritage will be required to offer to repurchase the notes at a premium upon a change of control is remote. Although not free from doubt, if liquidated damages are in fact paid, Meritage redeems the notes at a premium, or Meritage repurchases the notes at a premium, Meritage believes that such liquidated damages or premium payments should be taxable to a holder as ordinary income, at the time such income accrues or is received, in accordance with such holder’s regular method of tax accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion described above with respect to the notes may be different.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of exchange notes received in exchange for outstanding notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the date that is 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that sells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from sale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to our performance and compliance with the exchange offer and registration rights agreement, and will indemnify the holders of outstanding notes and others under certain circumstances against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Some legal matters will be passed upon for Meritage by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

      The consolidated financial statements of Meritage Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The combined financial statements of Hancock Communities as of December 31, 2000, and for the one-year period ended December 31, 2000, included in this registration statement, have been audited by McGladrey & Pullen LLP, independent certified public accountants, as stated in their report appearing herein.

AVAILABLE INFORMATION

      Meritage and the Guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the “registration statement”) under the Securities Act for the registration of the exchange notes offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Meritage, the Guarantors and the exchange notes offered hereby, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Commission (at http://www.sec.gov). Meritage’s common stock is listed on the New York Stock Exchange (Symbol: MTH). Reports, proxy statements and other information relating to Meritage can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents have been filed by Meritage with the Commission and are hereby incorporated by reference in this prospectus:

(a) our Annual Report on Form 10-K for the year ended December 31, 2000;

(b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

(c) our Current Report on Form 8-K dated June 5, 2001;

(d) our Current Report on Form 8-K dated May 10, 2001, as amended by Form 8-K/ A dated May 11, 2001; and

(e) our Definitive Proxy Statement dated March 30, 2001.

      All documents filed by Meritage under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus are incorporated into this prospectus by reference and will constitute a part of this prospectus from the date they are filed.

SUBSIDIARY GUARANTORS

      Each subsidiary guarantor is exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act, as:

•	Meritage Corporation has no independent assets or operations;

•	the guarantees of the subsidiary guarantors are full and unconditional and joint and several; and

•	any subsidiaries of Meritage Corporation other than the subsidiary guarantors are, individually and in the aggregate, minor.

      There are no significant restrictions on the ability of Meritage Corporation or any subsidiary guarantor to obtain funds from its subsidiaries by dividend or loan.

INDEX TO FINANCIAL STATEMENTS

MERITAGE CORPORATION

Report of Independent Auditors	F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999	F-3

Consolidated Statements of Earnings for the years ended December 31, 2000, 1999 and 1998	F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2000, 1999 and 1998	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998	F-6

Notes to Consolidated Financial Statements	F-7

Consolidated Balance Sheets as of March 31, 2001 (Unaudited) and December 31, 2000	F-17

Consolidated Statements of Earnings for the three months ended March 31, 2001 and 2000 (Unaudited)	F-18

Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2000 (Unaudited)	F-19

Notes to Consolidated Financial Statements (Unaudited)	F-20

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY AND HC BUILDERS, INC.

Independent Auditor’s Report	F-24

Combined Balance Sheets as of March 31, 2001 (unaudited) and December 31, 2000	F-25

Combined Statements of Income for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000	F-26

Combined Statements of Owners’ Equity for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000	F-27

Combined Statements of Cash Flows for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000	F-28

Notes to Combined Financial Statements	F-29

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Meritage Corporation:

      We have audited the accompanying consolidated balance sheets of Meritage Corporation and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meritage Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Phoenix, Arizona

February 8, 2001

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2000	1999

	(In thousands, except
	share data)

Assets

Cash and cash equivalents	$4,397	$13,422

Real estate under development	211,307	171,012

Deposits on real estate under option or contract	24,251	15,700

Other receivables	2,179	1,643

Deferred tax asset	543	699

Goodwill	17,675	18,742

Property and equipment, net	4,717	4,040

Other assets	2,006	1,301

Total Assets	$267,075	$226,559

Liabilities

Accounts payable and accrued liabilities	$48,907	$41,951

Home sale deposits	10,917	8,261

Notes payable	86,152	85,936

Total Liabilities	145,976	136,148

Stockholders’ Equity

Common stock, $.01 par value, 50,000,000 shares authorized, 5,922,822 shares at December 31, 2000 and 5,474,906 shares at December 31, 1999, issued and outstanding	59	55

Additional paid-in capital	102,526	100,407

Retained earnings (accumulated deficit)	29,530	(8,149)

Treasury stock at cost, 811,963 and 186,000 shares at December 31, 2000 and 1999, respectively	(11,016)	(1,902)

Total Stockholders’ Equity	121,099	90,411

Total Liabilities and Stockholders’ Equity	$267,075	$226,559

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Years Ended December 31,

	2000	1999	1998

	(In thousands, except per share data)

Home sales revenue	$515,428	$334,007	$255,985

Land sales revenue	5,039	7,779	1,128

	520,467	341,786	257,113

Cost of home sales	(411,203)	(270,197)	(204,409)

Cost of land sales	(4,446)	(7,090)	(779)

	(415,649)	(277,287)	(205,188)

Home sales gross profit	104,225	63,810	51,576

Land sales gross profit	593	689	349

	104,818	64,499	51,925

Commissions and other sales costs	(28,680)	(19,243)	(14,292)

General and administrative expenses	(21,215)	(15,100)	(10,632)

Interest expense	(8)	(6)	(462)

Other income, net	1,847	2,064	751

Earnings from mortgage assets	—	—	5,231

Minority interest in net income of consolidated joint ventures	—	—	(2,021)

Earnings before income taxes	56,762	32,215	30,500

Income taxes	(21,000)	(13,269)	(6,497)

Net earnings	$35,762	$18,945	$24,003

Basic earnings per share	$6.92	$3.49	$4.51

Diluted earnings per share	$6.26	$3.14	$3.92

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2000, 1999 and 1998

				Retained
			Additional	Earnings/
	Number of	Common	Paid-In	(Accumulated	Treasury
	Shares	Stock	Capital	Deficit)	Stock	Total

	(In thousands)

Balance at December 31, 1997	5,255	$53	$97,819	$(51,097)	$(410)	$46,365

Net earnings	—	—	—	24,003	—	24,003

Exercise of stock options	44	—	514	—	—	514

Contingent and warrant shares issued	89	1	(1)	—	—	—

Stock option and contingent stock compensation expenses	—	—	1,398	—	—	1,398

Retirement of treasury stock	(53)	(1)	(410)	—	410	(1)

Balance at December 31, 1998	5,335	53	99,320	(27,094)	—	72,279

Net earnings	—	—	—	18,945	—	18,945

Exercise of stock options	51	1	495	—	—	496

Contingent shares issued	89	1	(1)	—	—	—

Stock option and contingent stock compensation expenses	—	—	593	—	—	593

Purchase of treasury stock	—	—	—	—	(1,902)	(1,902)

Balance at December 31, 1999	5,475	55	100,407	(8,149)	(1,902)	90,411

Net earnings	—	—	—	35,762	—	35,762

Tax benefit from stock option exercise	—	—	—	1,917	—	1,917

Exercise of stock options	359	3	2,047	—	—	2,050

Contingent shares issued	89	1	(1)	—	—	—

Stock option and contingent stock compensation expenses	—	—	73	—	—	73

Purchase of treasury stock	—	—	—	—	(9,114)	(9,114)

Balance at December 31, 2000	5,923	$59	$102,526	$29,530	$(11,016)	$121,099

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2000	1999	1998

	(In thousands)

Cash flows from operating activities:

Net earnings	$35,762	$18,945	$24,003

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	3,407	2,528	1,637

Minority interest in net income of consolidated joint ventures	—	—	2,021

Deferred tax expense	156	6,236	4,969

Tax benefit from stock option exercise	1,917	—	—

Stock option compensation expense	73	593	1,398

Gain on sales of residual interests	—	—	(5,180)

Increase in real estate under development	(40,295)	(66,254)	(32,046)

Increase in deposits on real estate under option or contract	(8,551)	(8,361)	(3,578)

(Increase) decrease in other receivables and other assets	(1,241)	680	(1,775)

Increase in accounts payable and accrued liabilities	12,368	9,571	4,375

Increase (decrease) in home sale deposits	2,656	(326)	1,810

Net cash provided by (used in) operating activities	6,252	(36,387)	(2,366)

Cash flows from investing activities:

Cash acquired in merger/acquisition	—	—	785

Cash paid for merger/acquisition	(5,158)	(6,967)	(9,744)

Purchases of property and equipment	(3,017)	(2,935)	(1,569)

Proceeds from sales of residual interest	—	—	6,600

Net cash used in investing activities	(8,175)	(9,902)	(3,928)

Cash flows from financing activities:

Borrowings	447,269	273,824	174,446

Repayment of borrowings	(447,054)	(225,093)	(164,524)

Purchase of treasury shares	(9,114)	(1,902)	—

Stock options exercised	1,797	495	514

Net cash (used in) provided by financing activities	(7,102)	47,324	10,436

Net (decrease) increase in cash and cash equivalents	(9,025)	1,035	4,142

Cash and cash equivalents at beginning of year	13,422	12,387	8,245

Cash and cash equivalents at end of year	$4,397	$13,422	$12,387

Supplemental information:

Cash paid for interest	$8,403	$5,873	$3,997

Cash paid for income taxes	$18,786	$5,423	$2,333

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 1999 and 1998

Note 1 — Organization and Basis of Presentation

      Business. Meritage Corporation develops, constructs and sells new high quality, single-family homes in the semi-custom luxury, move-up and entry-level markets.

      We were formed in 1988 as a real estate investment trust (“REIT”) that invested in mortgage-related assets and real estate loans. On December 31, 1996, the Company acquired by merger the homebuilding operations of various entities operating under the Monterey Homes name, and has phased out the mortgage-related operations. Monterey has been building homes in Arizona for over 15 years, specializing in move-up and semi-custom luxury homes.

      As part of our strategy to diversify operations, on July 1, 1997, we combined with Legacy Homes, a group of entities with homebuilding operations in Texas. Legacy has been in business since 1988, and designs, builds and sells entry-level and move-up homes. On July 1, 1998 we acquired Sterling Communities, now Meritage Homes of Northern California, which has homebuilding operations in the San Francisco Bay and Sacramento metropolitan areas, and targets move-up homebuyers. In September 1998, with shareholder approval, Meritage Corporation became our new corporate name.

      Basis of Presentation. The consolidated financial statements include the accounts of Meritage Corporation and its subsidiaries (“Meritage” or “the Company”). Intercompany balances and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to be consistent with current period financial statement presentation. Financial results include the operations of Meritage Homes of Northern California from July 1, 1998.

Note 2 — Summary of Significant Accounting Policies

      Cash and Cash Equivalents. We consider short-term investments in liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Amounts in transit from title companies for home closings of approximately $5.5 million and $1.6 million are included in cash at December 31, 2000 and 1999, respectively.

      Real Estate Under Development. Real estate under development consists of raw land, lots under development, homes under construction and completed homes. This inventory is carried at cost unless such costs would not be recovered from the cash flows generated by future disposition. In this case, amounts are carried at estimated fair value less disposal costs. Costs capitalized include direct construction costs for homes, development period interest and certain common costs that benefit the entire community. Common costs are allocated on a community-by-community basis to residential lots based on the number of lots to be built in the community, which approximates the relative sales value method.

      Deposits paid related to land options and contracts to purchase land are capitalized when incurred and classified as deposits on real estate under option or contract until the related land is purchased. The deposits are then transferred to real estate under development.

      Cost of Home Sales. Cost of home sales includes land acquisition and development costs, direct home construction costs, development period interest and closing costs and an allocation of common costs.

      Revenue Recognition and Classification of Costs. Revenues and profits from sales of residential real estate and related activities are recognized when closings have occurred, the buyer has made a minimum down payment and other criteria for sale and profit recognition are satisfied.

      Estimated future warranty costs are charged to cost of sales in the period when the revenues from the related home closings are recognized. These estimated warranty costs generally range from .3% to .75% of the home’s sales price. To date, the reserve has been sufficient to cover warranty costs incurred.

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property and Equipment. Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Accumulated depreciation was approximately $5.4 million and $3.5 million at December 31, 2000 and 1999, respectively. Maintenance and repair costs are expensed as incurred.

      Goodwill. Goodwill represents the excess of purchase price over fair value of net assets acquired and is being amortized on a straight-line basis over a 20-year period. Accumulated amortization was approximately $2.8 million at December 31, 2000 and $1.8 million at December 31, 1999. Management periodically evaluates the businesses to which the goodwill relates to determine if the carrying value of goodwill has been impaired. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting our average cost of funds. No goodwill impairment was recorded in the accompanying statements of earnings.

      Residual Interests. During 1998, we owned residual interests in collateralized mortgage obligations (CMOs) and in mortgage participation certificates (MPCs) (collectively residual interests). We used the prospective net level yield method, in which interest is recorded at cost and amortized over the life of the related CMO or MPC issuance, to account for the residual interests. During 1998 we sold our remaining residual interests for a gain and generated interest income from these assets prior to sale totaling approximately $5.2 million.

      Income Taxes. We account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in future years and are subsequently adjusted for changes in the rates. The effect on deferred tax assets and liabilities of a change in tax rates is a charge or credit to deferred tax expense in the period of enactment.

      Earnings Per Share. We compute basic earnings per share by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings.

      Use of Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions relating to amounts reported in the financial statements and accompanying notes. Actual results could differ materially from these estimates.

      Fair Value of Financial Instruments. The carrying amounts of our short-term financial instruments are reasonable approximations of fair value. Our notes payable carry interest rates that are variable and/or comparable to current market rates based on the nature of the loans, their terms and remaining maturity, and therefore are stated at approximate fair value. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, these fair value estimates are subjective and not necessarily indicative of the amounts we would pay or receive in actual market transactions.

      Stock Option Plans. We have elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25 as allowed by SFAS No. 123 “Accounting for Stock-Based Compensation”. As such, compensation expense would be recorded on the date of the grant only if the market price of the stock underlying the grant was greater than the exercise price. The pro forma disclosures that are required by SFAS No. 123 are presented in Note 6.

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Segment Information. Statement of Financial Accounting Standards No. 131, “Disclosures about Segments for an Enterprise and Related Information” was issued in June 1997. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in financial reports issued to stockholders. We have adopted the provisions of SFAS No. 131, which caused no significant impact on our definitions of our operating segments and related disclosures.

Note 3 — Real Estate Under Development and Capitalized Interest

      Real estate under development at December 31 includes (in thousands):

	2000	1999

Homes under contract, in production	$92,881	$71,987

Finished lots and lots under development	88,266	63,610

Model homes and homes held for resale	26,937	31,797

Land held for development	3,223	3,618

	$211,307	$171,012

      We capitalize certain interest costs incurred during development and construction. Capitalized interest is allocated to real estate under development and charged to cost of home sales when the property is delivered. Summaries of interest capitalized and interest expensed follow (in thousands):

	Year Ended
	December 31,

	2000	1999

Beginning unamortized capitalized interest	$3,971	$1,982

Interest capitalized	10,626	7,025

Amortization to cost of home sales	(9,171)	(5,036)

Ending unamortized capitalized interest	$5,426	$3,971

Interest incurred	$10,634	$7,031

Interest capitalized	(10,626)	(7,025)

Interest expense	$8	$6

      Under option contracts with specific performance, purchase of the properties is dependent upon the completion of certain requirements by us and the sellers. At December 31, 2000, we had approximately 785 lots with an aggregate purchase price of approximately $24.5 million under option contracts with specific performance.

Note 4 — Notes Payable

      Notes payable at December 31 consists of the following (in thousands):

	2000	1999

$100 million bank revolving construction line of credit, interest payable monthly approximating prime (9.5% at December 31, 2000) or LIBOR plus 1.75% (at rates ranging from 8.320% to 8.553% at December 31, 2000) payable at the earlier of close of escrow, maturity date of individual homes within the line or over a 24 month period beginning on January 1, 2002, secured by first deeds of trust on real estate	$50,354	$37,411

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2000	1999

$65 million bank revolving construction line of credit, interest payable monthly approximating prime or LIBOR (30 day LIBOR 6.565% at December 31, 2000) plus 2.0%, payable at the earlier of close of escrow, maturity date of individual homes within the line or July 31, 2001, secured by first deeds of trust on real estate	17,269	26,104

$15 million unsecured bank revolving line of credit, interest payable monthly at prime, matured January 17, 2000	—	6,000

Acquisition and development credit facilities and seller carry back financing totaling $5.7 million, interest payable monthly, ranging from prime to prime plus .25% or at a fixed 10% per annum rate; payable at the earlier of funding of construction financing or the maturity date of the individual projects, secured by first deeds of trust on real estate	3,516	1,396

Senior unsecured notes, maturing September 15, 2005, annual interest of 9.1% payable quarterly, principal payable in three equal installments on September 15, 2003, 2004 and 2005	15,000	15,000

Other	13	25

Total	$86,152	$85,936

      The bank credit facilities and senior unsecured notes contain covenants which require certain levels of tangible net worth, the maintenance of certain minimum financial ratios, place limitations on the payment of dividends and limit incurrence of indebtedness, asset dispositions and creations of liens, among other items. As of December 31, 2000 and throughout the year, we were in compliance with these covenants.

      On October 2, 1998, we issued $15 million in 9.1% Senior Unsecured notes due September 1, 2005 in a private placement to accredited investors under Section 4(2) of the Securities Act of 1933. Placement agents for this issue were paid a fee of 2.75% of the face amounts of the notes. The notes were sold at par to four entities controlled by Massachusetts Mutual Life Insurance Company. The proceeds of the issue were used to pay down existing indebtedness.

      Scheduled maturities of notes payable as of December 31, 2000 follow (in thousands):

Years Ended December 31,

2001	$19,586

2002	50,354

2003	6,212

2004	5,000

2005	5,000

Thereafter	—

$86,152

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Earnings Per Share

      A summary of the reconciliation from basic earnings per share to diluted earnings per share for the years ended December 31, follows (in thousands, except per share amounts):

	2000	1999	1998

Net earnings	$35,762	$18,945	$24,003

Basic EPS — Weighted average shares outstanding	5,171	5,431	5,317

Basic earnings per share	$6.92	$3.49	$4.51

Basic EPS — Weighted average shares outstanding	5,171	5,431	5,317

Effect of dilutive securities:

Contingent shares and warrants	19	89	158

Stock options	524	512	641

Dilutive EPS — Weighted average shares outstanding	5,714	6,032	6,116

Diluted earnings per share	$6.26	$3.14	$3.92

Antidilutive stock options not included in diluted EPS	38	279	59

Note 6 — Stock Options

      Our Board of Directors administers our stock option plan. The plan provides for stock option grants to key personnel and directors, and provide a means of performance-based compensation in order to attract and retain qualified employees.

      We apply APB Opinion No. 25 and related interpretations in accounting for our plan. Under APB 25, if the exercise price of the Company’s stock options is equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

      Had compensation cost for these plans been determined consistent with SFAS No. 123, our net earnings and earnings per share would have been reduced to the following pro forma amounts (in thousands, except for per share amounts):

		2000	1999	1998

Net earnings	As reported	$35,762	$18,945	$24,003
	Pro forma	35,464	18,472	23,573

Basic earnings per share	As reported	6.92	3.49	4.51
	Pro forma	6.86	3.40	4.43

Diluted earnings per share	As reported	6.26	3.14	3.92
	Pro forma	6.21	3.06	3.85

      The per share weighted average fair values of stock options granted during 2000, 1999 and 1998 were $5.67, $7.81 and $9.91, respectively, on the dates of grant using the Black-Scholes pricing model based on the following weighted average assumptions:

	2000	1999	1998

Expected dividend yield	0%	0%	.5%

Risk-free interest rate	6.71%	4.76%	5.75%

Expected volatility	47%	52%	51%

Expected life (in years)	6	6	7

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  The Meritage Plan

      Meritage shareholders approved our current stock option plan at the 1997 Annual Shareholders Meeting. The plan authorizes grants of incentive stock options and non-qualified stock options to our executives, directors, employees and consultants. A total of 742,700 shares of Meritage common stock are reserved for issuance upon exercise of stock options granted under this plan. The options vest over periods from two to five years, are based on continued employment, and expire five to ten years after the date of grant.

  The Prior Plan

      The 1988 Homeplex Mortgage Investments Corporation Stock Option Plan (the prior plan) was in effect at the time of the merger. No new grants were issued under this plan since the merger, and all remaining options were exercised during December 31, 2000.

  Other Options

      In connection with the merger and Legacy combination, Messrs. Hilton, Landon and Cleverly each received 166,667 non-qualified stock options that vest over three years. The exercise price of the options is $5.25 per share, which was negotiated at the time of the transactions. Mr. Hilton’s and Mr. Cleverly’s options expire in December 2002 and Mr. Landon’s expire in June 2001.

      An ex-member of our board of directors who served as our president and chairman prior to the merger held 250,000 non-qualified stock options. The options were granted in exchange for the director forgoing his annual salary and bonus, and were approved by shareholders at the 1996 Annual Meeting. These options were exercised in 2000 at an exercise price of $4.50 per share.

  Summary of stock option activity:

	2000		1999		1998

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding at beginning of year	1,173,226	$7.65	1,028,302	$6.25	1,041,480	$5.86

Options granted	89,800	10.43	264,500	14.74	57,500	16.54

Options exercised	(359,026)	5.00	(51,076)	7.08	(43,660)	10.04

Options canceled	(10,000)	12.17	(68,500)	14.39	(27,018)	7.22

Options outstanding at end of year	894,000	$8.73	1,173,226	$7.65	1,028,302	$6.25

Options exercisable at end of year	587,700		801,669		613,579

Price range of options exercised	$4.37 - $14.25		$5.62 - $11.25		$4.50 - $11.25

Price range of options outstanding	$5.25 - $18.00		$4.50 - $17.63		$4.50 - $17.63

Total shares reserved at end of year	1,226,571		1,386,583		1,525,547

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  Stock options outstanding at December 31, 2000 were:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of		Remaining	Exercise		Exercise
Exercise Prices	Options	Contractual Life	Price	Options	Price

$ 5.25 - $ 5.	62 502,500	2.4 years	$5.27	489,500	$5.26
$ 8.50 - $13.	37 145,000	6.0	9.81	36,000	9.15
$14.25 - $18.0	0 246,500	1.3	15.13	62,200	15.32

	894,000	3.7 years	$8.73	587,700	$6.57

Note 7 — Commitments and Contingencies

      We are involved in legal proceedings and claims that arise in the ordinary course of business. Management believes the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on our financial position.

      In the normal course of business, we provide standby letters of credit and performance bonds issued to third parties to secure performance under various contracts. At December 31, 2000 outstanding letters of credit were $5.7 million and performance bonds were $29.1 million.

      We lease office facilities, model homes and equipment under various operating lease agreements. Approximate future minimum lease payments for noncancellable operating leases as of December 31, 2000 are as follows (in thousands):

Years Ending December 31,

2001	$1,940

2002	795

2003	478

2004	391

2005	107

Thereafter	—

$3,711

      Rental expense approximated $1.6 million in 2000 and $1.1 million in 1999 and 1998. Included in these amounts are $185,600 in 2000, $415,000 in 1999 and $380,000 in 1998 related to office facilities leased from companies owned beneficially either by one of our Co-Chairmen or by a Co-Chairman and a Director.

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Income Taxes

      Components of income tax expense are (in thousands):

	2000	1999	1998

Current taxes:

Federal	$18,255	$5,748	$561

State	2,589	1,285	967

	20,844	7,033	1,528

Deferred taxes:

Federal	140	6,121	4,587

State	16	115	382

	156	6,236	4,969

Total	$21,000	$13,269	$6,497

      Deferred tax assets and liabilities have been recognized in the consolidated balance sheets due to the following temporary differences (in thousands):

	2000	1999

Warranty reserve	$675	$311

Real estate and fixed asset basis differences	324	374

Stock options	—	282

Sale/ leaseback gain deferred	47	154

Other	174	102

	1,220	1,223

Deductible merger/ acquisition costs	(677)	(524)

Net deferred tax asset	$543	$699

      Management believes it is more likely than not that future operating results will generate sufficient taxable income to realize the net deferred tax asset.

  Reconciliation of Effective Income Tax Expense:

      Income taxes differ for the years ended December 31, 2000, 1999 and 1998 from the amounts computed using the federal statutory income tax rate as a result of the following (in thousands):

	2000	1999	1998

Expected taxes at current federal statutory income tax rate	$19,299	$10,953	$10,678

State income taxes	1,719	890	967

Utilization of NOL	—	—	(5,709)

Alternative minimum tax	—	—	561

Non-deductible merger/ acquisition costs and other	(18)	1,426	—

Income tax expense	$21,000	$13,269	$6,497

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — Selected Quarterly Financial Data (Unaudited)

	Home Sales		Basic Earnings	Diluted Earnings
	Revenue	Net Earnings	Per Share	Per Share

	(in thousands, except per share amounts)

2000 — Three months ended:

March 31	$91,653	$4,771	$.90	$.82

June 30	120,802	8,573	1.62	1.50

September 30	134,464	10,509	2.06	1.85

December 31	168,509	11,909	2.38	2.12

1999 — Three months ended:

March 31	$51,306	$2,325	$.43	$.38

June 30	76,647	4,541	.83	.75

September 30	76,786	4,027	.74	.67

December 31	129,268	8,052	1.50	1.37

Note 10 — Segment Information

      We classify our operations into three primary geographic segments: Texas, Arizona and California. These segments generate revenues through the sales of homes to external customers. We are not dependent on any one major customer.

      Operational information relating to the different business segments follows. Information has been included for the California operations from July 1, 1998, the acquisition date. Certain information has not been included by segment due to the immateriality of the amount to the segment or in total. We evaluate segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). The accounting policies of the business segments are the same as those described in notes 1 and 2. There are no significant transactions between segments.

	Years Ended December 31,

	2000	1999	1998

	(in thousands)

Home Sales Revenue:

Texas	$214,472	$174,850	$130,860

Arizona	175,674	120,909	105,942

California	125,282	38,248	19,183

Total	$515,428	$334,007	$255,985

EBIT:

Texas	$35,082	$22,652	$18,300

Arizona	17,666	14,515	12,918

California	16,819	4,185	1,858

Corporate and other	(3,626)	(4,094)	1,504

Total	$65,941	$37,258	$34,580

Amortization of Capitalized Interest:

Texas	$2,416	$1,758	$1,143

Arizona	5,013	2,777	2,410

California	1,742	501	66

Total	$9,171	$5,036	$3,619

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2000	1999	1998

	(in thousands)

Assets at Year End:

Texas	$108,238	$97,832	$64,448

Arizona	102,746	77,195	58,758

California	53,723	43,773	12,321

Corporate and other	2,368	7,759	16,723

Total	$267,075	$226,559	$152,250

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2001	2000

	(Unaudited)

	(in thousands, except
	share data)

Assets

Cash and cash equivalents	$6,359	$4,397

Real estate under development	233,446	211,307

Deposits on real estate under option or contract	28,776	24,251

Other receivables	2,673	2,179

Deferred tax asset	526	543

Goodwill	17,408	17,675

Property and equipment, net	5,016	4,717

Other assets	1,244	2,006

Total Assets	$295,448	$267,075

Liabilities

Accounts payable and accrued liabilities	$36,692	$48,907

Home sale deposits	13,121	10,917

notes payable	116,928	86,152

Total Liabilities	166,741	145,976

Stockholders’ Equity

Common stock, $.01 par value; 50,000,000 shares authorized, 5,941,202 shares at March 31, 2001, and 5,922,822 shares at December 31, 2000, issued and outstanding	59	59

Additional paid-in capital	102,745	102,526

Retained earnings	36,919	29,530

Treasury stock at cost, 811,963 shares at March 31, 2001 and December 31, 2000	(11,016)	(11,016)

Total Stockholders’ Equity	128,707	121,099

Total Liabilities and Stockholders’ Equity	$295,448	$267,075

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,

	2001	2000

	(in thousands, except
	share data)

Home sales revenue	$116,113	$91,653

Land sales revenue	593	757

	116,706	92,410

Cost of home sales	(92,579)	(74,956)

Cost of land sales	(531)	(681)

	(93,110)	(75,637)

Home sales gross profit	23,534	16,697

Land sales gross profit	62	76

	23,596	16,773

Commissions and other sales costs	(7,013)	(5,779)

General and administrative expense	(4,935)	(4,002)

Interest expense	(1)	(1)

Other income, net	534	532

Earnings before income taxes	12,181	7,523

Income taxes	(4,792)	(2,752)

Net earnings	$7,389	$4,771

Basic earnings per share	$1.44	$.90

Diluted earnings per share	$1.28	$.82

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,

	2001	2000

	(in thousands)

Cash flows from operating activities:

Net earnings	$7,389	$4,771

Adjustments to reconcile net earnings to net cash used in operating activities:

Depreciation and amortization	766	694

Decrease (increase) in deferred tax asset	16	(19)

Stock option compensation expense	—	58

Increase in real estate under development	(22,139)	(12,929)

Increase in deposits on real estate under option or contract	(4,525)	(2,713)

Decrease (increase) in other receivables and other assets	268	(2,060)

Decrease in accounts payable and accrued liabilities	(12,214)	(5,603)

Increase in home sale deposits	2,204	1,841

Net cash used in operating activities	(28,235)	(15,960)

Cash flows from investing activities:

Cash paid for merger/acquisition	—	(5,158)

Purchases of property and equipment	(798)	(476)

Net cash used in investing activities	(798)	(5,634)

Cash flows from financing activities:

Borrowings	116,572	97,251

Repayment of borrowings	(85,795)	(83,110)

Purchase of treasury shares	—	(584)

Stock options exercised	218	—

Net cash provided by financing activities	30,995	13,557

Net increase (decrease) in cash and cash equivalents	1,962	(8,037)

Cash and cash equivalents at beginning of period	4,397	13,422

Cash and cash equivalents at end of period	$6,359	$5,385

See accompanying notes to consolidated financial statements

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Basis of Presentation

      Basis of Presentation. The consolidated financial statements include the accounts of Meritage Corporation and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to be consistent with current financial statement presentation. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

Note 2 — Real Estate Under Development and Capitalized Interest

      Real estate under development consisted of the following (in thousands):

	March 31,	December 31,
	2001	2000

Homes under contract, in production	$110,898	$92,881

Finished lots	56,060	60,630

Lots under development	37,401	27,636

Model homes and homes held for resale	26,179	26,937

Land held for development	2,908	3,223

	$233,446	$211,307

      We capitalize certain interest costs incurred during development and construction. Capitalized interest is allocated to real estate under development and charged to cost of sales when the property is delivered. Summaries of interest capitalized and interest expensed follow (in thousands):

	March 31,

	2001	2000

Beginning unamortized capitalized interest	$5,426	$3,971

Interest capitalized	3,074	1,868

Amortization to cost of home sales	(1,959)	(1,565)

Ending unamortized capitalized interest	$6,541	$4,274

Interest incurred	$3,075	$1,870

Interest capitalized	(3,074)	(1,868)

Interest expense	$1	$2

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Notes Payable

      Notes payable consisted of the following (in thousands):

	March 31,	December 31,
	2001	2000

$100 million bank revolving construction line of credit, interest payable monthly approximating prime (8% at March 31, 2001) or LIBOR plus 1.75% (at rates ranging from 6.810% to 7.366% at March 31, 2001), payable at the earlier of close of escrow, maturity date of individual homes within the line or over a 24-month period beginning January 1, 2002, secured by first deeds of trust on real estate	$79,265	$50,354

$65 million bank revolving construction line of credit, interest payable monthly approximating prime or LIBOR (30 day LIBOR 5.078% at March 31, 2001) plus 2.0%, payable at the earlier of close of escrow, maturity date of individual homes within the line or July 31, 2001, secured by first deeds of trust on real estate	19,646	17,269

Acquisition and development credit facilities and seller carry back financing totaling $5.7 million, interest payable monthly, ranging from prime to prime plus .25% or at a fixed 10% per annum rate; payable at the earlier of funding of construction financing or the maturity date of the individual projects, secured by first deeds of trust on real estate	3,008	3,516

Senior unsecured notes, maturing September 15, 2005, annual interest of 9.1% payable quarterly, principal payable in three equal installments on September 15, 2003, 2004 and 2005	15,000	15,000

Other	9	13

Total	$116,928	$86,152

Note 4 — Earnings Per Share

      A summary of the reconciliation from basic earnings per share to diluted earnings per share for the three months ended March 31, 2001 and 2000 follows (in thousands, except per share amounts):

	2001	2000

Net earnings	$7,389	$4,771

Basic EPS — Weighted average shares outstanding	5,123	5,287

Basic earnings per share	$1.44	$.90

Basic EPS — Weighted average shares outstanding	5,123	5,287

Effect of dilutive securities:

Contingent shares and warrants	—	73

Stock options	665	458

Dilutive EPS — Weighted average shares outstanding	5,788	5,818

Diluted earnings per share	$1.28	$.82

Antidilutive stock options not included in diluted EPS	—	280

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Income Taxes

      Components of income tax expense at March 31 are (in thousands):

	2001	2000

Current taxes:

Federal	$4,017	$2,419

State	759	352

	4,776	2,771

Deferred taxes:

Federal	31	(17)

State	(15)	(2)

	16	(19)

Total	$4,792	$2,752

Note 6 — Segment Information

      We classify our operations into three primary geographic segments: Texas, Arizona and California. These segments generate revenues through the sale of homes to external customers. We are not dependent on any one major customer.

      Operational information relating to the different business segments follows. Certain information has not been included by segment due to the immateriality of the amount to the segment or in total. We evaluate segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). The accounting policies of the business segments are the same as those described in notes 1 and 2. There are no significant transactions between segments.

	Three Months Ended
	March 31,

	2001	2000

	(in thousands)

Home Sales Revenue:

Texas	$55,576	$49,430

Arizona	33,177	21,942

California	27,360	20,281

Total	$116,113	$91,653

EBIT:

Texas	$9,530	$7,010

Arizona	2,204	995

California	3,133	2,311

Corporate and other	(726)	(1,227)

Total	$14,141	$9,089

MERITAGE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended
	March 31,

	2001	2000

	(in thousands)

Amortization of Capitalized Interest:

Texas	$583	$635

Arizona	981	578

California	395	352

Total	$1,959	$1,565

	At	At
	March 31,	December 31,
	2001	2000

	(in thousands)

Assets:

Texas	$110,996	$108,238

Arizona	122,181	102,746

California	59,921	53,723

Corporate	2,350	2,368

Total	$295,448	$267,075

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Hancock Communities Limited Liability Company
HC Builders, Inc.
Phoenix, Arizona

      We have audited the accompanying combined balance sheet of Hancock Communities Limited Liability Company and HC Builders, Inc. (subsidiaries of American West Homes, Inc.) as of December 31, 2000, and the related combined statements of income, owners’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hancock Communities Limited Liability Company and HC Builders, Inc. as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ MCGLADREY & PULLEN, LLP

Las Vegas, Nevada

March 29, 2001

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY

HC BUILDERS, INC.

COMBINED BALANCE SHEETS

March 31, 2001 and December 31, 2000

	March 31,	December 31,
	2001	2000

	(Unaudited)

ASSETS

Cash and cash equivalents	$4,052,958	$5,629,555

Receivables	171,029	148,661

Inventories (Notes 2 and 4)	60,582,885	52,065,517

Property and equipment, net (Note 3)	1,357,799	1,108,649

Deposits on real estate	8,798,840	7,751,660

Deferred tax asset (Note 5)	864,900	478,000

Other assets	537,034	290,274

	$76,365,445	$67,472,316

LIABILITIES AND OWNERS’ EQUITY

Liabilities:

Accounts payable	$3,656,697	$2,320,148

Accrued interest to related parties (Note 4)	1,283,787	806,700

Other accrued expenses	2,810,760	4,308,053

Due to Exeter Holding Company Limited Liability Company (Note 4)	2,752,940	2,781,140

Notes payable, related parties, unsecured (Note 4)	1,890,000	1,890,000

Notes payable to American West Homes, Inc. (Note 4)	36,056,967	28,718,741

Income taxes payable	106,000	106,000

Customer deposits	2,575,052	1,897,870

	51,132,203	42,828,652

Commitments and Contingencies (Note 7)

Owners’ Equity:

Common stock, no par value; authorized 1,000,000 shares; issued and outstanding 1,000 shares	1,000	1,000

Less subscriptions for 1,000 shares	(1,000)	(1,000)

Accumulated deficit	(2,445,091)	(937,258)

Members’ equity	27,678,333	25,580,922

	25,233,242	24,643,664

	$76,365,445	$67,472,316

See Notes to Combined Financial Statements.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY

HC BUILDERS, INC.

COMBINED STATEMENTS OF INCOME

Three Months Ended March 31, 2001 and Year Ended December 31, 2000

	March 31,	December 31,
	2001	2000

	(Unaudited)

Sales of homes	$18,481,092	$183,651,506

Cost of sales (Note 7)	13,547,694	142,015,311

Gross profit	4,933,398	41,636,195

Operating expenses:

Marketing	1,299,712	8,709,211

Warranty	224,328	1,776,671

Closing costs	617,866	7,855,059

General and administrative (Note 7)	2,049,818	11,228,276

Total operating expenses	4,191,724	29,569,217

Income from operations	741,674	12,066,978

Other income (expense):

Interest income	25,600	323,747

Interest expense (Notes 2 and 4)	(284,510)	(620,791)

Other (Note 7)	32,605	127,979

	(226,305)	(169,065)

Net income before income tax benefit	515,369	11,897,913

Income tax benefit (Note 5)	386,900	44,000

Net income	$902,269	$11,941,913

See Notes to Combined Financial Statements.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY

HC BUILDERS, INC.

COMBINED STATEMENTS OF OWNERS’ EQUITY

Three Months Ended March 31, 2001 and Year Ended December 31, 2000

	Common Stock
			Subscriptions	Members’	Accumulated
	Shares	Amount	Receivable	Equity	Deficit	Total

Balance, December 31, 1999	1,000	$1,000	$(1,000)	$14,782,001	$(820,647)	$13,961,354

Net income (loss)	—	—	—	12,058,524	(116,611)	11,941,913

Deemed contribution for bonuses	—	—	—	2,639,126	—	2,639,126

Distributions	—	—	—	(3,898,729)	—	(3,898,729)

Balance, December 31, 2000	1,000	1,000	(1,000)	25,580,922	(937,258)	24,643,664

Net income (loss) (unaudited)	—	—	—	2,410,102	(1,507,833)	902,269

Deemed contribution for bonuses (unaudited)	—	—	—	106,592	—	106,592

Distributions (unaudited)	—	—	—	(419,283)	—	(419,283)

Balance, March 31, 2001 (unaudited)	1,000	$1,000	$(1,000)	$27,678,333	$(2,445,091)	$25,233,242

See Notes to Combined Financial Statements.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY

HC BUILDERS, INC.

COMBINED STATEMENTS OF CASH FLOWS

Three Months Ended March 31, 2001 and Year Ended December 31, 2000

	March 31,	December 31,
	2001	2000

	(Unaudited)
Cash Flows from Operating Activities

Cash received from customers	$19,135,907	$183,529,239

Cash disbursed to subcontractors, suppliers and employees	(25,906,285)	(176,504,473)

Interest received	25,600	323,747

Interest paid, net of interest capitalized	(284,510)	(620,791)

Other income received	32,605	127,979

Net cash (used in) provided by operating activities	(6,996,683)	6,855,701

Cash Flows from Investing Activities

Purchase of property and equipment	(423,477)	(797,630)

Increase in deposits on real estate	(1,047,180)	(1,239,160)

Net cash used in investing activities	(1,470,657)	(2,036,790)

Cash Flows from Financing Activities

Borrowings under notes payable	17,054,976	99,161,893

Repayments on notes payable	(9,716,750)	(97,046,054)

Borrowings from related parties	—	2,290,000

Payments on related party debt	—	(400,000)

Due to (from) parent company, net (payments) receipts	(28,200)	592,459

Distributions	(419,283)	(3,898,729)

Net cash provided by financing activities	6,890,743	699,569

Net (decrease) increase in cash and cash equivalents	(1,576,597)	5,518,480

Cash and Cash Equivalents, beginning	5,629,555	111,075

Cash and Cash Equivalents, ending	$4,052,958	$5,629,555

Reconciliation of Net Income to Net Cash

(Used in) Provided by Operating Activities:

Net income	$902,269	$11,941,913

Loss on abandonment of lease (Note 7)	—	276,145

Depreciation expense	174,327	577,067

Bonuses recorded by parent	106,592	2,639,126

Changes in assets and liabilities:

Increase (decrease) in receivables	(22,368)	725,053

(Increase) in inventories	(8,517,368)	(9,685,465)

(Increase) in other assets	(246,760)	(97,615)

(Increase) in deferred tax assets	(386,900)	(150,000)

Increase in accounts payable and accrued expenses	316,343	1,370,797

Increase (decrease) in customer deposits	677,182	(847,320)

Increase in taxes payable	—	106,000

Net cash (used in) provided by operating activities	$(6,996,683)	$6,855,701

Supplemental Disclosure of Noncash Investing and Financing Activities Seller-financed purchase of inventory (Note 4)	$—	$2,290,000

See Notes to Combined Financial Statements.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY

HC BUILDERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Information with Respect to March 31, 2001 and the Three Months then Ended is Unaudited

Note 1.  Nature of Business and Summary of Significant Accounting Policies

      Hancock Communities Limited Liability Company and HC Builders, Inc. (the Companies) are primarily engaged in the development, construction and sale of single-family homes in Phoenix, Arizona. Segment information is not presented since all of the Companies’ revenue is attributed to a single reportable segment.

      A summary of the Companies’ significant accounting policies follows:

  Basis of presentation

      The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

      In management’s opinion, the accompanying financial statements reflect all material adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim period presented. The results for the interim period are not necessarily indicative of the results which will be reported for the entire year.

  Use of estimates in the preparation of financial statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, such as the allocation of lot development costs and warranty costs, and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of combination

      The combined financial statements include HC Builders, Inc., a wholly owned subsidiary of Exeter Holding Company Limited Liability Company (Exeter) and Hancock Communities Limited Liability Company, a 99% owned subsidiary of Exeter, which is a 55% owned subsidiary of American West Homes, Inc. (American West).

      Hancock Communities Limited Liability Company (Hancock) makes distributions of cash to Exeter, a portion of which is then used to pay bonuses to certain key employees of Hancock. Accordingly, bonuses of $106,592 and $2,639,126 have been recorded as general and administrative expense and as contributions from Exeter in the accompanying financial statements for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000, respectively. In addition, Exeter owes approximately $7,500,000 to American West Homes, Inc. which is not reflected in these financial statements, but which may be satisfied only by distribution from the Companies.

      All material intercompany accounts and transactions are eliminated in combination.

  Balance sheet preparation

      The operations of the Companies involve a variety of real estate transactions and it is not possible to precisely measure the operating cycle of the Companies. The combined balance sheets of the Companies have been prepared on an unclassified basis in accordance with real estate industry practice.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
HC BUILDERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

  Cash and cash equivalents

      For purposes of the balance sheets and the statements of cash flows, the Companies consider all cash accounts, none of which are subject to withdrawal restrictions or penalties, commercial paper with original maturities less than 90 days and money market accounts to be cash equivalents. The Companies maintain cash balances in excess of insured amounts at financial institutions.

  Inventories

      Inventories are carried at the lower of cost or fair value less estimated disposal costs. During the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000, no adjustments to reduce cost to fair value less estimated disposal costs were required. Inventory costs include preacquisition costs, property taxes, interest and insurance incurred during development and construction as well as direct and indirect project costs. Capitalized costs associated with an abandoned project are charged to expense when the project abandonment occurs. The Companies allocate land, land improvements, acquisition and carrying costs using the relative area method. Construction costs are generally allocated using the specific identification method. Capitalized model costs are maintained separately for each subdivision and are expensed on a per unit basis as closings occur.

  Property and equipment

      Office equipment, furniture and leasehold improvements are stated at cost, net of depreciation and amortization. Depreciation is computed primarily on the straight-line method. Office equipment and furniture are primarily depreciated over 5 years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease.

  Advertising expense

      The Companies expense advertising as incurred. Advertising expense for the three months ended March 31, 2001 and the year ended December 31, 2000 was $484,301 (unaudited) and $1,583,451, respectively.

  Revenue recognition

      Revenue from home and property sales is recognized when a closing occurs, which is when payment has been received and title, possession, and other attributes of ownership have been transferred to the buyer and the Companies are not obligated to perform significant activities after the sale. Payments received from customers prior to closing are recorded as deposits.

  Income taxes

      Hancock, with the consent of its members, has elected to be taxed under sections of the federal tax law, which provide that, in lieu of corporation income taxes, the members separately account for the Company’s items of income, deduction, losses, and credits. Therefore, these statements do not include any provision for corporation income taxes for Hancock. Also, no provision has been made for any amounts which may be advanced or paid as dividends to the members to assist in paying personal income taxes on the income of the Company. However, such distributions are likely in the future.

      Deferred taxes for HC Builders, Inc. are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
HC BUILDERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Fair value of financial instruments

      The carrying amounts of financial instruments including cash and cash equivalents, receivables and accounts payable and accrued expenses approximate fair value because of their short maturity.

      The fair value of the related party notes payable and amounts due to Exeter Holding Company Limited Liability Company at March 31, 2001 (unaudited) and December 31, 2000 approximate their carrying values because of their short maturities.

Note 2.  Inventories

      Inventories consisted of the following at:

	March 31,	December 31,
	2001	2000

	(Unaudited)

Land under development	$27,175,904	$22,267,562

Finished lots	8,720,005	11,977,925

Cost of construction and models	24,686,976	17,820,030

	$60,582,885	$52,065,517

      Interest capitalized and expensed is as follows:

	March 31,	December 31,
	2001	2000

	(Unaudited)

Capitalized interest, beginning	$666,718	$738,664

Interest capitalized	758,362	3,762,167

Amortization to cost of home sales	(416,182)	(3,834,113)

Capitalized interest, ending	$1,008,898	$666,718

Total interest incurred	$1,042,872	$4,382,958

Interest capitalized	(758,362)	(3,762,167)

Interest expense	$284,510	$620,791

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
HC BUILDERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 3.  Property and Equipment

      Property and equipment consisted of the following at:

	March 31,	December 31,
	2001	2000

	(Unaudited)

Office equipment	$1,929,380	$1,953,267

Leasehold improvements	296,847	—

Furniture and fixtures	331,407	287,626

	2,557,634	2,240,893

Less: accumulated depreciation	1,199,835	1,132,244

	$1,357,799	$1,108,649

Note 4.  Transactions with Related Parties

  Notes Payable, Related Parties

      In September 2000, the Companies purchased land for $2,290,000 from parties related to the minority member of Hancock. The purchase was financed with a promissory note payable to the seller with a balance outstanding of $1,890,000 at March 31, 2001 (unaudited) and December 31, 2000. The note is due in annual installments of $400,000 plus interest at 9% with the remaining balance due November 2003. The note is secured by land. Interest incurred in connection with this note was approximately $42,500 (unaudited) and $50,000 for the three months ended March 31, 2001 and the year ending December 31, 2000, respectively.

      The Companies have a demand note payable to American West with March 31, 2001 and December 31, 2000 balances of $31,168,470 (unaudited) and $24,581,130, respectively. The note bears interest at 11% and is secured by land under development and finished lots. The Companies also have unsecured notes payable to American West with a total outstanding balance at March 31, 2001 and December 31, 2000 of $4,888,497 (unaudited) and $4,137,611, respectively. These notes bear interest at 15%, and mature at various dates through October 2001. Interest incurred in connection with these notes was approximately $944,000 (unaudited) for the three months ended March 31, 2001 and $4,168,000 for the year ended December 31, 2000.

  Due to Exeter

      The amount due to Exeter is unsecured, due on demand and bears interest at 8%. Interest for the three months ended March 31, 2001 and the year ended December 31, 2000 in connection with this obligation was $56,200 (unaudited) and $164,500, respectively.

Note 5.  Income Taxes

      For the three months ended March 31, 2001 and the year ended December 31, 2000, HC Builders, Inc. had a net loss of $992,175 (unaudited) and $116,611, respectively.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
HC BUILDERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The income tax benefit recorded as a result of continuing operations of HC Builders, Inc. for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000 was as follows:

	March 31,	December 31,
	2001	2000

	(Unaudited)

Current payable (benefit):

U.S. Federal	$—	$84,200

State and local	—	21,800

	—	106,000

Deferred:

U.S. Federal	(282,100)	(119,300)

State and local	(104,800)	(30,700)

	(386,900)	(150,000)

	$(386,900)	$(44,000)

      Deferred tax assets consist of the following components at March 31, 2001 and December 31, 2000.

	March 31,	December 31,
	2001	2000

	(Unaudited)

Warranty reserve	$353,900	$478,000

Loss carryforwards	511,000	—

	$864,900	$478,000

      Management believes it is more likely than not that future operating results will generate sufficient taxable income to realize the deferred tax assets.

      The provision for income taxes for the three months ended March 31, 2001 and the year ended December 31, 2000 differs from the amount obtained by applying the U.S. federal income tax rate to pretax income due to the following:

	March 31,	December 31,
	2001	2000

	(Unaudited)

Computed “expected” tax expense	$180,400	$4,164,000

Income of LLC not subject to corporate tax	(527,600)	(4,205,000)

State taxes, net	(51,600)	(6,100)

Nondeductible expenses and other	11,900	3,100

Income tax benefit	$(386,900)	$(44,000)

Note 6.  Employee Benefit Plan

      Hancock established a 401(k) Plan which covers all qualified employees. Participants may elect to defer from 1% to 15% of their annual compensation up to $10,500. Hancock, at its discretion, may make a matching contribution based on the participant’s deferral in a percentage set by Hancock prior to the end of each plan year. There was no contribution for the three months ended March 31, 2001 (unaudited) and the year ended December 31, 2000.

HANCOCK COMMUNITIES LIMITED LIABILITY COMPANY
HC BUILDERS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 7.  Commitments and Contingencies

      In the normal course of business, the Companies enter into options to purchase land for future developments and finished lots. At March 31, 2001 (unaudited) and December 31, 2000, the Companies have multiple outstanding options that expire at various dates through November 2002.

      The Companies are defendants in various lawsuits in the ordinary course of business including alleged construction defects. In the opinion of management, these matters are not expected to have a significant effect on the Companies’ financial position or results of operations.

      HC Builders, Inc.’s federal income tax returns for the years ended December 31, 1998 and 1999 are currently being examined by the Internal Revenue Service. The results of this examination cannot be determined at this time, but are not expected to have a material affect on the Companies’ financial statements.

      The Companies lease facilities under noncancelable agreements which expire through December 2006.

      During the year ended December 31, 2000 the Companies entered into a new facility lease agreement that is effective March 2001. The lease requires monthly lease payments of approximately $34,000 through February 2006. A $276,145 abandonment loss was recorded during the year ended December 31, 2000 representing the estimated cost of terminating the previous lease agreement.

      The minimum rental commitment as of December 31, 2000 is as follows:

2001	$811,346

2002	552,245

2003	454,459

2004	455,697

2005	456,935

Thereafter	76,190

$2,806,872

      Total rent expense incurred during the three months ended March 31, 2001 and the year ended December 31, 2000 was $277,010 (unaudited) and $864,599, respectively.

      We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on unauthorized information or repre-sentations.

      This prospectus does not offer to sell or solicit an offer to buy any of these notes in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation.

      The information contained in this prospectus is current only as of the date on the cover page. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

Prospectus Summary	1

Risk Factors	13

The Hancock Acquisition	20

Use of Proceeds	22

Capitalization	23

Unaudited Pro Forma Combined Financial Statements	24

Selected Historical Financial Data	32

Management’s Discussion and Analysis of Financial Condition and Results of Operations	35

Market Overview	42

Business	44

Management	53

Certain Relationships and Related Transactions	54

Principal Stockholders	55

Description of Certain Existing Indebtedness	57

Description of the Exchange Notes	59

The Exchange Offer	98

Certain United States Federal Income Tax Considerations	104

Plan of Distribution	111

Legal Matters	111

Experts	112

Available Information	112

Incorporation of Certain Information by Reference	113

Subsidiary Guarantors	113

Index to Financial Statements	F-1

$165,000,000

[MERITAGE CORPORATION LOGO]

9   3/4% Senior Notes due 2011

PROSPECTUS

July 18, 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Under the provisions of the Maryland General Corporation Law, a corporation’s articles may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Meritage’s charter contains a provision limiting the personal liability of officers and directors to Meritage and its stockholders to the fullest extent permitted under Maryland law.

      In addition, the provisions of the Maryland General Corporation Law permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Meritage’s charter provides that it will indemnify its directors, officers, and others so designated by the Board of Directors to the full extent allowed under Maryland law.

      Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, or persons controlling Meritage pursuant to the foregoing provisions, Meritage has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

      (a)  Exhibits:

Exhibit
Number	Description	Page or Method of Filing

2.1	Agreement and Plan of Reorganization, dated as of September 13, 1996, by and among Homeplex, the Monterey Merging Companies and the Monterey Stockholders	Incorporated by reference to Exhibit 2 of Form S-4 Registration Statement No. 333-15937 (“S-4 #333-15937”).
2.2	Agreement of Purchase and Sale of Assets, dated as of May 20, 1997, by and among Monterey, Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon	Incorporated by reference to Exhibit 2 of Form 8-K/A dated June 18, 1997.
2.3	Agreement of Purchase and Sale of Assets, dated as of June 15, 1998, by and among the Company, Sterling Communities, S.H. Capital, Inc., Sterling Financial Investments, Inc., Steve Hafener, and W. Leon Pyle	Incorporated by reference to Exhibit 2.2 of Form 10-Q for the quarterly period ended June 30, 1998.
2.4	Master Transaction Agreement (with Exhibits), dated May 7, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc., HC Builders, Inc. and Hancock Communities, L.L.C.	Incorporated by reference to Exhibit 2.1 of Form 8-K filed May 10, 2001.

Exhibit
Number	Description	Page or Method of Filing

2.4.1	Amendment No. 1 to Master Transaction Agreement and Agreement of Purchase and Sale of Assets, dated May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc., HC Builders, Inc. and Hancock Communities, L.L.C. and American West Homes, Incorporated	Incorporated by reference to Exhibit 2.1 of Form 8-K filed June 6, 2001.
3.1	Restated Articles of Incorporation of the Company	Incorporated by reference to Exhibit 3.2 of Form 10-Q for the quarterly period ended September 30, 1998.
3.2	Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarterly period ended September 30, 1998.
3.3	Amended and Restated Bylaws of the Company	Incorporated by reference to Exhibit 3.3 of Form S-3 #333-58793.
3.4	Articles of Incorporation of Monterey Homes Arizona, Inc.	Previously filed.
3.5	By-Laws of Monterey Homes Arizona, Inc.	Previously filed.
3.6	Articles of Organization of Meritage Paseo Crossing, LLC	Previously filed.
3.7	Articles of Incorporation of Monterey Homes Construction, Inc.	Previously filed.
3.8	By-Laws of Monterey Homes Construction, Inc.	Previously filed.
3.9	Articles of Organization of Meritage Paseo Construction, LLC	Previously filed.
3.9.1	Amendment to Articles of Organization of Meritage Paseo Construction, LLC	Previously filed.
3.10	Articles of Incorporation of Meritage Homes of Arizona, Inc.	Previously filed.
3.11	By-Laws of Meritage Homes of Arizona, Inc.	Previously filed.
3.12	Articles of Incorporation of MTH-Texas GP, Inc.	Previously filed.
3.13	Bylaws of MTH-Texas GP, Inc.	Previously filed.
3.14	Articles of Incorporation of MTH-Texas LP, Inc.	Previously filed.
3.15	Bylaws of MTH-Texas LP, Inc.	Previously filed.
3.16	Certificate of Limited Partnership of Legacy/ Monterey Homes L.P.	Previously filed.
3.16.1	Amendment to Certificate of Limited Partnership of Legacy/ Monterey Homes L.P.	Previously filed.
3.17	Articles of Incorporation of Meritage Homes of Northern California, Inc.	Previously filed.
3.18	Bylaws of Meritage Homes of Northern California, Inc.	Previously filed.
3.19	Articles of Incorporation of Hancock-MTH Builders, Inc.	Previously filed.
3.20	Bylaws of Hancock-MTH Builders, Inc.	Previously filed.
3.21	Articles of Incorporation of Hancock-MTH Communities, Inc.	Previously filed.
3.22	Bylaws of MTH-Communities, Inc.	Previously filed.

Exhibit
Number	Description	Page or Method of Filing

3.23	Certificate of Limited Partnership for Legacy Operating Company, L.P.	Previously filed.
3.24	Articles of Incorporation of Meritage Homes Construction, Inc.	Previously filed.
3.25	By-Laws of Meritage Homes Construction, Inc.	Previously filed.
4.1	Specimen of Common Stock Certificate	Incorporated by reference to Exhibit 4 to the Form 10-K for the year ended December 31, 1996.
4.2	Indenture dated as of May 30, 2001, by and among Meritage Corporation, the Guarantors named therein and Wells Fargo Bank, National Association	Incorporated by reference to Exhibit 4.1 of Form 8-K filed June 6, 2001.
4.3	Form of 9 3/4% Senior Note due June 1, 2011	Incorporated by reference to Exhibit A to Exhibit 4.1 of Form 8-K filed June 6, 2001.
5.1	Form of Opinion for Snell & Wilmer L.L.P. regarding the legality of the securities being registered	Filed herewith.
10.1	$70 Million Borrowing Base Loan Agreement by and among the Company, Norwest Bank, Arizona, N.A. and California Bank and Trust, dated as of September 15, 1999	Incorporated by reference to Exhibit 10.4 to the Form 10-K for the year ended December 31, 1999.
10.1.1	Modification to Loan Agreement with Wells Fargo Bank, Arizona, N.A. and California Bank and Trust, dated as of May 16, 2000	Incorporated by reference to Exhibit 10.1 to the Form 10-Q for the quarterly period ended June 30, 2000.
10.1.2	Second Modification to Loan Agreement with Wells Fargo Bank, Arizona, National Association and California Bank and Trust, dated as of June 1, 2001	Previously filed.
10.2	Modification to Guaranty Bank Loan, dated as of May 19, 1998	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended June 30, 1998.
10.2.1	Modification to Guaranty Bank Loan, dated as of July 31, 1999.	Incorporated by reference to Exhibit 10.4 of Form 10-K for the quarterly period ended December 31, 1999.
10.2.2	Modification to Guaranty Bank Loan, dated as of March 29, 2000	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended March 31, 2000.
10.2.3	Extension of Guaranty Bank Loan, dated as of July 31, 2000	Incorporated by reference to Exhibit 10.2 of Form 10-Q for the quarterly period ended June 30, 2000.
10.2.4	Modification to Guaranty Bank Loan, dated as of July 31, 2000	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended September 30, 2000.
10.2.5	Modification to Guaranty Bank Loan, dated as of May 29, 2001.	Previously filed.
10.3	$3.3 Million Construction Loan Agreement by and between the Company and Compass Bank, dated as of February 10, 2000	Incorporated by reference to Exhibit 10.2 of Form 10-Q for the quarterly period ended March 31, 2000.
10.4	Amended 1997 Stock Option Plan	Incorporated by reference to Exhibit 4.1 of Registration Statement No. 333-39036, filed on June 12, 2000.
10.5	Employment Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit 10.10 to the Form 10-K for the year ended December 31, 1996.

Exhibit
Number	Description	Page or Method of Filing

10.6	Separation and Consulting Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit C of the Form 8-K filed on March 23, 1999.
10.7	Employment Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.11 to the Form 10-K for the year ended December 31, 1996.
10.8	Employment Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit C of the Form 8-K filed on June 18, 1997.
10.9	Stock Option Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit 10.12 of the Form 10-K for the year ended December 31, 1996.
10.10	Stock Option Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.13 of the Form 10-K for the year ended December 31, 1996.
10.11	Stock Option Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit C of the Form 8-K filed on June 18, 1997.
10.12	Registration Rights Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit 10.14 to the Form 10-K for the year ended December 31, 1996.
10.13	Registration Rights Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.15 of the Form 10-K for the year ended December 31, 1996.
10.14	Registration Rights Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit C of the Form 8-K filed on June 18, 1997.
10.15	Escrow and Contingent Stock Agreement	Incorporated by reference to Exhibit 10.16 of the Form 10-K for the year ended December 31, 1996.
10.16	Employment Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.2 of Form 10-Q for the quarterly period ended June 30, 1998.
10.16.1	Amendment to Employment Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.19.1 to the Form 10-K for the year ended December 31, 2000.
10.17	Change of Control Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.3 of Form 10-Q for the quarterly period ended March 30, 2000.
10.18	Change of Control Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit 10.4 of Form 10-Q for the quarterly period ended March 30, 2000.
10.19	Change of Control Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.5 of Form 10-Q for the quarterly period ended March 30, 2000.
10.20	Change of Control Agreement between the Company and Richard T. Morgan	Incorporated by reference to Exhibit 10.6 of Form 10-Q for the quarterly period ended March 30, 2000.
10.21	Registration Rights Agreement, dated as of May 30, 2001 by and among Meritage Corporation, the Guarantors named therein and UBS Warburg LLC and Deutsche Bank Alex. Brown Inc.	Incorporated by reference to Exhibit 10.1 of Form 8-K filed June 6, 2001.
10.22	Employment Agreement, dated as of May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc. and Greg Hancock	Incorporated by reference to Exhibit 10.2 of Form 8-K filed June 6, 2001.
12.1	Computation of Ratio of Earnings to Fixed Charges	Previously filed.
21.1	Subsidiaries of Registrant	Previously filed.
23.1	Consent of KPMG LLP	Previously filed.
23.2	Consent of McGladrey & Pullen, LLP	Previously filed.

Exhibit
Number	Description	Page or Method of Filing

23.3	Consent of Snell & Wilmer L.L.P.	Previously filed.
24.1	Powers of Attorney	Previously filed.
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank Minnesota, National Association	Previously filed.
99.1	Letter of Transmittal and related documents with respect to the Exchange Offer	Filed herewith.

      (b)  Financial Statement Schedules:

Computation of Ratio of Earnings to Fixed Charges filed at Exhibit 12.1.

Item 22.  Undertakings

      The undersigned registrants hereby undertake:

(a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this pre-effective amendment no. 1 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 17, 2001.

MERITAGE CORPORATION

By:	/s/ Larry W. Seay

Larry W. Seay
Chief Financial Officer and
Vice President – Finance

      The following direct and indirect subsidiaries of the registrant will guarantee the debt securities and are co-registrants under this registration statement.

Name of Co-Registrant

Monterey Homes Arizona, Inc.

Meritage Paseo Crossing, LLC (1)
Monterey Homes Construction, Inc.
Meritage Paseo Construction, LLC (2)
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.
Legacy/ Monterey Homes L.P. (3)
Meritage Homes of Northern California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc.
Legacy Operating Company, L.P. (3)

(1) Executed by Monterey Homes Arizona, Inc., as sole member

(2) Executed by Monterey Homes Construction, Inc., as sole member

(3) Executed by MTH-Texas GP, Inc., as general partner

as Guarantors

By:	/s/ Larry W. Seay

Larry W. Seay
Chief Financial Officer and
Vice President – Finance

      Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

ON BEHALF OF MERITAGE CORPORATION:

		Title	Date
Signature

By:	/s/ Steven J. Hilton* Steven J. Hilton	Co-Chairman, Co-Chief Executive Officer and Director	July 17, 2001

By:	/s/ John R. Landon* John R. Landon	Co-Chairman, Co-Chief Executive Officer and Director	July 17, 2001

By:	/s/ Larry W. Seay Larry W. Seay	Chief Financial Officer and Vice President – Finance (Principal Financial Officer and Principal Accounting Officer)	July 17, 2001

By:	/s/ Richard T. Morgan* Richard T. Morgan	Vice President	July 17, 2001

By:	/s/ William W. Cleverly* William W. Cleverly	Director	July 17, 2001

By:	/s/ Robert G. Sarver* Robert G. Sarver	Director	July 17, 2001

By:	/s/ C. Timothy White* C. Timothy White	Director	July 17, 2001

By:	/s/ Raymond Oppel* Raymond Oppel	Director	July 17, 2001

By:	Peter L. Ax	Director	July 17, 2001

*By:	/s/ Larry W. Seay

Larry W. Seay, as
attorney-in-fact.

ON BEHALF OF THE FOLLOWING LISTED CO-REGISTRANTS:

Name of Co-Registrant:

Monterey Homes Arizona, Inc.

Monterey Homes Construction, Inc.
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
Meritage Homes of Northern California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.

		Title	Date
Signature

By:	/s/ Steven J. Hilton* Steven J. Hilton	Co-Chairman, Co-Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2001

By:	/s/ John R. Landon* John R. Landon	Co-Chairman, Co-Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2001

By:	/s/ Larry W. Seay Larry W. Seay	Chief Financial Officer and Vice President – Finance (Principal Financial Officer and Principal Accounting Officer)	July 17, 2001

*By:	/s/ Larry W. Seay

Larry W. Seay, as
attorney-in-fact

ON BEHALF OF THE FOLLOWING LIMITED PARTNERSHIP AND LIMITED LIABILITY COMPANY CO-REGISTRANTS:

Name of Co-Registrant	General Partner or Sole Member of Co-Registrant
Meritage Paseo Crossing, LLC	Monterey Homes Arizona, Inc.
Meritage Paseo Construction, LLC	Monterey Homes Construction, Inc.
Legacy/ Monterey Homes L.P.	MTH-Texas GP, Inc.
Legacy Operating Company, L.P.	MTH-Texas GP, Inc.

		Title	Date
Signature

By:	/s/ Steven J. Hilton* Steven J. Hilton	Co-Chairman, Co-Chief Executive Officer and Director of each: Meritage Homes Arizona, Inc., Monterey Homes Construction, Inc. and MTH-Texas GP, Inc.	July 17, 2001

By:	/s/ John R. Landon* John R. Landon	Co-Chairman, Co-Chief Executive Officer and Director of each: Meritage Homes, Arizona, Inc., Monterey Homes Construction, Inc. and MTH-Texas GP, Inc.	July 17, 2001

By:	/s/ Larry W. Seay Larry W. Seay	Chief Financial Officer and Vice President – Finance of each: Meritage Homes, Arizona, Inc., Monterey Homes Construction, Inc. and MTH-Texas GP, Inc.	July 17, 2001

*By:	/s/ Larry W. Seay

Larry W. Seay, as
attorney-in-fact

INDEX OF EXHIBITS

Exhibit
Number	Description	Page or Method of Filing

2.1	Agreement and Plan of Reorganization, dated as of September 13, 1996, by and among Homeplex, the Monterey Merging Companies and the Monterey Stockholders	Incorporated by reference to Exhibit 2 of Form S-4 Registration Statement No. 333-15937 (“S-4 #333-15937”).
2.2	Agreement of Purchase and Sale of Assets, dated as of May 20, 1997, by and among Monterey, Legacy Homes, Ltd., Legacy Enterprises, Inc., and John and Eleanor Landon	Incorporated by reference to Exhibit 2 of Form 8-K/A dated June 18, 1997.
2.3	Agreement of Purchase and Sale of Assets, dated as of June 15, 1998, by and among the Company, Sterling Communities, S.H. Capital, Inc., Sterling Financial Investments, Inc., Steve Hafener, and W. Leon Pyle	Incorporated by reference to Exhibit 2.2 of Form 10-Q for the quarterly period ended June 30, 1998.
2.4	Master Transaction Agreement (with Exhibits), dated May 7, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc., HC Builders, Inc. and Hancock Communities, L.L.C.	Incorporated by reference to Exhibit 2.1 of Form 8-K filed May 10, 2001.
2.4.1	Amendment No. 1 to Master Transaction Agreement and Agreement of Purchase and Sale of Assets, dated May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc., HC Builders, Inc. and Hancock Communities, L.L.C. and American West Homes, Incorporated	Incorporated by reference to Exhibit 2.1 of Form 8-K filed June 6, 2001.
3.1	Restated Articles of Incorporation of the Company	Incorporated by reference to Exhibit 3.2 of Form 10-Q for the quarterly period ended September 30, 1998.
3.2	Amendment to Articles of Incorporation	Incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarterly period ended September 30, 1998.
3.3	Amended and Restated Bylaws of the Company	Incorporated by reference to Exhibit 3.3 of Form S-3 #333-58793.
3.4	Articles of Incorporation of Monterey Homes Arizona, Inc.	Previously filed.
3.5	Bylaws of Monterey Homes Arizona, Inc.	Previously filed.
3.6	Articles of Organization of Meritage Paseo Crossing, LLC	Previously filed.
3.7	Articles of Incorporation of Monterey Homes Construction, Inc.	Previously filed.
3.8	Bylaws of Monterey Homes Construction, Inc.	Previously filed.
3.9	Articles of Organization of Meritage Paseo Construction, LLC	Previously filed.
3.9.1	Amendment to Articles of Organization of Meritage Paseo Construction, LLC	Previously filed.
3.10	Articles of Incorporation of Meritage Homes of Arizona, Inc.	Previously filed.
3.11	Bylaws of Meritage Homes of Arizona, Inc	Previously filed.

Exhibit
Number	Description	Page or Method of Filing

3.12	Articles of Incorporation of MTH-Texas GP, Inc.	Previously filed.
3.13	Bylaws of MTH-Texas GP, Inc.	Previously filed.
3.14	Articles of Incorporation of MTH-Texas LP, Inc.	Previously filed.
3.15	Bylaws of MTH-Texas LP, Inc.	Previously filed.
3.16	Certificate of Limited Partnership of Legacy/ Monterey Homes L.P	Previously filed.
3.16.1	Amendment to Certificate of Limited Partnership of Legacy/ Monterey Homes L.P	Previously filed.
3.17	Articles of Incorporation of Meritage Homes of Northern California, Inc.	Previously filed.
3.18	Bylaws of Meritage Homes of Northern California, Inc.	Previously filed.
3.19	Articles of Incorporation of Hancock-MTH Builders, Inc.	Previously filed.
3.20	Bylaws of Hancock-MTH Builders, Inc.	Previously filed
3.21	Articles of Incorporation of Hancock-MTH Communities, Inc.	Previously filed.
3.22	Bylaws of MTH-Communities, Inc.	Previously filed
3.23	Certificate of Limited Partnership for Legacy Operating Company, L.P.	Previously filed.
3.24	Articles of Incorporation of Meritage Homes Construction, Inc.	Previously filed.
3.25	By-Laws of Meritage Homes Construction, Inc.	Previously filed.
4.1	Specimen of Common Stock Certificate	Incorporated by reference to Exhibit 4 to the Form 10-K for the year ended December 31, 1996.
4.2	Indenture dated as of May 30, 2001, by and among Meritage Corporation, the Guarantors named therein and Wells Fargo Bank, National Association	Incorporated by reference to Exhibit 4.1 of Form 8-K filed June 6, 2001.
4.3	Form of 9 3/4% Senior Note due June 1, 2011	Incorporated by reference to Exhibit A to Exhibit 4.1 of Form 8-K filed June 6, 2001.
5.1	Form of Opinion for Snell & Wilmer L.L.P. regarding the legality of the securities being registered	Filed herewith.
10.1	$70 Million Borrowing Base Loan Agreement by and among the Company, Norwest Bank, Arizona, N.A. and California Bank and Trust, dated as of September 15, 1999	Incorporated by reference to Exhibit 10.4 to the Form 10-K for the year ended December 31, 1999.
10.1.1	Modification to Loan Agreement with Wells Fargo Bank, Arizona, N.A. and California Bank and Trust, dated as of May 16, 2000	Incorporated by reference to Exhibit 10.1 to the Form 10-Q for the quarterly period ended June 30, 2000.
10.1.2	Second Modification to Loan Agreement with Wells Fargo Bank, Arizona, National Association and California Bank and Trust, dated as of June 1, 2001	Previously filed.
10.2	Modification to Guaranty Bank Loan, dated as of May 19, 1998	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended June 30, 1998.
10.2.1	Modification to Guaranty Bank Loan, dated as of July 31, 1999.	Incorporated by reference to Exhibit 10.4 of Form 10-K for the quarterly period ended December 31, 1999.

Exhibit
Number	Description	Page or Method of Filing

10.2.2	Modification to Guaranty Bank Loan, dated as of March 29, 2000	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended March 31, 2000.
10.2.3	Extension of Guaranty Bank Loan, dated as of July 31, 2000	Incorporated by reference to Exhibit 10.2 of Form 10-Q for the quarterly period ended June 30, 2000.
10.2.4	Modification to Guaranty Bank Loan, dated as of July 31, 2000	Incorporated by reference to Exhibit 10.1 of Form 10-Q for the quarterly period ended September 30, 2000.
10.2.5	Modification to Guaranty Bank Loan, dated as of May 29, 2001.	Previously filed.
10.3	$3.3 Million Construction Loan Agreement by and between the Company and Compass Bank, dated as of February 10, 2000	Incorporated by reference to Exhibit 10.2 of Form 10-Q for the quarterly period ended March 31, 2000.
10.4	Amended 1997 Stock Option Plan	Incorporated by reference to Exhibit 4.1 of Registration Statement No. 333-39036, filed on June 12, 2000.
10.5	Employment Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit 10.10 to the Form 10-K for the year ended December 31, 1996.
10.6	Separation and Consulting Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit C of the Form 8-K filed on March 23, 1999.
10.7	Employment Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.11 to the Form 10-K for the year ended December 31, 1996.
10.8	Employment Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit C of the Form 8-K filed on June 18, 1997.
10.9	Stock Option Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit 10.12 of the Form 10-K for the year ended December 31, 1996.
10.10	Stock Option Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.13 of the Form 10-K for the year ended December 31, 1996.
10.11	Stock Option Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit C of the Form 8-K filed on June 18, 1997.
10.12	Registration Rights Agreement between the Company and William W. Cleverly	Incorporated by reference to Exhibit 10.14 to the Form 10-K for the year ended December 31, 1996.
10.13	Registration Rights Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.15 of the Form 10-K for the year ended December 31, 1996.
10.14	Registration Rights Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit C of the Form 8-K filed on June 18, 1997.
10.15	Escrow and Contingent Stock Agreement	Incorporated by reference to Exhibit 10.16 of the Form 10-K for the year ended December 31, 1996.
10.16	Employment Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.2 of Form 10-Q for the quarterly period ended June 30, 1998.
10.16.1	Amendment to Employment Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.19.1 to the Form 10-K for the year ended December 31, 2000.
10.17	Change of Control Agreement between the Company and Steven J. Hilton	Incorporated by reference to Exhibit 10.3 of Form 10-Q for the quarterly period ended March 30, 2000.
10.18	Change of Control Agreement between the Company and John R. Landon	Incorporated by reference to Exhibit 10.4 of Form 10-Q for the quarterly period ended March 30, 2000.

Exhibit
Number	Description	Page or Method of Filing

10.19	Change of Control Agreement between the Company and Larry W. Seay	Incorporated by reference to Exhibit 10.5 of Form 10-Q for the quarterly period ended March 30, 2000.
10.20	Change of Control Agreement between the Company and Richard T. Morgan	Incorporated by reference to Exhibit 10.6 of Form 10-Q for the quarterly period ended March 30, 2000.
10.21	Registration Rights Agreement, dated as of May 30, 2001 by and among Meritage Corporation, the Guarantors named therein and UBS Warburg LLC and Deutsche Bank Alex. Brown Inc.	Incorporated by reference to Exhibit 10.1 of Form 8-K filed June 6, 2001.
10.22	Employment Agreement, dated as of May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc. and Greg Hancock	Incorporated by reference to Exhibit 10.2 of Form 8-K filed June 6, 2001.
12.1	Computation of Ratio of Earnings to Fixed Charges	Previously filed
21.1	Subsidiaries of Registrant	Previously filed.
23.1	Consent of KPMG LLP	Previously filed.
23.2	Consent of McGladrey & Pullen, LLP	Previously filed.
23.3	Consent of Snell & Wilmer L.L.P.	Previously filed.
24.1	Powers of Attorney	Previously filed.
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank Minnesota, National Association	Previously filed.
99.1	Letter of Transmittal and related documents with respect to the Exchange Offer	Filed herewith.